As filed with the Securities and Exchange Commission on October 31, 1996

                                                      Registration No. 333-10307
================================================================================
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                 ______________

                               AMENDMENT NO. 2 TO


                                      FORM SB-2
                               REGISTRATION STATEMENT
                                        UNDER
                             THE SECURITIES ACT OF 1933
                                 ______________

                              ARMOR HOLDINGS, INC.
                 (Name of small business issuer in its charter)


         Delaware                       3842                      59-3392443
(State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
 of incorporation)              Classification Code Number)  Identification No.)

                                191 Nassau Place Road
                                Yulee, Florida  32097
                                   (904) 261-4035
              (Address and telephone number of principal executive
                    offices and principal place of business)
                                 ______________

                                Warren B. Kanders
                       Chairman of the Board of Directors
                              Armor Holdings, Inc.
                              191 Nassau Place Road
                              Yulee, Florida 32097
                                 (904) 261-4035
            (Name, address and telephone number of agent for service)
                                 ______________

                  Please send copies of all communications to:

                            Robert L. Lawrence, Esq.
                               Kane Kessler, P.C.
                           1350 Avenue of the Americas
                            New York, New York 10019
                                 (212) 541-6222
                                 ______________

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement


      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
                           CALCULATION OF REGISTRATION FEE

=======================================================================================
 Title of Each                         Proposed          Proposed
    Class of                            Maximum          Maximum            Amount of
   Securities          Amount       Offering Price      Aggregate         Registration
to be Registered  to be Registered   Per Share(1)    Offering Price(1)       Fee
---------------------------------------------------------------------------------------
 Common Stock,
 $.01 par value       919,645         $6.94           $6,382,336.20         $2,200.81
=======================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sale prices for the Common Stock on the American Stock Exchange on August 23, 1996, of $6.94 per share for 560,931 shares, and $6.94 per share for 358,714 shares, on October 10, 1996.








      The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                              ARMOR HOLDINGS, INC.

          Cross Reference Sheet Pursuant to Item 501 of Regulation S-B


Registration Statement Items and Headings     Location in Prospectus
-----------------------------------------     ----------------------

1.    Front of Registration Statement and     Facing page of Registration
      Outside Front Cover of Prospectus       Statement; second page of
                                              Registration Statement; outside
                                              front cover page; second page of
                                              Prospectus

2.    Inside Front and Outside Back           Second page of Prospectus; outside
      Cover Pages of Prospectus               back cover page of Prospectus;
                                              Available Information

3.    Summary Information and Risk            Prospectus Summary; Risk Factors;
      Factors                                 Comparative Rights of Shareholders

4.    Use of Proceeds                         Use of Proceeds

5.    Determination of Offering Price         Not Applicable

6.    Dilution                                Risk Factors

7.    Selling Security Holders                Selling Stockholders

8.    Plan of Distribution                    Outside and inside front cover
                                              pages; Prospectus Summary--The
                                              Offering; Plan of Distribution

9.    Legal Proceedings                       Legal Proceedings

10.   Directors, Executive Officers,          Management; Security Ownership of
      Promoters and Control Persons           Certain Beneficial Owners and
                                              Management

11.   Security Ownership of Certain           Security Ownership of Certain
      Beneficial Owners and Management        Beneficial Owners and Management

12.   Description of Securities               Description of Securities

13.   Interest of Named Experts and           Not Applicable
      Counsel

14.   Disclosure of Commission Position       Business--Personal Liability and
      on Indemnification for Securities       Indemnification of Directors and
      Act Liabilities                         Officers

15.   Organization Within Last 5 Years        Risk Factors--Shares Eligible for

                                              Future Sale; Certain Relationships
                                              and Related Transactions

16.   Description of Business                 Business

17.   Management's Discussion and             Management's Discussion and
      Analysis of Financial Condition and     Analysis of Financial Condition
      Results of Operations                   and Results of Operations

18.   Description of Property                 Properties

19.   Certain Relationships and Related       Risk Factors--Shares Eligible for
      Transactions                            Future Sale; Conflicts of
                                              Interest; Certain Relationships
                                              and Related Transactions

20.   Market for Common Equity and            First page of Prospectus;
      Related Stockholder Matters             Prospectus Summary; Risk Factors;
                                              Description of Securities; Market
                                              for Common Stock and Related
                                              Stockholder Matters

21.   Executive Compensation                  Executive Compensation

22.   Financial Statements                    Unaudited Pro Forma Financial
                                              Statements; Financial Statements

23.   Changes In and Disagreements            Not Applicable
      With Accountants on Accounting
      and Financial Disclosure

PROSPECTUS

                              ARMOR HOLDINGS, INC.

                         919,645 Shares of Common Stock


      This Prospectus relates to 919,645 shares of common stock, $.01 par value, (the "Common Stock") of Armor Holdings, Inc., a Delaware corporation (the "Company"), of which: (i) 250,000 shares of Common Stock are being offered by the Company (the "Company Shares"); (ii) 310,931 shares of Common Stock are being offered by Ivers-Lee Corporation ("Ivers-Lee"); and (iii) 358,714 shares are being offered by Key Bank of Wyoming ("Key Bank"). The Company issued to Ivers-Lee 310,931 shares of Common Stock (the "NIK Shares") as consideration for the purchase by the Company of certain assets of the NIK Public Safety Product Line ("NIK Public Safety") from Ivers-Lee. NIK Public Safety is the leading manufacturer and distributor of portable narcotic identification kits used for the identification of narcotic substances by law enforcement agencies. In addition, NIK Public Safety distributes the Flex-Cuf restraint, a patented disposable restraint manufactured by Thomas & Betts, as well as specimen collection kits, evidence collection kits and tamper guard evidence tape. In connection with the Company's acquisition of substantially all of the assets of Defense Technology Corporation of America, a Wyoming corporation, the Company, among other things, issued to Key Bank 358,714 shares of Common Stock (the "Key Bank Shares") as consideration for the release by Key Bank of its security interest in substantially all of the assets of DTCoA. Key Bank held such security interest pursuant to credit facilities previously made available to DTCoA by Key Bank in the amounts of $3,000,000 (the "$3,000,000 Facility") and $1,000,000 (the "1,000,000 Facility"). DTCoA is a leading manufacturer and distributor of less-than-lethal products including pepper sprays, distraction devices, flameless expulsion grenades, specialty impact munitions and dry powdered oleoresin capsicum to law enforcement agencies and military services in the United States and abroad. DTCoA, which is based in Casper, Wyoming, also distributes other similar products including gas masks, riot helmets and gun holsters.

      The NIK Shares and the Key Bank Shares will be offered or sold for the account of Ivers-Lee and Key Bank, respectively, (hereinafter, at times, the "Selling Stockholders"). See "Selling Stockholders." The Company Shares will be offered or sold for the account of the Company.


      The Selling Stockholders and/or the Company may be deemed to be "underwriters" as that term is defined in the Securities Act. The Selling Stockholders and the Company may offer the NIK Shares, the Key Bank Shares and the Company Shares, respectively, for sale from time to time, and, if and when offers and/or sales are made, such offers and/or sales may be made through customary brokerage channels through broker-dealers acting as principals who may then resell the NIK Shares, the Key Bank Shares and the Company Shares, as the case may be, on the American Stock Exchange or on such other market as the shares of the Company's Common Stock may then be trading. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Company and the Selling Stockholders (which compensation as to any particular broker-dealer may be in excess of customary commissions). Sales may be at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, or by a combination of such methods. The period of distribution of the NIK Shares, the Key Bank Shares and the Company Shares may occur over an extended period of time. The Selling Stockholders will pay or assume brokerage commissions or discounts incurred in the sale of any of the NIK Shares and the Key Bank Shares. The Company will pay or assume brokerage commissions or discounts incurred in connection with the sale of the Company Shares. See "Selling Stockholders."



      The Common Stock is traded on the American Stock Exchange under the symbol "ABE." On October 28, 1996, the closing price of the Common Stock on the American Stock Exchange was $6.94.


                    ______________________________________

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
             IMMEDIATE SUBSTANTIAL DILUTION.  SEE "RISK FACTORS."

                    ______________________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 31, 1996.

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form SB-2 (together with any amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes an integral part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations promulgated by the SEC. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration

Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. Such periodic reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such periodic reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, 1376 Peachtree Street, N.E., Suite 788, Atlanta, Georgia 30367 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

      The Company's Common Stock is traded on the American Stock Exchange under the symbol "ABE." Periodic reports, proxy statements and other information filed with the SEC can also be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                           REPORTS TO SECURITY HOLDERS

      The Company intends to furnish its stockholders with annual reports for each fiscal year ending December 31, containing audited financial statements and the Company may also provide unaudited quarterly or other interim reports as it deems appropriate.

                           INCORPORATION BY REFERENCE

      The Company will provide, without charge, to each person who receives a Prospectus, upon the written request of such person, a copy of any document incorporated by reference into this Prospectus, and all exhibits and amendments thereto, including the financial statements and schedules, as filed with the SEC. Written requests for such copies should be directed to the Company's Corporate Secretary at c/o Armor Holdings, Inc., 191 Nassau Place Road, Yulee, Florida 32097, (904) 261-4035.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION....................................................  iii

REPORTS TO SECURITY HOLDERS..............................................  iii

INCORPORATION BY REFERENCE...............................................  iii

PROSPECTUS SUMMARY.......................................................    1

RISK FACTORS.............................................................    7

USE OF PROCEEDS..........................................................   14

SELLING STOCKHOLDERS.....................................................   15

NIK ACQUISITION..........................................................   15

DTCoA ACQUISITION........................................................   17

UNAUDITED PROFORMA FINANCIAL STATEMENTS.................................. PF-1

PLAN OF DISTRIBUTION.....................................................   20

LEGAL PROCEEDINGS........................................................   21

MANAGEMENT...............................................................   22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT...........................................................   28

DESCRIPTION OF SECURITIES................................................   31

BUSINESS.................................................................   32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS......................................   44


PROPERTIES...............................................................   47



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................   48

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS..................  49




EXECUTIVE COMPENSATION...................................................  51



LEGAL MATTERS............................................................  60



EXPERTS..................................................................  60



ADDITIONAL INFORMATION...................................................  60


FINANCIAL STATEMENTS.....................................................  F-1

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by reference to the more detailed information, including the Company's financial statements (including the notes thereto), appearing elsewhere in this Prospectus. Terms used but not defined in this Prospectus Summary have the meanings ascribed to them elsewhere in this Prospectus. Cross references in this Prospectus are to the captions of sections of this Prospectus.

                                  The Company

         The Company's predecessor was incorporated in January 1969, under the laws of the State of New York under the name American Body Armor & Equipment, Inc. (the "New York Corporation"). In February 1983, the New York Corporation moved its operation to Florida. Effective January 1, 1984, the New York Corporation was merged with and into Armour of Fernandina Beach, Inc. ("Armour"), a Florida corporation incorporated in October 1980, which prior to such merger (the "Armour Merger") had been a separate but affiliated entity of the New York Corporation. Pursuant to the Armour Merger, Armour remained as the surviving entity and subsequently changed its name to American Body Armor & Equipment, Inc. ("ABA"). On August 21, 1996 (the "Effective Time"), in order to effect a change in domicile from Florida to Delaware (the "Reincorporation"), ABA was merged with and into Armor Holdings, Inc., a Delaware corporation. Prior to the Effective Time, Armor Holdings, Inc. had been a wholly-owned subsidiary corporation of ABA organized for the purpose of effecting the Reincorporation. At the Effective Time, Armor Holdings, Inc. (the "Company") became the surviving entity of the merger pursuant to which the Reincorporation was completed. The merged entity is governed by the Delaware General Corporation Law ("DGCL") and the certificate of incorporation (the "Charter") and bylaws of the Company.

         Since its founding, the Company has been engaged in the development, manufacture and distribution of bullet and projectile resistant garments, including bullet resistant and sharp instrument penetration resistant vests, bullet resistant blankets, bomb disposal suits and helmets, bomb protection and disposal equipment and load bearing vests. In addition to these products, the Company develops, manufactures and distributes other ballistic protection and security equipment, including explosive ordnance device ("EOD") handling and detection equipment, EOD suppression and disposal equipment, helmets, face masks, shields, hard armor ballistic plates, customized armor for vehicles and other custom armored products. The Company's products are used by, among others, police and other law enforcement and security personnel as well as the military. The Company's products are sold through a nationwide independent sales representative and distributor network primarily to international and domestic law enforcement agencies, the United States military, various federal government agencies, federal and state correctional facilities, highway patrols and sheriffs' departments.


         The Company manufactures two basic types of body armor: (i) concealable armor, which is generally intended to be worn beneath the user's clothing; and
(ii) tactical armor, which is worn externally and is designed to protect more coverage area and defeat higher level ballistic threats incorporating ballistic hard armor plates.

         The Company manufactures and distributes a wide range of products, including explosive ordnance disposal and handling equipment, bomb disposal suits, bomb protection blankets and letter bomb suppression pouches; knife resistant vests designed primarily for use by personnel in correctional facilities and other law enforcement employees who are exposed to threats from sharp instruments; and a variety of hard armor and ballistic shields, as well as upgrade armor plates. The Company manufactures a variety of specialty products, including non-ballistic load bearing vests, armored press vests, executive vests, raincoats and fireman turnout coats. The Company also manufactures specialty armor applications for vehicles and aircraft, as well as armor for stationary protection. In addition, the Company has the exclusive rights in the United States to distribute Gallet(R) helmets and the non-exclusive rights to distribute Scanna(R) letter bomb and Madis(R) car bomb detectors.

         The Company's business strategy is twofold: (i) to increase its channels of distribution through internal growth and strategic acquisitions; and
(ii) to increase channel utilization by expanding the number of products and services offered. The Company believes that internal growth and strategic acquisitions will enable the Company to leverage its existing infrastructure and operations to achieve improved operating margins.

         As part of its acquisition strategy, on July 15, 1996, and September 30, 1996, respectively, the Company purchased certain assets of the NIK Public Safety Product Line ("NIK Public Safety") from Ivers-Lee Corporation and substantially all of the assets of Defense Technology Corporation of America, a Wyoming corporation ("DTCoA").

         NIK Public Safety is the leading manufacturer and distributor of portable narcotic identification kits used for the identification of narcotic substances by law enforcement agencies. In addition, NIK Public Safety distributes the Flex-Cuf restraint, a patented disposable restraint manufactured by Thomas & Betts, as well as specimen collection kits, evidence collection kits and tamper guard evidence tape. See "Risk Factors-Rapid Growth Through Acquisitions" and "NIK Acquisition."

         DTCoA is a leading manufacturer and distributor of less-than-lethal products including pepper sprays, distraction devices, flameless expulsion grenades, specialty impact munitions and dry powdered oleoresin capsicum to law enforcement agencies and military services in the United States and abroad. DTCoA, which is based in Casper, Wyoming, also distributes other similar products including gas masks, riot helmets and gun holsters. See "Risk Factors-Rapid Growth Through Acquisitions" and "DTCoA Acquisition."


         The Company maintains its executive offices at 191 Nassau Place Road, Yulee, Florida 32097. Its telephone number is (904) 261-4035.

                                  The Offering

         This Prospectus relates to 919,645 shares of common stock, $.01 par value, (the "Common Stock") of Armor Holdings, Inc., a Delaware corporation (the "Company"), of which: (i) 250,000 shares of Common Stock are being offered by the Company (the "Company Shares"); (ii) 310,931 shares of Common Stock are being offered by Ivers-Lee Corporation ("Ivers-Lee"); and (iii) 358,714 shares are being offered by Key Bank of Wyoming ("Key Bank"). The Company issued to Ivers-Lee 310,931 shares of Common Stock (the "NIK Shares") as consideration for the purchase by the Company of certain assets of the NIK Public Safety Product Line ("NIK Public Safety") from Ivers-Lee. NIK Public Safety is the leading manufacturer and distributor of portable narcotic identification kits used for the identification of narcotic substances by law enforcement agencies. In addition, NIK Public Safety distributes the Flex-Cuf restraint, a patented disposable restraint manufactured by Thomas & Betts, as well as specimen collection kits, evidence collection kits and tamper guard evidence tape. In connection with the Company's acquisition of substantially all of the assets of Defense Technology Corporation of America a Wyoming corporation, the Company, among other things, issued to Key Bank 358,714 shares of Common Stock (the "Key Bank Shares") as consideration for the release by Key Bank of its security interest in substantially all of the assets of DTCoA. Key Bank held such security interest pursuant to credit facilities previously made available to DTCoA by Key Bank in the amounts of $3,000,000 (the "$3,000,000 Facility") and $1,000,000 (the "1,000,000 Facility"). DTCoA is a leading manufacturer and distributor of less-than-lethal products including pepper spray, distraction devices, flameless expulsion grenades, specialty impact munitions, and dry powdered oleoresin capsicum to law enforcement agencies and military services in the United States and abroad. DTCoA, which is based in Casper, Wyoming, also distributes other similar products including gas masks, riot helmets and gun holsters. See "Risk Factors-Rapid Growth Through Acquisition," "NIK Acquisition" and "DTCoA Acquisition."

         The NIK Shares and the Key Bank Shares will be offered or sold for the account of Ivers-Lee and Key Bank, respectively. See "Selling Stockholders." The Company Shares will be offered or sold for the account of the Company.


         There are, as the October 28, 1996, 7,827,129 shares of Common Stock outstanding (including the 310,931 shares issued to Ivers-Lee and the 358,714 shares issued to Key Bank), outstanding options to purchase an additional 1,367,033 shares, and 39,886 shares of Common Stock are reserved for issuance upon conversion of the Company's 3% Convertible, $1.00 stated value Preferred Stock (the "Old Preferred Stock") by holders who have not yet submitted their shares of Old Preferred Stock for conversion. In addition, 2,300,000 shares of Common Stock are reserved for issuance upon conversion to Common Stock of the Company's 5% Convertible Subordinated Notes due April 30, 2001. See "Risk Factors-5% Convertible Notes." The NIK Shares, the Key Bank Shares and the

Company Shares constitute approximately 4%, 4.6% and 3.1%, respectively, of all shares of the Company's outstanding Common Stock (without giving effect to the exercise of outstanding options and the conversion of the Old Preferred Stock). The sale of the NIK Shares, the Key Bank Shares and the Company Shares by the Selling Stockholders and the Company, respectively, if and when made, may be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Stockholders and/or the Company, or through broker-dealers acting as principals who may then resell the NIK Shares, the Key Bank Shares and the Company Shares on the American Stock Exchange or such other market as the Company's Common Stock may then be trading on, or otherwise, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the Company and/or the purchasers of the NIK Shares, the Key Bank Shares or the Company Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to any particular broker-dealer may be in excess of customary commissions); sales may be at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, or by a combination of such methods.


                               Offering Summary

Securities Offered                 Up to 919,645 shares of Common Stock.  See
                                   "Description of Securities."

Securities Outstanding Prior to    7,827,129 shares of Common Stock(1)(2)(3)(4)
the Sale of the NIK Shares, the
Key Bank Shares and the Company
Shares

Securities Outstanding After the   8,077,129 shares of Common Stock(1)(2)(3)(4)
the Sale of the NIK Shares, the
Key Bank Shares and the Company
Shares

Use of Proceeds                    The net proceeds from the sale of the NIK
                                   Shares will be received by Ivers-Lee as
                                   consideration for the sale of the NIK Assets by Ivers-Lee to the Company. The Company will receive no proceeds from the sale of the NIK
                                   Shares. However, Ivers-Lee has a contractual obligation pursuant to the Asset Purchase
                                   Agreement to pay certain amounts to the
                                   Company if and when net proceeds realized by Ivers-Lee from the sale of the NIK Shares exceeds a threshold amount. Any such proceeds paid by Ivers-Lee to the Company from the sale of the NIK Shares will be used by the Company for working capital purposes. The net proceeds from the sale of the Key Bank Shares will be received by Key Bank as consideration for the release of its security interest in substantially all of the assets of DTCoA. The Company will receive no proceeds from the sale of the Key Bank Shares. The net proceeds realized by the Company from the sale of the Company Shares will be used by the Company for working capital purposes. See "Use of Proceeds," "NIK Acquisition" and "DTCoA Acquisition."

American Stock Exchange
     Symbol-Common Stock           ABE


(1) Excludes outstanding options to purchase 814,533 shares of Common Stock, which shares are reserved for issuance, under the Company's 1994 Incentive Stock Plan, and up to 1,500,000 and 300,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan (the "1996 Plan") and the Company's 1996 Non-Employee Directors Stock Option Plan (the "1996 Directors Plan"), respectively. To date, there are 150,000 outstanding options to purchase shares under the 1996 Plan and 100,000 shares reserved for issuance pursuant to options to be granted in the future under the 1996 Plan to certain employees of the Company and its subsidiary,

     Defense Technology Corporation of America, a Delaware corporation. There are, to date, outstanding options to purchase 225,000 shares under the 1996 Directors Plan. Also excludes non-plan, non-qualified options to purchase a total of 102,500 shares of Common Stock, which shares are reserved for issuance.

(2) Does not give effect to 300,000 shares of Common Stock issuable upon exercise of an option held by Richmont Capital Partners I, L.P. See "Risk Factors - Exercise of Outstanding Options May Have Dilutive Effect on Market."

(3) Does not give effect to 39,886 shares of Common Stock reserved for issuance upon conversion of the Old Preferred Stock.

(4) Does not give effect to 2,300,000 shares of Common Stock reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Notes due April 30, 2001.

                                  Risk Factors

         The securities offered hereby involve a high degree of risk. The information presented under the caption "Risk Factors" in this Prospectus should be carefully considered. Risk factors to be considered include, but are not limited to, the following: (i) a reliance on governmental spending; (ii) risks inherent in doing business internationally; (iii) products liability; (iv) competition and technical obsolescence of the Company's products; (v) the ability of the Company to protect its proprietary know-how and products liability; (vi) competition and technical obsolescence of the Company's products; (vii) the ability of the Company to protect its proprietary know-how and trade secrets, as well as the development of other companies of more effective technologies which render the Company's trade secrets obsolete; (viii) negative economic factors which threaten the Company's solvency in light of its prior bankruptcy; (ix) the ability of the Company to carry out its acquisition strategy and integrate and manage businesses which it acquires; (x) the ability of the Company to obtain additional financing; (xi) the ability of the Company to redeem its 5% Convertible Subordinated Notes due 2001 (the "Notes") in the event the holders thereof elect not to convert such Notes into shares of Common Stock; (x) the control over the Company by certain shareholders; (xiii) the Company's reliance upon certain key personnel; (xiv) the potential antitakeover effect of certain provisions of the Company's Charter; (xv) the dilutive effect on the Company's stockholders of sales of the NIK Shares, the Key Bank Shares, the Company Shares and other shares of Common Stock held by the certain third parties (including DTCoA), as well as the exercise of outstanding options to purchase the Company's Common Stock and the conversion of the Notes into Common Stock; (xvi) the lack of dividends paid on the Common Stock; (xvii) the volatility of the market price for the Common Stock; (xviii) the reservation of issuance of a substantial number of shares of Common Stock; and (xix) potential sales pursuant to Rule 144. See "Risk Factors."

                                  RISK FACTORS

      The securities offered in this Prospectus involved a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. Accordingly, prospective investors should consider carefully the following factors, in addition to the other information concerning the Company and its business contained in this Prospectus.

Concentration of Business Activities; Reliance Upon Governmental Spending

      The Company's products are sold nationally and internationally, primarily to law enforcement agencies and military services. Sales to domestic law enforcement agencies, including government, security and intelligence agencies, police departments, federal and state correctional facilities and highway patrol and sheriffs' departments comprise the largest portion of the Company's business. Accordingly, any substantial reduction in governmental spending or change in emphasis in defense and law enforcement programs would have a material adverse effect on the Company's business.

International Sales

      The Company's expansion plans and its current sales are subject to certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade restrictions, export licenses, difficulties in staffing and managing foreign operations, political instability, insurrection and other political risks, fluctuations in currency exchange rates, limitations on technology imports, delays from custom brokers or government agencies and potentially adverse tax consequences any or all of which could adversely impact the success of the Company's planned international business expansion, as well as the current level of sales the Company presently enjoys. There can be no assurances that these or other factors will not have an adverse affect on the Company's business generally.

Product Liability

      The products manufactured by the Company are used in applications where the failure of such products could result in serious personal injury and death. The Company maintains product liability insurance in the amount of $15,000,000 per occurrence and $15,000,000 in the aggregate, excluding legal fees, which are borne by the insurance carriers, less a deductible of $25,000. There is no assurance that these amounts would be sufficient to cover the payment of any potential claim. In addition, there is no assurance that this or any other insurance coverage will continue to be available or, if available, that the Company will be able to obtain it at a reasonable cost. Any substantial uninsured loss would have to be paid out of the assets of the Company and may have a material adverse effect on the Company's financial condition and operations. In addition, the inability to obtain product liability coverage would prohibit the

Company from bidding for orders for certain municipal customers since, at present, many municipal bids require such coverage, and any such inability would have a material adverse effect on the Company's financial condition and results of operations.

Competition/Technical Obsolescence

      The industry in which the Company does business is highly competitive and the Company competes with a number of companies that are as established as the Company. In addition, the Company's competitors may develop and/or improve their products in which event the Company's products may be rendered obsolete or less marketable. Although the Company is not aware of any new materials or products that have recently been or will soon be introduced into the market which might render the Company's products obsolete and result in a loss of its market share, no assurances can be given that such materials and products will not be developed or introduced into the market in the future. In addition, as manufacturing technology changes, there can be no assurance that the Company will continue to be able to manufacture its products at competitive prices.

Patent Protection and Proprietary Information

      Several of the products manufactured and sold by the Company are subject to manufacturing processes for which the Company holds United States and foreign patents. The Company also relies on trade secrets, proprietary know-how and technological innovation to develop and maintain its competitive position. There can be no assurance that the patents will protect the Company from competing technology or that, insofar as it relies on trade secrets and unpatented technology, others will not independently develop similar technology or that secrecy will not be breached. See "Business-Patent Protection and Proprietary Information."

Prior Bankruptcy of the Company and Other Legal Matters

      In May 1992, the Company filed for relief under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filing was the result of a general decline in the Company's operations, which included significant operating losses in 1989 and 1991, and the inability to collect a $1.5 million receivable related to the shipment of vests to a Middle East customer in April 1991. The Company emerged from bankruptcy protection effective September 20, 1993, upon confirmation by the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division (the "Bankruptcy Court") of the Company's Third Amended and Restated Plan of Reorganization (the "Plan of Reorganization"). Despite the Company's emergence from bankruptcy protection, there can be no assurance that the Company will not experience further operating losses or be susceptible to other negative economic factors which may adversely affect the Company's future performance.

Rapid Growth Through Acquisitions

      The Company plans to grow largely through acquisition and is therefore actively evaluating investments in operating businesses. The Company intends to diversify through acquisition and expand its business operations through the consolidation of one or more companies in the same or similar businesses, including those that manufacture and/or supply products or services to law enforcement, military and certain sectors of the security services industry.

      On July 15, 1996, the Company, through its newly formed wholly-owned subsidiary NIK Public Safety, Inc., a Delaware corporation ("NIK") acquired certain assets (the "NIK Assets") of the NIK Public Safety Product Line ("NIK Public Safety") from Ivers-Lee Corporation ("Ivers-Lee"). NIK Public Safety is the leading manufacturer and distributor of portable narcotic identification kits used for the identification of narcotic substances by law enforcement agencies. In addition, NIK Public Safety distributes the Flex-Cuf restraint, a patented disposable restraint manufactured by Thomas & Betts, as well as specimen collection kits, evidence collection kits and tamper guard evidence tape. See "NIK Acquisition."

      On September 30, 1996, the Company, through its newly formed wholly-owned subsidiary Defense Technology Corporation of America, a Delaware corporation ("DTC") acquired substantially all of the assets (the "DTCoA Assets") of Defense Technology Corporation of America, a Wyoming corporation ("DTCoA"), based in Casper, Wyoming. DTCoA is a leading manufacturer and distributor of less-than-lethal products including pepper sprays, distraction devices, flameless expulsion grenades, specialty impact munitions and dry powdered oleoresin capsicum to law enforcement agencies and military services in the

United States and abroad. In addition, DTCoA distributes other similar products including gas masks, riot helmets and gun holsters. See "DTCoA Acquisition."

      While the Company intends to grow aggressively through acquisition, there can be no assurances that the Company will: (i) be able to identify and/or acquire other suitable acquisition candidates on acceptable terms; (ii) be successful in managing the combined operations of the entities acquired; or
(iii) be able to effectively and profitably integrate acquired operations into its business. Additionally, there can be no assurances that any future acquisitions will not have a material adverse effect on the Company's operating results, particularly during the period immediately following such acquisitions. See "Business."

5% Convertible Subordinated Notes

      On April 30, 1996, the Company completed a private placement of its 5% Convertible Subordinated Notes due April 30, 2001 (the "Notes") pursuant to which $11,500,000 aggregate principal amount of Notes were sold by the Company under a Convertible Subordinated Note Purchase Agreement dated as of April 30, 1996 (the "Convertible Subordinated Note Purchase Agreement"). The following description of the Note offering, the Convertible Subordinated

Note Purchase Agreement and the Notes is not intended to be complete and is qualified in its entirety by the complete texts of the form of Convertible Subordinated Note Purchase Agreement and the form of Note.

      The Notes bear interest at 5% per annum, mature five years from the date of issuance, and are subordinated to all existing and future Senior Indebtedness of the Company, as defined and as more fully set forth in the Convertible Subordinated Note Purchase Agreement. In addition, the Notes may be convertible into shares of Common Stock of the Company at the option of the holder thereof at any time prior to the maturity date at a conversion price of $5.00 per share, subject to adjustment as set forth in the Convertible Subordinated Note Purchase Agreement.


      The Company may redeem the Notes at par at any time two years after issuance, or at any time after their issuance if the closing price of the Common Stock is equal to or exceeds $7.50 per share for ten consecutive trading days and the shares of Common Stock underlying the Notes have been registered under the Securities Act. In the event the Company elects to redeem the Notes, the holders of the Notes will have the option to convert the Notes into shares of the Company's Common Stock at a conversion price of $5.00 per share prior to such redemption, subject to adjustment as set forth in the Convertible Subordinated Note Purchase Agreement.


      The Company presently expects that the Notes will be converted to Common Stock (dilutive to common stockholders). In the event that the Notes are not converted, the Company will require additional financing to repay the Notes upon their maturity on April 30, 2001. There can be no assurances that the Company will be able to obtain adequate replacement financing on terms acceptable to it or at all.

Need For Additional Financing

      As of May 1, 1996, the Company reduced its credit facility with LaSalle Business Credit, Inc. ("LaSalle") to a zero balance. Effective June 30, 1996, the financing agreement with LaSalle expired and was not renewed. The Company believes that income from operations and the proceeds from the Notes will be sufficient to finance its business in the normal course. The Company may require additional financing to pursue its growth through acquisitions and if such financing is required, there are no assurances that financing will be available, or if available, that it can be obtained on terms favorable to the Company, or that such financing will not be dilutive to stockholders. The Company has a commitment letter dated October 3, 1996 from Barnett Bank for making available to the Company a revolving credit facility of up to $10,000,000 for working capital purposes. As of October 28, 1996, the Company is engaged in discussions with Barnett Bank regarding the terms of such loan facility. It is currently contemplated that the loan facility will be secured by the Company's and its subsidiaries' inventory and accounts receivable and guaranteed by the Company's subsidiaries. See "Business."

Control By Certain Stockholders

      Kanders Florida Holdings, Inc. ("KFH") owns in the aggregate 4,496,037 shares of the Company's Common Stock. Such shares are deemed to be beneficially owned by Warren B. Kanders because he is the sole stockholder and sole director of KFH. In addition, Mr. Kanders, who is the Chairman of the Board of Directors of the Company, owns 29,141 shares individually. Such shares collectively represent approximately 57.8% of the Company's outstanding shares of Common Stock. KFH has the practical ability to control the election of all of the members of the Company's Board of Directors and to otherwise exercise control over the business, policies and affairs of the Company. The Company's Certificate of Incorporation (the "Charter") does not provide for cumulative voting rights with respect to the election of directors. The board members appointed by KFH would have the ability to veto any proposed action, control any matter presented at a special meeting and resolve any conflict of interest. See "Security Ownership of Certain Beneficial Owners and Management."

Reliance Upon Key Personnel

      The Company is substantially dependent upon the personal efforts and abilities of Warren B. Kanders, Chairman of the Board of Directors, and Jonathan
M. Spiller, the President and Chief Executive Officer of the Company. Should either of these two members of the Company's senior management be unable or unwilling to continue in their present roles, or should such persons determine to enter into competition with the Company, the Company's business could be adversely affected. Because of the relatively small size of the Company, the loss of a senior executive may have a materially adverse effect upon the Company until a suitable replacement can be found. See "Management" and "Business."

Potential Antitakeover Effect of Certain Charter Provisions

      The Company has 42,172,871 shares of authorized and unissued Common Stock which could be issued to a third party selected by current management or used as the basis for a stockholders' rights plan, which could have the effect of deterring a potential acquiror. The ability of the Company's Board of Directors to establish the terms and provisions of different series of preferred stock may discourage unsolicited takeover bids from third parties.

Shares Eligible for Future Sale

      Sales of substantial numbers of shares of Common Stock in the public market in the future could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. The Company intends to register under the Securities Act 250,000 shares of its Common Stock, which it plans to offer to the public to raise additional working capital. The 5,849,183 shares of Common Stock owned by officers and directors as a group may be sold from time to time subject to the restrictions contained in Rule 144 under the Securities Act or pursuant to a separate registration statement. Ordinarily, under Rule 144, a person having held restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker, an amount equal to the greater of 1% of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale.

      As part of the Company's acquisition strategy, the Company anticipates issuing and registering under the Securities Act shares of its Common Stock. Since the Company's acquisition strategy contemplates the issuance of shares of Common Stock, the number of outstanding shares of Common Stock that are likely to be eligible for sale in the future is likely to increase substantially. The Company issued to Ivers-Lee 310,931 shares of Common Stock to pay for the NIK Assets. The Company issued to DTCoA 270,728 shares of Common Stock, delivered $1,000,000 in cash and assumed certain liabilities as payment for the DTCoA Assets. In connection with the acquisition of the DTCoA Assets, the Company entered into the Key Bank Letter Agreement (as hereinafter defined) pursuant to which, among other things, it issued to Key Bank of Wyoming ("Key Bank") the Key Bank Shares (as hereinafter defined) as consideration for the release by Key Bank of its security interest in substantially all of the assets of DTCoA.


      In addition, as of October 28, 1996, 1,467,033 shares of Common Stock were reserved for issuance upon the exercise of all stock options. Of this amount, 1,367,033 stock options were outstanding as of October 28, 1996. Of the outstanding stock options, 814,533 shares were reserved for issuance upon the exercise of options granted pursuant to the Company's 1994 Incentive Stock

Plan (the "1994 Incentive Stock Plan"). The shares issuable upon exercise of these options have been registered under the Securities Act. In addition, 150,000 shares of Common Stock were reserved for issuance upon the exercise of options granted pursuant to the Company's 1996 Stock Option Plan (the "1996 Plan"). The shares issuable upon exercise of these options have not been registered under the Securities Act. In addition, 402,500 shares of Common Stock were reserved for issuance upon the exercise of non-qualified stock options issued to Richmont Capital Partners I, L.P., the beneficial holder of 8.2% of the Company's Common Stock ("Richmont"), and certain employees of the Company, including Jonathan M. Spiller, the President and Chief Executive Officer of the Company. In addition, 39,886 shares of Common Stock are reserved for issuance upon conversion of the Company's 3% Convertible, $1.00 stated value Preferred Stock (the "Old Preferred Stock") by holders who have not yet submitted their shares of Old Preferred Stock for conversion and 2,300,000 shares of Common Stock are reserved for issuance upon conversion of the Notes. See "Risk Factors-5% Convertible Subordinated Notes," "Plan of Distribution" and "Certain Relationships and Related Transactions."


Exercise of Outstanding Options May Have Dilutive Effect on Market

      There are presently outstanding options to purchase up to 300,000 shares of the Company's Common Stock, at a price of $7.50 per share, subject to adjustment, for a term of up to ten years, which are held by Richmont (the "Richmont Options"). The Richmont Options provide an opportunity for Richmont to profit from a rise in the market price of the Common Stock, with resulting dilution in the ownership interest in the Company held by the then present stockholders. Richmont would most likely exercise them and purchase the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by the Richmont Options, in which event the terms on which the Company may be able to obtain additional capital would be adversely affected. At the present time, neither the Richmont Options nor the shares underlying the Richmont Options are registered under the Securities Act, but the Company reserves the right to register such shares at any time.



      The Richmont Options and the underlying shares, whether vested or unvested, are callable by the Company in the event that the closing price per share of the Company's Common Stock is equal to or greater than $10 for a period of ten consecutive trading days after December 31, 1997, upon written notice to Richmont given within 30 days of the conclusion of such ten consecutive trading days during which the closing price per share of the Company's Common Stock was equal to or greater than $10. In such event, the Company may require Richmont to exercise the Richmont Options in whole with respect to all such shares within ten days of such notice to Richmont. In the event that Richmont does not exercise the Richmont Options, the Richmont Options will lapse and be of no further force or effect. See "Certain Relationships and Related Transactions."


Dividends

      The Company has paid no cash dividends on its Common Stock in the last three fiscal years and for the foreseeable future intends to retain any earnings to finance the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors, and will depend upon the earnings, capital requirements and financial position of the Company, plans for expansion, general economic conditions and other pertinent factors. Accordingly, there are no assurances that any dividends will ever be paid on the Company's Common Stock.

Volatility of Market Price for Common Stock

      The securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock. See "Market for Common Stock and Related Stockholder Matters."

Substantial Shares Reserved for Issuance

      The Company has an aggregate of 5,317,033 shares of Common Stock reserved for issuance upon the exercise of options to purchase Common Stock and the conversion of the

Notes. These include: (i) 2,300,000 shares of Common Stock issuable upon the conversion of the Notes; (ii) 300,000 shares issuable upon the exercise of the Richmont Options; (iii) 814,533 shares issuable upon the exercise of options granted under the 1994 Incentive Stock Plan; (iv) 102,500 shares issuable upon the exercise of non-qualified stock options issued to certain employees of the Company; (v) 1,500,000 shares issuable upon the exercise of options (150,000 options are outstanding to date, and 100,000 shares are reserved for issuance pursuant to options to be granted in the future to certain employees of the Company and its subsidiary, DTC) under the 1996 Plan; and (vi) 300,000 shares issuable upon the exercise of options (225,000 options are outstanding to date) under the Company's 1996 Non-Employee Directors Stock Option Plan (the "1996 Directors Plan"). The conversion of the Notes and the exercise of the options may dilute the net tangible book value of the Common Stock. Further, the holders of the Notes and options, respectively, may be able to convert and exercise the Notes and options, as the case may be, at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Security Ownership of Certain Beneficial Owners and Management," "Management," "Certain Relationships and Related Transactions" and "Executive Compensation-Stock Option Plans."


FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the NIK Shares and the Key Bank Shares will be received by Ivers-Lee and Key Bank, respectively, (hereinafter, at times, the "Selling Stockholders") as consideration for the sale of the NIK Assets by Ivers-Lee to the Company and for the release by Key Bank of a security interest held by Key Bank in substantially all of the assets of DTCoA, respectively. No proceeds will be realized by the Company as a result of the sale of the NIK Shares and the Key Bank Shares. Ivers-Lee has a contractual obligation, however, pursuant to the NIK Asset Purchase Agreement, to pay certain amounts to the Company if and when net proceeds realized by Ivers-Lee from the sale of the NIK Shares exceeds a threshold amount. See "NIK Acquisition" and "DTCoA Acquisition." The proceeds paid by Ivers-Lee to the Company and from the sale of the Company Shares will be used by the Company for working capital purposes.

                              SELLING STOCKHOLDERS


      A total of 669,645 shares of Common Stock may be offered by the Selling Stockholders. The NIK Shares and the Key Bank Shares offered hereby constitute approximately 4% and 4.6% respectively of all shares of the Company's outstanding Common Stock, without giving effect to the possible exercise of outstanding options and the conversion of the Notes, except as noted. The following table sets forth certain information with respect to the Selling Stockholders, for whom the Company is registering for resale to the public shares of the Company's Common Stock. The table reflects the Selling Stockholders' beneficial ownership of the Common Stock as of October 28, 1996. The Company will not receive any proceeds from the sale of the NIK Shares or the Key Bank Shares. Ivers-Lee has a contractual obligation, however, pursuant to the NIK Asset Purchase Agreement to pay certain amounts to the Company if and when net proceeds realized by the Ivers-Lee from the sale of the NIK Shares exceeds a threshold amount. See "Use of Proceeds," "NIK Acquisition" and DTCoA Acquisition." There are no material relationships between the Selling Stockholders and the Company or any of its predecessors or affiliates, nor have any such material relationships existed within the past three years, except as noted.


============================================================================================

                       Beneficial Ownership as of      Maximum     Beneficial Ownership

                          October 28, 1996           to be Sold      After Offering if
Selling Stockholder                                    in this           Maximum
                                                       Offering        is Sold (1)

                                                         (# of
                                                       Shares)

                          Amount         Percent                    Amount       Percent
                       (# of Shares)                                 (# of
                                                                    Shares)
--------------------------------------------------------------------------------------------
Ivers-Lee Corporation        310,931        4%           310,931       0            --
============================================================================================
Key Bank of Wyoming          358,714       4.6%          358,714       0            --
============================================================================================

(1) Information contained in the table assumes that all securities offered pursuant to this Prospectus will be sold.

                                 NIK ACQUISITION

      On July 15, 1996, the Company, through its subsidiary NIK, acquired certain assets of NIK Public Safety from Ivers-Lee. NIK Public Safety is the leading manufacturer and distributor of portable narcotic identification kits used for the identification of narcotic substances by law enforcement agencies. In addition, NIK Public Safety distributes the Flex-Cuf restraint, a patented disposable restraint manufactured by Thomas & Betts, as well as specimen collection kits, evidence collection kits and tamper guard evidence tape. The Company and NIK (collectively, the "NIK Purchaser"), acquired from Ivers-Lee and LFC No. 46 Corp., a wholly-owned subsidiary of Ivers-Lee (Ivers-Lee and LFC No. 46 Corp., collectively, the "NIK Seller"), certain assets of NIK Public Safety from Ivers-Lee pursuant to an asset purchase agreement dated as of July 2, 1996 (the "NIK Asset Purchase Agreement"), pursuant to which: (i) the NIK Purchaser agreed to purchase inventory, receivables, intellectual property, contracts and other tangible and intangible properties and related assets of NIK Public Safety from the NIK Seller (collectively, the "NIK Assets"); and (ii) in consideration therefor, the NIK Purchaser agreed to issue to the NIK Seller 310,931 shares of Common Stock of the Company, valued at $2,400,000 in accordance with the NIK Asset Purchase Agreement (the "NIK Shares").

      In connection with the execution of the NIK Asset Purchase Agreement, the NIK Purchaser agreed to register the NIK Shares for sale under the Securities Act. On the closing date, the NIK Purchaser advanced to the NIK Seller $1,200,000 (the "Advance"). Such Advance will not bear interest and must be repaid by the NIK Seller with the first $1,200,000 realized by the NIK Seller from the sales of the NIK Shares. In the event that the sum of the aggregate net proceeds from sales of the NIK Shares prior to December 31, 1996, less any amounts paid to the Company on account of the Advance (the "NIK Seller's Balance"), and the Advance are less than $2,400,000, the Company has agreed to pay to the NIK Seller, on December 31, 1996, the difference between $2,400,000 and the sum of NIK Seller's Balance and the Advance. In the event that the sum of the NIK Seller's Balance and the Advance at any time exceeds $2,400,000, then the NIK Seller has agreed to pay to the NIK Purchaser an amount equal to the excess of such NIK Seller's Balance and the Advance over $2,400,000.

      Pursuant to the provisions of the NIK Asset Purchase Agreement, Ivers-Lee irrevocably delivered to Union Bank of Switzerland, New York Branch ("UBS") the stock certificate of the Company issued in the name of Ivers-Lee representing the NIK Shares to be held by UBS (the "UBS/Ivers-Lee Account"). UBS is authorized to hold the NIK Shares in its possession and to effect any sales of NIK Shares as the Company, pursuant to an Irrevocable Power of Attorney granted by Ivers-Lee in favor of Jonathan M. Spiller, President and Chief Executive Officer of the Company, may from time to time direct (the "Ivers-Lee Power of Attorney"). Under the Ivers-Lee Power of Attorney, Mr. Spiller has the power to effect, in the name of, for and on behalf of Ivers-Lee, any and all sales of the NIK Shares.

      The terms of the UBS/Ivers-Lee Account are irrevocable, and pursuant to the UBS/Ivers-Lee Account and the Ivers-Lee Power of Attorney, the Company has the right to direct the sales of the NIK Shares; provided, however, that in the event that Ivers-Lee has not received an aggregate of $2,400,000 (including net sales proceeds from sales of the NIK Shares and the Advance) on or before December 31, 1996, or in the event that the NIK Purchaser is otherwise in default of its obligations to Ivers-Lee pursuant to the NIK Asset Purchase Agreement, then the provisions of the UBS/Ivers-Lee Account and the Ivers-Lee Power of Attorney will terminate, and the NIK Shares will be delivered to Ivers-Lee. The UBS/Ivers-Lee Account and the Ivers-Lee Power of Attorney will also terminate upon the sale of all of the NIK Shares and the disposition of the proceeds therefrom.

      The foregoing description of the NIK Asset Purchase Agreement and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the NIK Asset Purchase Agreement.

                                DTCoA ACQUISITION

      On September 30, 1996, the Company, through its subsidiary DTC, acquired substantially all of the assets of DTCoA (such acquisition, the "DTCoA Acquisition"). DTCoA is a leading manufacturer and distributor of less-than-lethal and anti-riot products including pepper sprays, distraction devices, flameless expulsion grenades, specialty impact munitions and dry powdered oleoresin capsicum to law enforcement agencies and military services in the United States and abroad. In addition, DTCoA distributes other similar products including gas masks, riot helmets and gun holsters. The Company and DTC (collectively, the "DTCoA Purchaser"), acquired from DTCoA, Robert Oliver, and

Sandra Oliver (DTCoA, Robert Oliver, and Sandra Oliver, collectively, the "DTCoA Seller"), substantially all of the assets of DTCoA (the "DTCoA Assets") pursuant to an asset purchase agreement dated as of August 23, 1996 (the "DTCoA Asset Purchase Agreement"), pursuant to which: (i) the DTCoA Purchaser agreed to purchase the DTCoA Assets from the DTCoA Seller; and (ii) in consideration therefor, the DTCoA Purchaser (x) delivered $1,000,000 in cash to the DTCoA Seller, (y) issued to the DTCoA Seller 270,728 shares of Common Stock of the Company, valued at $2,000,000 in accordance with the DTCoA Asset Purchase Agreement (the "DTCoA Shares"), and (z) assumed certain liabilities of DTCoA, all as more fully set forth in the DTCoA Asset Purchase Agreement.

      In connection with the execution of the DTCoA Asset Purchase Agreement, the DTCoA Purchaser agreed to register the DTCoA Shares for sale under the Securities Act of 1933, as amended, by December 15, 1997.

      In order to secure the obligations of the DTCoA Seller under the DTCoA Asset Purchase Agreement, the DTCoA Seller delivered to UBS, as escrow agent (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement"), the DTCoA Shares, together with any additional shares as may be required by the DTCoA Asset Purchase Agreement. One-half of the DTCoA Shares will be held in escrow (the "Escrow Fund") until March 15, 1998, and the remainder will be held in escrow until June 30, 1999 (each, a "Release Date"). The DTCoA Seller shall be entitled to vote the DTCoA Shares in the Escrow Fund and to receive dividends thereon, when, as and if declared by the Board of Directors of the Company.

      In connection with the DTCoA Acquisition, the Company issued to Key Bank of Wyoming ("Key Bank") the Key Bank Shares (as hereinafter defined) as consideration for the release by Key Bank of its security interest in substantially all of the assets of DTCoA. Key Bank held such security interest pursuant to credit facilities previously made available to DTCoA in the amounts of $3,000,000 (the "$3,000,000 Facility") and $1,000,000 (the "$1,000,000
Facility").

      Subject to the terms and conditions of a letter agreement dated August 16, 1996 by and among the Company, Key Bank, DTCoA, Robert Oliver and Sandra Oliver (the "Key Bank Letter Agreement"), the Company delivered to Key Bank on September 30, 1996 (the "Closing"), as payment in full of the $3,000,000 Facility and in complete satisfaction and discharge thereof, a certificate registered in the name of Key Bank for 358,714 shares of Common Stock of the Company (the "Key Bank Shares"), valued at $2,650,000 (the "Amount Due") in accordance with the Key Bank Letter Agreement. Any amounts paid to Key Bank on account of the Amount Due, including the Initial Amount (as hereinafter defined), will result in a reduction of the then outstanding balance of the Amount Due by a like amount. Pursuant to the Key Bank Letter Agreement, Key Bank agreed that upon the registration of the Key Bank Shares, the Key Bank Shares would be sold, provided that the Company would control, in its sole discretion, the timing, manner and amount of Key Bank Shares to be sold; and in connection therewith, the Company agreed to ensure that (a) Key Bank realizes net proceeds from such sales (the "Net Sale Proceeds"), which, together with any advances from the Deposit Account and the Initial Amount (each as hereinafter defined) will, in the aggregate, equal the Amount Due, on or before September 30, 1997;
(b) all sales are arranged through UBS in accordance with all applicable laws, rules, and regulations; and (c) none of the events of default described in the Key Bank Letter Agreement have occurred. So long as Key Bank is not in default of its obligations under the Key Bank Letter Agreement, Key Bank will have all voting and dividend rights with respect to the Key Bank Shares. The Company agreed to indemnify Key Bank against any capital gains taxes that may be incurred by Key Bank resulting from the sale of the Key Bank Shares.

      On the Closing date, the Company advanced to Key Bank by wire transfer $662,500 (the "Initial Amount"). Provided none of the events of default described in the Key Bank Letter Agreement have occurred, the Company will thereafter be entitled to receive, before any Net Sales Proceeds are paid to Key Bank, an amount equal to the Initial Amount plus all advances from the Deposit Account previously paid by the Company to Key Bank and not so recouped. Key Bank has provided UBS with irrevocable written instructions to such effect. Upon the occurrence of any of the events of default described in the Key Bank Letter Agreement, the Company is entitled to receive any portion of the Initial Amount or advances from the Deposit Account not previously recouped after Key Bank has received any unpaid balance of the Amount Due.

      Pursuant to the provisions of the Key Bank Letter Agreement, Key Bank irrevocably delivered to UBS the stock certificate of the Company issued in the name of Key Bank representing the Key Bank Shares to be held by UBS (the "UBS/Key Bank Account"). UBS is authorized to hold the Key Bank Shares in its possession and to effect any sales of the Key Bank Shares as the Company, pursuant to an Irrevocable Power of Attorney granted by Key Bank in favor of Jonathan M. Spiller, the President and Chief Executive Officer of the Company, may from time to time direct (the "Key Bank Power of Attorney"). Under the Key Bank Power of Attorney, Mr. Spiller has the irrevocable power to effect, in the name of, for and on behalf of Key Bank, all sales of the Key Bank Shares.

      In order to secure the Company's obligations to Key Bank on the Closing date, the Company deposited with Key Bank (the "Deposit Account"), $1,987,500, which will be invested by Key Bank in 30-day certificates of deposit of Key Bank which will bear interest at a rate per annum equal to the highest rate made available by Key Bank to its customers for similar deposits (the "CD Rate"), and will be automatically renewable for successive 30-day periods, subject to the provisions of the Key Bank Letter Agreement.

      The Deposit Account will be held in the name of the Company and the principal amount of the Deposit Account will be subject to a perfected security interest and right of set-off in favor of Key Bank. Upon payment in full of the Amount Due, Key Bank may retain any interest earned on the Deposit Account that has not been previously paid to the Company and apply it against the Interest Equivalent Amount (as hereinafter defined)

owed by the Company and DTCoA to Key Bank.

      The Amount Due from time to time outstanding will accrue an effective annual rate of interest equal to two thirds of the sum of the CD Rate plus 1% (the "Interest Equivalent Amount"). Each of the Company and DTCoA agreed to pay to Key Bank on the earlier of the Maturity Date or the date on which the Amount Due has been paid in full one-half of the Interest Equivalent Amount.

      The Company will pay to Key Bank the remaining balance of the Amount Due in accordance with the following schedule, subject to adjustment:

                  Date:             Payment Amount:
                  -----             ---------------

              December 15, 1996       $300,000
              January 31, 1997        $300,000
              April 30, 1997          $350,000
              July 31, 1997           $350,000

provided, however, that the Company will have the right, at its option, to prepay all or a portion of the Amount Due without penalty or premium at any time prior to the Maturity Date. All Net Sales Proceeds received by Key Bank will be applied as a prepayment against the next Payment Amount(s) due. The Company will have the right to use funds in the Deposit Account to make the payments described above.

      Upon receipt by Key Bank of the Amount Due, plus the entire Interest Equivalent Amount, whether from the Initial Amount, the Net Sales Proceeds, the Deposit Account, or any combination thereof, UBS will be instructed to deliver to the Company for cancellation any remaining Key Bank Shares held by UBS for Key Bank and any excess Net Sales Proceeds up to $20,000.

      The foregoing description of the DTCoA Asset Purchase Agreement and the Key Bank Letter Agreement and the transactions contemplated thereby are not intended to be complete and are qualified in their entirety by the complete text of the DTCoA Asset Purchase Agreement, the Key Bank Letter Agreement, the instruction letter from Key Bank to UBS and the Key Bank Power of Attorney.

                    UNAUDITED PROFORMA FINANCIAL STATEMENTS


      The following unaudited proforma income statements for the nine month period ended September 28, 1996 and for the year ended December 31, 1995 gives effect to the DTCoA Acquisition on September 30, 1996 and the issuance of the Notes by the Company on April 30, 1996 as if the DTCoA Acquisition and Note offering had occurred as of January 1, 1996 and January 1, 1995, respectively. The following unaudited proforma balance sheet as of September 28, 1996 gives effect to the issuance of the Notes and the acquisition of the DTCoA Assets as if such transactions had occurred on September 28, 1996.


      These unaudited proforma financial statements may not be indicative of the results that actually would have occurred if the transactions referred to above had been in effect on the dates indicated or the results that may be obtained in the future.

Armor Holdings, Inc.

Unaudited Proforma Income Statements
for the nine months ended September 28, 1996

                                                    Acquisition    Issuance of
                                    Historical       of DTCoA      Convertible
                                   Armor Hldgs      assets (2)       Debt (4)       Proforma
                                   ------------    ------------   ------------    ------------

NET SALES                          $ 11,314,656    $  6,772,483                   $ 18,087,139

COST AND EXPENSES:

Cost of sales                      $  7,012,219    $  3,643,911                   $ 10,656,130
Selling, general and
administrative expenses            $  3,268,901    $  2,071,187    $    64,667    $  5,404,755
Interest expense, net              $    154,570    $     30,721    $   191,667    $    376,958
                                                                  ($    82,030)  ($     82,030)
                                   ------------    ------------   ------------   -------------

OPERATING INCOME                   $    878,966    $  1,026,664   ($   174,303)   $  1,731,327

Amortization of intangibles        $     76,949    $     49,751                   $    126,700
Amortization of
reorganization value
in excess of amounts
allocable to identifiable assets   $     38,245                                   $     38,245
                                   ------------    ------------   ------------   -------------

INCOME BEFORE INCOME TAXES         $    763,772    $    976,913   ($   174,303)   $  1,566,382

INCOME TAXES (2)                   $    310,000    $    380,996   ($    64,492)   $    626,504
                                   ------------    ------------   ------------   -------------

NET INCOME                         $    453,772    $    595,917   ($   109,811)   $    939,878
                                   ============    ============   ============   =============

EARNINGS PER COMMON SHARE
AND COMMON EQUIVALENT SHARES       $       0.06                                   $       0.12

WEIGHTED AVERAGE COMMON SHARES
AND COMMON EQUIVALENT SHARES          7,646,024                                      7,916,752

See Notes to Unaudited Proforma Financial Statements.

Armor Holdings, Inc.

Unaudited Proforma Income Statements
for the year ended December 31, 1995

                                                 Acquisition     Issuance of
                                  Historical       of DTCoA      Convertible
                                 Armor Hldgs      assets (2)       Debt (4)       Proforma
                                 ------------    ------------   ------------    ------------

NET SALES                        $ 11,741,367    $ 10,352,701                    $22,094,068

COST AND EXPENSES:

Cost of sales                    $  7,443,080    $  5,705,885                    $13,148,965
Selling, general and
administrative expenses          $  3,421,093    $  3,339,023    $   170,000     $ 6,930,116
Interest expense, net            $    280,891    $     77,429    $   575,000     $   933,320
                                                                ($   246,091)   ($   246,091)
                                 ------------    ------------   ------------    ------------

OPERATING INCOME                 $    596,303    $  1,230,364   ($   498,909)    $ 1,327,758

Amortization of intangibles                      $     99,502                    $    99,502
NON-OPERATING INCOME             $    227,500                                    $   227,500
                                 ------------    ------------   ------------    ------------

INCOME BEFORE INCOME TAXES       $    823,803    $  1,130,862   ($   498,909)    $ 1,455,756

INCOME TAXES (3)                 $    303,650    $    441,036   ($   183,896)    $   560,790
                                 ------------    ------------   ------------    ------------

NET INCOME                       $    520,153    $    689,826   ($   315,013)    $   894,966
                                 ============    ============   ============    ============

EARNINGS PER COMMON SHARE
AND COMMON EQUIVALENT SHARES     $       0.08                                    $      0.13

WEIGHTED AVERAGE COMMON SHARES
AND COMMON EQUIVALENT SHARES        6,369,672                                      6,640,400

See Notes to Unaudited Proforma Financial Statements.

Armor Holdings, Inc.

Unaudited Proforma Balance Sheet
As of September 28, 1996

                                                 Acquisition
                                   Historical     of DTCoA
                                  Armor Hldgs     assets (1)    Proforma
                                  -----------   ------------   -----------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents         $ 8,515,553   ($2,047,399)   $ 6,468,154
Accounts receivable               $ 2,760,551   $ 2,095,958    $ 4,856,509
Inventories                       $ 1,486,444   $ 2,183,233    $ 3,669,677
Prepaid expenses and other
  current assets                  $   759,297   $   354,692    $ 1,113,989
                                  -----------   -----------    -----------
Total current assets              $13,521,845   $ 2,586,484    $16,108,329

PROPERTY AND EQUIPMENT, net       $   514,540   $ 1,924,147    $ 2,438,687

REORGANIZATION VALUE IN
  EXCESS OF AMOUNTS ALLOCABLE
  TO IDENTIFIABLE ASSETS, net     $ 3,464,329                  $ 3,464,329

PATENTS, TRADEMARKS, & OTHER
  INTANGIBLES                     $ 1,855,000   $ 1,658,364    $ 3,513,364

OTHER ASSETS                      $ 1,000,785                  $ 1,000,785
                                  -----------   -----------    -----------

TOTAL ASSETS                      $20,356,499   $ 6,168,995    $26,525,494
                                  ===========   ===========    ===========

See Notes to Unaudited Proforma Financial Statements.

Armor Holdings, Inc.

Unaudited Proforma Balance Sheet
As of September 28, 1996

                                                    Acquisition
                                      Historical     of DTCoA
                                     Armor Hldgs    assets (1)     Proforma
                                     -----------   ------------   -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Liability for Acquisition
of Assets                            $ 1,232,493   $ 1,987,500   $ 3,219,993
Short term borrowings and
current portion of
long-term debt                       $     7,613   $   499,119   $   506,732
Accounts payable, accrued
expenses & other current
liabilities                          $ 1,894,525   $ 1,570,459   $ 3,464,984
Taxes currently payable              $   226,000                 $   226,000
                                     -----------   -----------   -----------
Total current liabilities            $ 3,360,631   $ 4,057,078   $ 7,417,709

5% CONVERTIBLE SUBORDINATED NOTES:   $11,500,000                 $11,500,000

OTHER LONG-TERM DEBT AND
CAPITALIZED LEASE
OBLIGATION, less
current portion                      $    21,907   $   111,917   $   133,824
                                     -----------   -----------   -----------

Total liabilities                    $14,882,538   $ 4,168,995   $19,051,533

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value,
5,000,000 shares authorized,
0 shares issued and outstanding      $         0                 $         0
Common stock, $.01 par value,
50,000,000 shares authorized,
6,926,642 shares issued and
outstanding                          $    69,266   $     8,122   $    77,388
Additional paid -incapital           $ 3,986,245   $ 1,991,878   $ 5,978,123
Retained earnings                    $ 1,418,450                 $ 1,418,450
                                     -----------   -----------   -----------
Total stockholders' equity           $ 5,473,961   $ 2,000,000   $ 7,473,961
                                     -----------   -----------   -----------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY               $20,356,499   $ 6,168,995   $26,525,494
                                     ===========   ===========   ===========

See Notes to Unaudited Proforma Financial Statements.

ARMOR HOLDINGS, INC.

NOTES TO UNAUDITED PROFORMA FINANCIAL STATEMENTS

(1) Acquisition of DTCoA Assets

      On September 30, 1996, the Company acquired substantially all of the assets of Defense Technology Corporation of America, a Wyoming corporation (the "DTCoA Assets"). The purchase consideration was $838,025 in cash, approximately 630,000 shares of common stock, and the assumption of approximately $2,250,000 in liabilities, of which $550,000 was paid at closing. The purchase price was allocated based on relative fair market values. Patents, trademarks, and other intangibles will be amortized over their respective useful lives, which range from 5-25 years. As part of the acquisition, the Company agreed to pay off the seller's main credit facility of $3,000,000 for a total price of $2,650,000 in cash and stock.

      In addition to the seller accepting an international distributorship agreement with the Company (the "International Distributorship Agreement"), the Company's agreement with the seller provides that the Company will pay the seller an additional $1,000,000 in stock if the Company attains certain international sales goals over the next three years.

(2) Acquisition of DTCoA Assets

      Income Statement information was prepared using DTCoA's audited financial statements as of December 31, 1995 and unaudited interim financial statements for the nine month period ended September 28, 1996, with the following adjustments:

      - Sales were reduced for the new pricing which has been reduced pursuant to the International Distribution Agreement.

      - Cost of sales were reduced in order to reclassify product liability insurance to a selling expense.

      - Selling, general, and administrative expenses were reduced to eliminate the international office located in Miami, Florida and certain expenses incurred relating to the previous owner of DTCoA, including an airplane. In addition, these expenses were increased to reflect new guaranteed commission and life insurance premium costs incurred by the Company in connection with the International Distribution Agreement.

      - Interest expense was reduced to reflect only the interest relating to debt that was not paid off at the closing of the acquisition.

      - Amortization of intangibles reflect the Company's policy of amortizing all patents, trademarks and other intangibles over a life of 5-25 years.


(3) Issuance of Convertible Debt

      On April 30, 1996, the Company issued 5% Convertible Subordinated Notes due April 30, 2001 (the "Notes") whereby the Company received cash of $11,500,000. The cash was reduced by paying down the Company's credit facility by approximately $1,700,000, and paying debt-related costs of $850,000. The Notes have an interest rate of 5% which equates to an interest cost of $575,000 annually, or $143,750 quarterly. In addition, deferred debt issue costs are being amortized over the term of the Notes, which is five years. The proformas also reflect the reduction of historical interest expense of

      $246,091 and $141,622 for the year ended December 31, 1995 and for the nine months ended September 28, 1996, respectively, relating to debt paid off from the proceeds of the issuance of the Notes.

(4) Income Taxes

      The proforma tax expense reflects the historical effective tax rates incurred by the Company for each respective period. In addition, no significant permanent differences are associated with the DTCoA acquisition, thus the federal statutory rate of 39% has been applied in the proforma.

(5) Earnings Per Share Calculation

      No earnings per share calculation for the DTCoA acquisition was performed because calculating earnings per share on the DTCoA acquisition on a stand alone basis is misleading and distorts the consolidated earnings per share.

                              PLAN OF DISTRIBUTION

      The sales of the NIK Shares and the Key Bank Shares by the Selling Stockholders and the sales of the Company Shares by the Company may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) on the American Stock Exchange or on such other market as the Company's Common Stock may then be trading, in negotiated transactions, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

      The Selling Stockholders and the Company may effect such transactions by selling the NIK Shares, the Key Bank Shares and the Company Shares, respectively, directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders and the Company, as the case may be, or to broker-dealers who may purchase shares as principals and thereafter sell the NIK Shares, the Key Bank Shares and/or the Company Shares from time to time on the American Stock Exchange or on such other market as the Company's Common Stock may then be trading, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders, the Company and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

      Pursuant to the provisions of the NIK Asset Purchase Agreement, Ivers-Lee irrevocably delivered to UBS the stock certificate of the Company issued in the name of Ivers-Lee representing the NIK Shares to be held by UBS in the UBS/Ivers-Lee Account. UBS is authorized to hold the NIK Shares in its possession and to effect any sales of NIK Shares as the Company, pursuant to the Ivers-Lee Power of Attorney, may direct. Under the Ivers-Lee Power of Attorney, Jonathan M. Spiller, the President and Chief Executive Officer of the Company, has the power to effect, in the name of, for and on behalf of Ivers-Lee, any and all sales of the NIK Shares.

      The terms of the UBS/Ivers-Lee Account are irrevocable, and pursuant to the UBS/Ivers-Lee Account and the Ivers-Lee Power of Attorney, the Company has the right to direct the sales of the NIK Shares; provided, however, that in the event that Ivers-Lee has not received an aggregate of $2,400,000 (including net sales proceeds from sales of the NIK Shares and the Advance) on or before December 31, 1996, or in the event that the NIK Purchaser is otherwise in default of its obligations to Ivers-Lee pursuant to the NIK Asset Purchase Agreement, then the provisions of the UBS/Ivers-Lee Account and the Ivers-Lee Power of Attorney will terminate, and the NIK Shares will be delivered to Ivers-Lee. The UBS/Ivers-Lee Account and the Ivers-Lee Power of Attorney will also terminate upon the sale of all of the NIK Shares and the disposition of the proceeds therefrom. "See NIK Acquisition."

      Pursuant to the provisions of the Key Bank Letter Agreement, Key Bank irrevocably delivered to UBS the stock certificate of the Company issued in the name of the Key Bank representing the Key Bank Shares to be held by UBS in the UBS/Key Bank Account. UBS is authorized to hold the Key Bank Shares in its possession and to effect any sales of the Key Bank Shares as the Company, pursuant to the Key Bank Power of Attorney, may direct. Under the Key Bank Power of Attorney, Jonathan M. Spiller, the President and Chief Executive Officer of the Company, has the power to effect, in the name of, for and on behalf of Key Bank, any and all sales of the Key Bank Shares. See "DTCoA Acquisition."

      The Selling Stockholders, the Company and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

      Ivers-Lee and Key Bank entered into the NIK Asset Purchase Agreement and the Key Bank Letter Agreement, respectively, with the Company, which provide for the registration of the NIK Shares and the Key Bank Shares, as the case may be, under the Securities Act and the blue sky laws of the several states. Pursuant to those agreements, the Company is required to bear the cost of such registration and indemnify, among others, the Selling Stockholders against certain liabilities, including those under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted pursuant to the above-described agreement or otherwise to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy expressed in the Securities Act and is therefore unenforceable.

                                LEGAL PROCEEDINGS

      In May 1992, the Company filed for relief under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filing was the result of a general decline in the Company's operations, which included significant operating losses in 1989 and 1991, and the inability to collect a $1.5 million receivable related to the shipment of vests to a Middle East customer in April 1991. The Company emerged from bankruptcy protection effective September 20, 1993, upon confirmation by the Bankruptcy Court of the Company's Plan of Reorganization.

      In November 1989, the Federal Trade Commission (the "FTC") conducted an investigation into the accuracy of the Company's claims that body armor it sold between 1988 and 1990 complied with testing sand certification procedures promulgated by the National Institute of Justice (the "NIJ").

      On November 2, 1994, the FTC issued a consent order embodying a voluntary settlement of the FTC's charges that the Company engaged in false advertising. Under the consent order, the Company admitted no violations of law but agreed to establish a Body Armor Replacement Program (the "Program") under which persons who had purchased body armor covered by the Program would be identified and offered the chance to buy new, replacement body armor at a reduced price. The consent order sets forth many detailed requirements governing the conduct of the Program, the retention of records and the avoidance of false or misleading advertising. Failure to comply with the requirements could make the Company liable for civil penalties.

      On January 4, 1995, the Company filed with the FTC a comprehensive Compliance Report detailing the manner in which it was performing the obligations imposed upon it by the consent order. As of March 18, 1996, the FTC had not asked for additional information or questioned the Company's compliance with the consent order.

      In addition to the above, the Company, in the normal course of its business, is subject to claims and litigation in the areas of product and general liability. The Company believes that it has adequate insurance coverage for most claims that are incurred in the normal course of business. In such cases, the effect on the Company's financial statements is generally limited to the amount of its insurance deductibles. Management does not believe at this time that any such claims have a material impact on the Company's financial position, operations and liquidity.

                                   MANAGEMENT

Directors

      Each of the persons identified below has served as a director of the Company since the date set forth opposite their respective name, and will continue to serve in such capacity for one year or until their respective successors are duly elected and qualified.

                                           Positions                    Director
Name                              Age      and Office                   Since
----                              ---      ----------                   -----

Warren B. Kanders (1)(2)(3)(4)    38       Chairman of the Board of     1996
                                           Directors

Jonathan M. Spiller               45       Director, Chief Executive    1991
                                           Officer and President

Burtt R. Ehrlich (1)(2)           56       Director                     1996

Nicolas Sokolow (2)(3)            46       Director                     1996

Thomas W. Strauss(1)              53       Director                    1996

Richard C. Bartlett(3)(4)         61       Director                     1996

(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Nominating Committee
(4) Member of Option Committee



      Directors of the Company are elected annually at the annual meeting of stockholders. Their respective terms of office continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with the Company's bylaws (the "Bylaws"). There are no family relationships among any of the directors or executive officers of the Company.

Warren B. Kanders

      Warren B. Kanders was elected Chairman of the Board of Directors on January 18, 1996. Mr. Kanders also served as Vice Chairman of the Board of Directors of Benson Eyecare Corporation, a New York Stock Exchange listed company, from October 1992 to May 3, 1996. Mr. Kanders was the President and a Director of Pembridge Holdings, Inc. from June 1992 to March 1993. Mr. Kanders is also a Director of Eyecare Products plc, a United Kingdom public company listed on the London Stock Exchange. Since 1990, Mr. Kanders has been President of Kanders and Company, Inc., an investment management company. From 1987 to 1990, Mr. Kanders was the founder and Managing Director of Great Pacific Capital, Inc., which provided investment management advice to the Jim Pattison Group, one of Canada's largest privately- owned companies. From 1983 to 1987, Mr. Kanders was Vice President and Director of U.S. Mergers and Acquisitions for Orion Royal Bank Limited, a merchant bank wholly-owned by the Royal Bank of Canada. Mr. Kanders also serves as Trustee and Chairman of the Investment Committee of Choate Rosemary Hall School, Wallingford, Connecticut. Mr. Kanders received a B.A. degree in Economics from Brown University.

Jonathan M. Spiller

      Jonathan M. Spiller has been a Director of the Company since July 1991 and is the Company's President and Chief Executive Officer. Mr. Spiller became President of the Company in June 1991, and has served as its Chief Executive Officer since September 21, 1993. Mr. Spiller formerly served as the Company's Chief Operating Officer from June 1991 to September 1993, when he was named Chief Executive Officer. Mr. Spiller is a certified public accountant and was previously a partner in the international accounting firm of Deloitte & Touche LLP, where he spent a total of eighteen years, most recently as a partner in the Capital Markets Group, where he was responsible for international transactions. From March 1988 to July 1989, Mr. Spiller was the Senior Vice President and Chief Financial Officer of Hunter Environmental Services, Inc., a large publicly held company in the environmental field. Mr. Spiller received a B.S. degree in Economics from the University of Wales and is a Fellow of the Institute of Chartered Accountants in England and Wales. For additional information concerning Mr. Spiller, See "Management-Executive Officers-Involvement in Certain Legal Proceedings."

Burtt R. Ehrlich


      Burtt R. Ehrlich was elected a Director of the Company on January 18, 1996. Mr. Ehrlich previously served as a Director of Benson Eyecare Corporation, a New York Stock Exchange listed company, from its inception in 1986 to 1995, and as its Chairman and Chief Operating Officer from 1986 until October 1992. Mr. Ehrlich is a Trustee of the Reserve Private Equity Series of mutual funds and a Director of the Cater Allen family of mutual funds in the United Kingdom. He is also a former Treasurer and Trustee of the Carnegie Council on Ethics and International Affairs, and a former Trustee of the Buckingham Browne and Nichols School. Mr. Ehrlich received a B.A. degree from Columbia College and an M.B.A. from Columbia University Graduate School of Business.

Nicolas Sokolow

      Nicolas Sokolow was elected a Director of the Company on January 18, 1996. Mr. Sokolow is a senior partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras. From June 1973 until October 1994, Mr. Sokolow was an associate and partner with the international law firm of Coudert Brothers. Mr. Sokolow is also a Director of Rexel, Inc., a New York Stock Exchange listed company. Mr. Sokolow, who is a member of the Paris Bar, received his education from the Paris School of Law, Institute of Political Sciences-Business Administration and the University of Michigan.

Thomas W. Strauss

      Thomas W. Strauss was elected a Director of the Company on May 13, 1996. Mr. Strauss is a Principal with Ramius Capital Group, a privately held investment management firm. Prior to joining Ramius Capital, Mr. Strauss was Co-Chairman of Granite Capital International Group.

      From 1963 to 1991, Mr. Strauss was with Salomon Brothers Inc. He was admitted as a General Partner in 1972 and was appointed to the Executive Committee in 1981. In 1986, Mr. Strauss became President of Salomon Brothers Inc ("Salomon") and a Vice Chairman and member of the Board of Directors of Salomon Inc., the holding company of Salomon Brothers Inc, and Phibro Energy, Inc. As President of Salomon, he had a special focus on the International Investment Banking and High Yield activities of the firm. Prior to becoming President of Salomon, he was responsible for the U.S. Government, Money Market and Foreign Exchange Departments.

      Mr. Strauss is a former member of the Boards of Governors of the American Stock Exchange, the Chicago Mercantile Exchange, the Public Securities Association, the Securities Industry Association and a former member of the U.S. Japan Business-Council. He is a past President of the Association of Primary Dealers in U.S. Government Securities.

      Mr. Strauss currently serves as a member of the Boards of Trustees of The Mount Sinai Medical Center, Riverdale Country School, the Board of Overseers of

the School of Arts & Sciences of the University of Pennsylvania, the Advisory Board of Randall's Island Sports Foundation and The Corporation of the Hurricane Island Outward Bound School. Mr. Strauss received a B.A. degree in Economics from the University of Pennsylvania. For additional information concerning Mr. Strauss, See "Management-Directors-Involvement in Certain Legal Proceedings."

Richard C. Bartlett

      Richard C. Bartlett was elected a Director of the Company on May 13, 1996. Mr. Bartlett is the Vice Chairman of Mary Kay Holding Corporation and the Chairman of The Richmont Group. Prior to being named Vice Chairman of Mary Kay Holding Corporation in January 1993, Mr. Bartlett served as President and Chief Operating Officer of Mary Kay Inc. from 1987 through 1992. Mr. Bartlett joined Mary Kay in 1973 and became an officer in 1976. He has served on the Board of Directors of Mary Kay Inc. from 1979 to 1995.

      Prior to being named Chairman of the Board of The Richmont Group in 1995, Mr. Bartlett served as Chief Executive Officer from 1994 to 1995. The Richmont Group is a holding company comprised of six companies doing business in seven countries. The Richmont companies' portfolio businesses includes, but is not limited to, financial services, apparel, sporting goods and restaurant chains.

      Mr. Bartlett is a former Chairman of the U.S. Direct Selling Education Foundation ("US DSEF") and the U.S. Direct Selling Association. He currently serves on the Boards of Directors of both organizations, as well as on the executive committee of the US DSEF. Mr. Bartlett is Chairman and a Trustee of The Nature Conservancy of Texas. He also serves on the Board of the Better Business Bureau of Metropolitan Dallas, Inc., and is a member of the World Economic Forum, the National Center for Policy Analysis, The Conference Board and the Academy of Marketing Science. He also serves on the advisory boards of the Positive Employee Practices Institute, the Center for Retailing Studies at Texas A&M University, the Center for Retailing Education and Research at the College of Business Administration at the University of Florida, the Department of Range, Wildlife, and Fisheries Management at Texas Tech University, the advisory council of the University of Texas Press and the global board of advisors for The Economist Group's Crossborder Monitor.

      Mr. Bartlett received a B.S. degree in Communications from the University of Florida, Gainesville.

Involvement in Certain Legal Proceedings

      Except as hereinafter provided with respect to Mr. Strauss, and as hereinafter provided in "Management-Executive Officers-Involvement in Certain Legal Proceedings," with respect to Mr. Spiller and J. Michael Elliott, the Vice President-Operations of the Company, no director, director nominee, executive officer, promoter or control person has, within the last five years: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the

Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

      On December 3, 1992, without admitting or denying any liability, Mr. Strauss, a director, consented to an order of the SEC under which he was suspended from associating with any broker, dealer, municipal securities dealer, investment company or investment advisor for a period of six (6) months, and paid a civil penalty of $75,000. The central claim in these proceedings was that as President of Salomon, Mr. Strauss delayed in reporting an unauthorized bid by the head of Salomon's Government Trading Desk who reported to one of Mr. Strauss' subordinates. Mr. Strauss has maintained that he reported the unauthorized bid both to Salomon's Chief Executive Officer and General Counsel immediately upon learning of the unauthorized bid.

Executive Officers

      Set forth below is certain information concerning the Company's executive officers. Each of the persons identified below will continue to serve in such capacity until the next meeting of the Board of Directors appointing officers and until a successor is duly elected and qualified. For biographical information concerning Mr. Spiller, see "Management -Directors."

                                                                    Executive
                                                                     Officer
Name                        Age    Position                           Since
----                        ---    --------                           -----

Jonathan M. Spiller         45     President and Chief Executive      1991
                                   Officer

Richard T. Bistrong         33     Vice President -                   1995
                                   Sales and Marketing

Carol T. Burke              35     Vice President - Finance and       1995
                                   Secretary

J. Michael Elliott          44     Vice President-Operations          1993

Robert R. Schiller          33     Vice President-Corporate           1996
                                   Development


Richard T. Bistrong

      Mr. Bistrong has been the Company's Vice President of Sales and Marketing since February 1995, when he joined the Company. He is responsible for managing and directing all efforts and activities of the Company's domestic sales staff. Mr. Bistrong is also responsible for the development and support of all distributor relationships. Prior to joining the Company, Mr. Bistrong held the position of Director of Retail Operations for Fechheimer Brothers Company, a wholly-owned subsidiary of Berkshire Hathaway, for a period of two years. From 1986 to 1992, Mr. Bistrong was the Executive Vice President of Point Blank Body Armor where he was responsible for the domestic sales organization. Mr. Bistrong has a B.A. degree in

Political Science from the University of Rochester and a Masters of Arts degree in Foreign Affairs from the University of Virginia.

Carol T. Burke

      Ms. Burke has been the Vice President of Finance of the Company since January 1996 and its Secretary since March 4, 1996. Ms. Burke joined the Company as Controller in January 1995. She oversees and directs all treasury, budgeting and accounting activities for the Company. Ms. Burke is also responsible for the analysis of general economic, business and financial conditions and their impact on the Company's policies and operations. Ms. Burke, who is a certified public accountant, previously spent over five years with the Walt Disney organization as a Senior Finance Manager where she worked in both Orlando and at the Euro Disney operation in France. Prior to that time, Ms. Burke served as a Senior Auditor for Arthur Andersen & Co. Ms. Burke has a B.S. degree in both Accounting and Management Science from the University of South Carolina.

J. Michael Elliott

      Mr. Elliott has been a Vice President of the Company since October 1991. Mr. Elliott also previously served as the Secretary of the Company. He is responsible for manufacturing (including quality control) and all of the technical aspects of product development. Mr. Elliott is actively involved in the marketing of the Company's Explosive Ordnance Disposal products (EOD) and in sales to the United States military. Mr. Elliott has a B.S. degree in Industrial Technology from California State University and has significant background in the industry. Mr. Elliott previously served as Executive Vice-President at O'Gara Coachworks, Vice President of Operations of Protective Materials Company from 1986 to 1990, and from 1990 until October 1991 when he joined the Company, Mr. Elliott was Vice President and Chief Operating Officer of Wes-Pine Woodworking, Inc., a window manufacturing company located in Massachusetts.

Robert R. Schiller

      Mr. Schiller became the Company's Vice President of Corporate Development in July 1996. He is responsible for assisting in the management of the Company's acquisition program, related financing activities, and other corporate projects.

From 1992 to 1996, Mr.Schiller was a Principal in the merchant banking firm of Circadian Capital Corporation and Director of Corporate Finance for its affiliate, Jonathan Foster & Co. L.P., an NASD registered broker-dealer. From 1991 to 1992, Mr. Schiller served as Vice President of the Special Situation Investment Fund, an investment fund controlled by the Brooke Group. From 1987 to 1989, Mr. Schiller was with Canadian Imperial Bank of Commerce, most recently as Vice President, Acquisition Finance. Mr. Schiller has a B.A. in Economics from Emory University and an MBA from Harvard Business School.

Involvement in Certain Legal Proceedings

      Messrs. Spiller and Elliott were employed by and served in similar positions with the Company at the time the Company filed for Chapter 11 bankruptcy protection in May 1992 through the confirmation on September 20, 1993 of the Company's Plan of Reorganization, by the Bankruptcy Court.

                               SECURITY OWNERSHIP
                                       OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth certain information, as of October 28, 1996, to the knowledge of the Company, regarding the beneficial ownership of Common Stock, which is the Company's only class of outstanding voting securities, by: (i) each Stockholder who owns more than 5% of the outstanding Common Stock of the Company; (ii) each director; (iii) each of the named executive officers of the Company; and (iv) all directors and executive officers of the Company as a group. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners. Since the table and accompanying footnotes reflect beneficial ownership determined pursuant to the applicable rules of the SEC, the information is not necessarily indicative of beneficial ownership for any other purpose.

================================================================================
Name and Address                        Common Stock No. of
of Beneficial Owner                  Shares Beneficially Owned       % of Class
================================================================================
Warren B. Kanders (1) and
Kanders Florida Holdings, Inc.               4,525,178  (1)            57.8%
c/o Armor Holdings, Inc.
191 Nassau Place Road
Yulee, FL 32097
--------------------------------------------------------------------------------
Jonathan M. Spiller
c/o Armor Holdings, Inc.                       740,205  (2)             8.9%

191 Nassau Place Road
Yulee, FL 32097
--------------------------------------------------------------------------------
Richmont Capital Partners I, L.P.              700,000  (3)
4300 Westgrove Drive                                                    8.2%
Dallas, TX  75248
--------------------------------------------------------------------------------
J. Michael Elliott
c/o Armor Holdings, Inc.                       189,000  (4)             2.4%
191 Nassau Place Road
Yulee, FL 32097
--------------------------------------------------------------------------------
Burtt R. Ehrlich
c/o Armor Holdings, Inc.                       182,300  (5)             2.3%
191 Nassau Place Road
Yulee, FL 32097
--------------------------------------------------------------------------------
Nicolas Sokolow
c/o Armor Holdings, Inc.                       122,500  (6)             1.6%
191 Nassau Place Road
Yulee, FL 32097
--------------------------------------------------------------------------------
Richard T. Bistrong
c/o Armor Holding, Inc.                         50,000  (7)              .63%
191 Nassau Place Road
Yulee, FL 32097
--------------------------------------------------------------------------------
Thomas W. Strauss
c/o Armor Holdings, Inc.                        40,000  (8)              .51%
191 Nassau Place Road
Yulee, FL 32097
--------------------------------------------------------------------------------
Richard C. Bartlett
c/o Armor Holdings, Inc.                             0  (9)                0%
191 Nassau Place Road
Yulee, FL 32097
--------------------------------------------------------------------------------
Executive Officers and Directors             5,849,183 (1)(2)(4)(5)(6) 67.7%
as a Group (8 Individuals)                              (7)(8)(9)
================================================================================

(1) Represents 4,496,037 shares owned by Kanders Florida Holdings, Inc. ("KFH"), which are deemed to be beneficially owned by Warren B. Kanders because he is the sole shareholder and sole director of KFH, and 29,141 shares which are owned by Mr. Kanders individually.

(2) Includes 432,000 stock options granted to Mr. Spiller under the terms of his previous employment agreement, which was executed on January 1, 1994 but which was mutually terminated by Mr. Spiller and the Company and superseded by a new employment agreement executed on January 18, 1996, and 18,000 options granted to Mr. Spiller pursuant to the Company's 1994 Incentive Stock Plan. Such options are fully vested but unexercised. Also includes a maximum of 50,000 stock options, subject to reduction, awarded to Mr. Spiller on January 19, 1996. These options are fully vested but unexercised. Of the 740,205 shares listed, 690,105 are subject to a three year lock-up agreement by and among Mr. Spiller and KFH. Pursuant to the terms of a letter agreement, dated January 18, 1996 (the "Letter Agreement"), Mr. Spiller agreed that he will not, directly or indirectly, without the prior written consent of KFH, offer to sell, sell, grant any options for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of such shares of Common Stock of the Company or securities convertible into, exercisable or exchangeable for or evidencing any right to purchase or subscribe for, such shares of Common Stock of the Company or dispose of any beneficial interest therein for a period of three years from January 18, 1996, except as provided in such Letter Agreement. KFH and Mr. Spiller entered into an agreement, dated as of January 18, 1996, pursuant to which KFH granted a beneficial ownership interest in 316,823 shares of Common Stock of the Company owned by KFH. Such agreement provides that, in the event that KFH sells at least 452,604 shares of Common Stock of the Company in a single transaction, then Mr. Spiller shall have the option to either (i) pay to KFH an amount equal to the Spiller Acquisition Cost (as defined in such agreement), in which event Mr. Spiller will be entitled to receive stock certificates representing such 316,823 shares of Common Stock, or (ii) receive the net proceeds relating to 316,823 shares of Common Stock that are the subject of the sale by KFH, reduced by the Spiller Acquisition Cost relating to such shares of Common Stock so sold by KFH. In the event that KFH does not sell at least 452,604 shares of Common Stock as described above, then Mr. Spiller's rights to the 316,823 shares of Common Stock shall vest on January 18, 1999; provided, however, that, at such time, Mr. Spiller is the President and Chief Executive Officer of the Company and his Employment Agreement with the Company, dated as of January 18, 1996, is in full force and effect and Mr. Spiller is not in breach thereof; and, provided, further, that if Mr. Spiller's Employment Agreement with the Company is terminated due to his death or disability, or without cause, prior to January 18, 1999, then a pro-rata portion of such 316,823 shares of Common Stock, based upon the number of months elapsed from January 18, 1996 in relation to 36 months, shall vest to Mr. Spiller. Unless sooner acquired by Mr. Spiller as hereinabove described, Mr. Spiller shall have the right to acquire any such vested shares of Common Stock pursuant to such agreement on January 18, 2001 upon payment by Mr. Spiller to KFH of the Spiller Acquisition Cost relating to such shares. Excludes the NIK Shares, which Mr. Spiller has the power to direct the sale of pursuant to the Power of Attorney but over which Mr. Spiller exercises no voting power. Mr. Spiller disclaims beneficial ownership of the NIK Shares.

(3) Represents the number of shares deemed to be beneficially owned by Richmont Capital Partners I, L.P. ("Richmont"), upon conversion of $3,000,000 principal amount of convertible subordinated notes into Common Stock at a conversion rate of $5.00 per share. Also includes 100,000 stock options granted to Richmont which are fully vested but unexercised pursuant to that certain option granted by the Company to Richmont dated

      May 15, 1996, entitling Richmont to purchase up to 300,000 shares of Common Stock (the "Richmont Options"). Of the remaining 200,000 Richmont Options granted, 100,000 become fully vested on each of May 15, 1997 and May 15, 1998. The Richmont Options expire after 5:00 P.M., Eastern Time, on May 15, 2006.

(4) Includes 138,000 stock options granted to Mr. Elliott under the terms of his previous employment agreement, which was executed on January 1, 1994 but which was mutually terminated by Mr. Elliott and the Company and superseded by a new employment agreement executed on January 18, 1996, and 30,000 stock options granted to Mr. Elliott pursuant to the Company's 1994 Incentive Stock Plan. Such options are fully vested but unexercised. All of the shares listed are subject to a lock-up agreement, by and among Mr. Elliott and KFH, of up to three years (the "Elliott Lock-Up"). Pursuant to the Elliott Lock-Up, Mr. Elliott agreed that he will not, directly or indirectly, without the prior written consent of KFH, offer to sell, sell, grant any options for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any shares of Common Stock of the Company or securities convertible into, exercisable or exchangeable for or evidencing any right to purchase or subscribe for any shares of Common Stock of the Company or dispose of any beneficial interest therein for a period of three years from January 18, 1996, except as provided in such agreement.

(5) Includes 10,000 shares owned by Mr. Ehrlich's children and 20,600 held in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account, of which Mr. Ehrlich disclaims beneficial ownership. Also includes 50,000 shares which are deemed to be beneficially owned by Mr. Ehrlich upon conversion of $250,000 principal amount of convertible subordinated notes into Common Stock at a conversion rate of $5.00 per share. Excludes 75,000 stock options granted to Mr. Ehrlich under the terms of the 1996 Directors Plan. Such options were granted to Mr. Ehrlich upon his initial election to the Board of Directors on January 18, 1996, at an exercise price of $3.75 per share, the closing trading price of the Company's Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), on January 18, 1996. Such options vest in three equal annual installments on January

      18, 1997, 1998 and 1999. Of the 182,300 shares listed, 100,000 shares are subject to a three year lock-up agreement by and among Mr. Ehrlich and KFH (the "Ehrlich Lock-Up"). Pursuant to the Ehrlich Lock-Up, Mr. Ehrlich agreed that he will not, directly or indirectly, without the prior written consent of KFH, offer to sell, sell, grant any options for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any shares of Common Stock of the Company or securities convertible into, exercisable or exchangeable for or evidencing any right to purchase or subscribe for any shares of Common Stock of the Company or dispose of any beneficial interest therein for a period of three years from January 18,

      1996, except as provided in such agreement.

(6) Represents 100,000 shares owned by S.T. Investors Fund, LLC ("STI"), a limited liability company of which Mr. Sokolow is a member and 20,000 shares owned by Mr. Sokolow's children, of which he disclaims beneficial ownership. Excludes 75,000 stock options granted to Mr. Sokolow under the terms of the 1996 Directors Plan. Such options were granted to Mr. Sokolow upon his initial election to the Board of Directors on January 18, 1996, at an exercise price of $3.75 per share, the closing trading price of the Company's Common Stock on NASDAQ, on January 18, 1996. Such options vest in three equal annual installments on January 18, 1997, 1998 and 1999. Of the 122,500 shares listed, 100,000 shares are subject to a three year lock-up agreement, by and among STI and KFH (the "STI Lock-Up"). Pursuant to the STI Lock-Up, STI agreed that it will not, directly or indirectly, without the prior written consent of KFH, offer to sell, sell, grant any options for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any shares of Common Stock of the Company or securities convertible into, exercisable or exchangeable for or evidencing any right to purchase or subscribe for any shares of Common Stock of the Company or dispose of any beneficial interest therein for a period of three years from January 18, 1996, except as provided in such agreement.

(7) Includes 50,000 stock options granted to Mr. Bistrong under the terms of his previous employment agreement, which was executed on February 5, 1995 but which was mutually terminated by Mr. Bistrong and the Company and superseded by a new employment agreement executed on January 18, 1996. Such options are fully vested but unexercised. All of the shares listed are subject to a three year lock-up agreement, by and among Mr. Bistrong and KFH (the "Bistrong Lock Up"). Pursuant to the Bistrong Lock-Up, Mr. Bistrong agreed that he will not, directly or indirectly, without the prior written consent of KFH, offer to sell, sell, grant any options for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any shares of Common Stock of the Company or securities convertible into, exercisable or exchangeable for or evidencing any right to purchase or subscribe for any shares of Common Stock of the Company or dispose of any beneficial interest therein for a period of three years from January 18, 1996, except as provided in such agreement.

(8) Represents the number of shares deemed to be beneficially owned by Mr. Strauss, upon conversion of $200,000 principal amount of convertible subordinated notes into Common Stock at a conversion rate of $5.00 per share. Excludes 75,000 stock options granted to Mr. Strauss under the terms of the 1996 Directors Plan. Such options were granted to Mr. Strauss upon his initial election to the Board of Directors on May 13, 1996, at an exercise price of $7.50 per share, the closing trading price of the Company's Common Stock on the American Stock Exchange on May 13, 1996. Such options vest in three equal annual installments on May 13, 1997, 1998 and 1999.

(9) Mr. Bartlett does not own any shares individually. Mr. Bartlett is Chairman of the Board of Directors of The Richmont Group, whose subsidiary, Richmont, is the beneficial owner of 700,000 shares of Common Stock. Mr. Bartlett disclaims beneficial ownership of the shares owned by

      Richmont.

                            DESCRIPTION OF SECURITIES

      The Company's Charter authorizes the issuance of 50,000,000 shares of Common Stock, par value $.01 per share, and creates a series of preferred stock in the amount of 5,000,000 shares, with a corresponding right conferred upon the Board of Directors to set the dividend, voting, conversion and liquidation rights as well as such redemption or sinking fund provisions of such preferred stock as the Board may from time to time determine. The Common Stock is the only class of equity securities being registered hereunder. All of the issued and outstanding shares of Common Stock, including the shares of Common Stock offered by the

Selling Stockholders, are validly issued, fully paid and non-assessable. The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of assets of the Company which are legally available therefor. Dividends may be payable either in cash, in property or in shares of Common Stock. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of all debts and other liabilities of the Company. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights, and no sinking fund provisions are applicable to holders of Common Stock of the Company. The rights, preferences, and privileges of the holders of Common Stock are subject to the laws of the State of Delaware, the Company's Charter and Bylaws.

                                    BUSINESS

History

      The Company's predecessor was incorporated in January 1969, under the laws of the State of New York under the name American Body Armor & Equipment, Inc. (the "New York Corporation"). In February 1983, the New York Corporation moved its operation to Florida. Effective January 1, 1984, the New York Corporation was merged with and into Armour of Fernandina Beach, Inc. ("Armour"), a Florida corporation incorporated in October 1980, which prior to such merger (the "Armour Merger") had been a separate but affiliated entity of the New York Corporation. Pursuant to the Armour Merger, Armour remained as the surviving entity and subsequently changed its name to American Body Armor & Equipment, Inc. ("ABA"). On August 21, 1996 (the "Effective Time"), in order to effect a change in domicile from Florida to Delaware (the "Reincorporation"), ABA was merged with and into Armor Holdings, Inc., a Delaware corporation. Prior to the Effective Time, Armor Holdings, Inc. had been a wholly-owned subsidiary corporation of ABA organized for the purpose of effecting the Reincorporation. At the Effective Time, Armor Holdings, Inc. (the "Company") became the surviving entity of the merger pursuant to which the Reincorporation was completed. The merged entity is governed by the Delaware General Corporation Law ("DGCL") and the Charter and bylaws of the Company.

      In May 1992, the Company filed for relief under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filing was the result of a general decline in the Company's operations, which included significant operating losses in 1989 and 1991, and the inability to collect a $1.5 million receivable related to the shipment of vests to a Middle East customer in April 1991. The Company emerged from Chapter 11 protection effective September 20, 1993, upon confirmation by the Bankruptcy Court of the Company's Plan of Reorganization.

      In January, 1996, the Company underwent a change in control in connection with the purchase by KFH and certain other investors (the "Investors") of all of the capital stock of the

Company owned by Clark Schwebel, Inc. ("Clark Schwebel"), a supplier of raw materials to the Company, and Hexcel Corporation ("Hexcel") as of January 18, 1996 (the "Purchase"). Prior to the closing of the Purchase (the "Closing"), at a meeting held on January 18, 1996, the then existing Board of Directors, which consisted of Jonathan M. Spiller, Julius Lasnick, Gardner F. Davis, John Innes and Robert Sullivan, authorized the officers of the Company to take such actions as the officers deemed necessary, prudent and appropriate to facilitate the Purchase by KFH and the Investors. Following such action, Messrs. Lasnick, Davis, Innes and Sullivan conditionally resigned from the Board of Directors, effective upon the Closing. Such resignations were conditioned upon the occurrence of the Closing. Contemporaneously with the tendering by Messrs. Lasnick, Davis, Innes and Sullivan of their conditional resignations, the Board of Directors appointed Warren B. Kanders, who was elected Chairman of the Board of Directors, Burtt R. Ehrlich and Nicolas Sokolow to the vacancies to be created by such resignations. Mr. Kanders is the sole stockholder and sole director of KFH. Upon assuming office, Messrs. Kanders, Ehrlich and Sokolow constituted a majority of the Board of Directors. Subsequent to the acquisition of shares in the Company by KFH and the private placement of the Notes, Thomas
W. Strauss and Richard C. Bartlett were appointed to the Board of Directors.

      The shares of Common Stock of the Company acquired by KFH were paid for out of KFH's working capital funds. KFH acquired an aggregate of 2,880,217 shares of the Company's Common Stock and an aggregate of 1,131,075 shares of the Company's Old Preferred Stock, for an aggregate purchase price of $3,190,000, of which an aggregate of $2,340,000 was paid in cash. The remaining $850,000 of the purchase price was paid by promissory notes. To secure the payment of the promissory notes, KFH pledged to Springs Industries, Inc., the parent corporation of Clark Schwebel, 900,000 shares of the Company's Common Stock. In addition, Mr. Kanders individually acquired 28,141 shares of the Company's Common Stock. Mr. Kanders acquired an additional 1,000 shares of Common Stock upon the listing of the Company's Common Stock on the American Stock Exchange on March 18, 1996.

      Upon assuming their positions, the newly constituted Board of Directors of the Company elected to require the holders of the Company's Old Preferred Stock to convert such shares to Common Stock at 110% of the aggregate stated value of the Old Preferred Stock, at a conversion price of $.77 per share (fair market value as determined by an independent valuation firm), as required by the Company's Charter. All shares of the Company's Old Preferred Stock were deemed to have been converted upon such election by the Board of Directors.

      Following the Closing, and assuming the conversion of the shares of Old Preferred Stock owned by KFH, KFH and Mr. Kanders collectively owned 4,524,178 of the total outstanding shares of Common Stock of the Company, which holdings constituted approximately 66.4% of the total outstanding shares of Common Stock of the Company.

      Subsequently, on July 15, 1996, the Company, through its subsidiary NIK, acquired certain assets of NIK Public Safety from Ivers-Lee, and on September 30, 1996, the Company, through its subsidiary DTC, acquired substantially all of the assets of DTCoA. Upon completion of these acquisitions, the Company currently is engaged in three product areas: (i) body armor and related products; (ii) portable narcotic identification kits, Flex-Cuf disposable restraints, specimen and evidence collection kits and evidence tape; and (iii) less-than-lethal and anti-riot products.

General

      Since its founding, the Company has been engaged in the development, manufacture and distribution of ballistic protective equipment. Such equipment includes bullet resistant and sharp instrument penetration resistant vests, bullet resistant blankets, bomb disposal suits and helmets, bomb protection and disposal equipment and load bearing vests. In addition to these products, the Company develops, manufactures and distributes other ballistic protection and security equipment, including explosive ordnance device ("EOD") handling and detection equipment, EOD suppression and disposal equipment, helmets, face masks, shields, hard armor ballistic plates, customized armor for vehicles and other custom armored products. Through its recent acquisitions, the Company is also engaged in the packaging, mixing and distribution of portable narcotic identification kits, the distribution of Flex-Cuf disposable restraints, specimen and evidence collection kits and evidence tape, and the manufacture and distribution of less-than-lethal and anti-riot products including defensive aerosol sprays, distraction devices, chemical agents, flameless expulsion grenades, specialty impact munitions and other similar products including the distribution of gas guns, gas masks, batons, shields, riot helmets and gun holsters. The scope of these latter products involve a less-than-lethal approach for crowd and riot control. See "Risk Factors-Product Liability."

      The Company's products are marketed to municipal, state, federal and foreign law enforcement agencies, private security entities, United States and foreign military and correctional services, and private individuals with security needs.


Armor Products

Body Armor

      The Company manufactures two basic types of body armor: (i) concealable armor, which is generally intended to be worn beneath the user's clothing, and
(ii) tactical armor, which is worn externally and is designed to protect more coverage area and defeat higher level ballistic threats incorporating ballistic hard armor plates. Both types of armor are manufactured using multiple layers of an aramid or polyethylene ballistic fabric, stitched for integrity, covered and finally enclosed in an outer carrier. The Company's lines of ballistic protective vests each provide varying degrees of protection and are certified under federal guidelines established by the National Institute of Justice (the "NIJ"). All of the Company's body armor products sold in the United States are certified under the NIJ's Body Armor Standard 0101.03.

      The Company's concealable vests are contoured to closely fit the user's body shape. Most of the Company's concealable vests are sold with a shock plate, which is an insert designed to improve the protection of vital organs against sharp instrument attack and to provide enhanced blunt trauma protection. These vests may be supplemented with additional armor plates made of metal, ceramic or Comspec(TM), to withstand increased ballistic threat levels than the vest is otherwise designed to deter.

      The Company's tactical vests are designed to give maximum all around protection and incorporate additional coverage around the neck, shoulders and kidneys than that provided by the Company's concealable vests. A groin protector is often supplied as an accessory. These vests usually contain pockets to incorporate panels constructed from small high-alumina ceramic tiles or pressed polycarbonate Comspec(TM), which provides additional protection against rifle fire. The Company's tactical vests are offered in a variety of styles, including tactical assault vests, tactical police jackets, floatation vests, high-coverage armor and flak jackets, each of which is manufactured to protect against varying degrees of ballistic threats.

Sharp Instrument Penetration Armor

      The Company manufactures knife resistant vests designed primarily for use by personnel in correctional facilities and other law enforcement employees who are exposed to threats from sharp instruments. These vests are constructed using an aramid ballistic fiber and titanium foil and are available in both concealable and tactical versions. In addition, these vests can be combined with ballistic armor configurations to provide combined ballistic resistant and sharp instrument penetration resistant protection.

Explosive Ordnance Disposal Equipment ("EOD")

      The Company manufactures and distributes a wide range of EOD disposal and handling equipment as well as distributing EOD detection equipment manufactured by a third party. This equipment includes bomb disposal suits, which are primarily constructed of an aramid ballistic fabric covered by a Nomex(R) brand fire-retardant cover. These suits cover the user's entire body (except hands) and include a fitted helmet that provides protection and communication capabilities. Other EOD equipment manufactured by the Company includes bomb protection blankets and letter bomb suppression pouches.

Hard Armor and Shields

      The Company manufactures a variety of hard armor and ballistic shields, which are manufactured using aramid ballistic fibers, polyethylene ballistic material, ballistic steel, ceramic tiles, ballistic glass or a combination of any one or more of these materials. These products include tactical face masks and helmets, Comspec(TM) shields, barrier shields and blankets as well as upgrade armor plates. Upgrade armor plates are designed to fit into pockets available on most of the Company's tactical vests. When used in conjunction with the ballistic vests, these plates provide additional ballistic protection against increased ballistic threats, including assault rifle ballistic protection.

Other Armor-Related Products

      Other specialty products manufactured by the Company include armored press vests, executive vests, raincoats and fireman turnout coats designed to provide various levels of ballistic protection. The Company also designs and manufactures specialty armor applications for vehicles and aircraft. Such applications include the manufacture of customized armored cars. The Company also custom manufactures patented, lightweight and removable, soft armor panels for aircraft of any dimension or configuration. In addition, the Company designs and manufactures armor used in stationary protection applications. Such armor can be custom designed for each individual application or provided as a "kit" that can be installed on-site anywhere in the world.

Less-than-Lethal Products

      The Company manufactures four distinct categories of less-than-lethal and anti-riot products. These categories are aerosol sprays, chemical agents, specialty impact munitions, and distraction devices.

Aerosol Sprays

      The Company manufactures several sizes of aerosol sprays containing the active ingredient oleoresin capsicum. The formulation used is patented and carries the trademark name of First Defense(R). The products range from small "key-ring" and hand-held units available for both civilian and law enforcement use, to large volume canisters for crowd and riot control, which is not available to the general public.

Chemical Agents


      The Company manufactures chemical agents containing tear producing active ingredients available for use only by authorized public safety agencies. These agents consist of the traditional tear gases Orthochlorobenzalmalonontirle (CS) and Chloroacetophenone (CN), as well as oleoresin capsicum. These products are packaged in hand-held or launchable grenades, both pyrotechnic and non-pyrotechnic, as well as 37 mm, 40 mm, and 12 gauge munitions. The munitions include barricade rounds, blast dispersions, and pyrotechnic canisters. The Company holds a patented design covering two of its non-pyrotechnic grenades.

Specialty Impact Munitions

      The Company manufactures a wide range of munitions also referred to as Kinetic Energy Rounds. These munitions can be fired from standard 12 gauge shotguns, 37 mm gas guns, and 40 mm launchers. These products are used for individual target acquisitions or multiple target acquisitions, as in riot and crowd control situations. The products range from single projectiles such as bean bags, rubber balls, wood batons, and rubber sabots, to products containing multiple projectiles. The multiple projectile products include rounds containing several rubber pellets or rubber balls, to foam and wood batons. All of these munitions are designed to be used in a less-than-lethal approach, where it is not necessary to use deadly force.

Distraction Devices

      The Company manufactures a patented device that is used for dynamic entries by specially trained forces where it is necessary to draw the attention of individuals away from an entry area. This trademark product is referred to as a Distraction Device(R), which emits a loud bang and brilliant flash of light.

Narcotic Identification Products

      The Company packages, mixes and distributes portable narcotic identification kits used for the identification of narcotic substances by law enforcement agencies.

Other Products

      The Company has the exclusive rights in the United States to distribute Gallet(R) helmets, protective ballistic helmets used by law enforcement agencies and military services. The Company also has the non-exclusive rights to distribute Scanna(R) letter bomb and Madis(R) car bomb detectors and the exclusive rights to distribute the Flex-Cuf restraint, a patented restraint manufactured by Thomas & Betts. The Company manufactures and distributes other specialty products including: gas guns, gas pistols, gun locks, specimen collection kits, evidence collection kits and tamper guard evidence tape. In addition, the Company also distributes certain items manufactured by others such as gas masks, batons and holsters.

Manufacturing


      The Company manufactures substantially all of its bullet, bomb and projectile resistant garments and other ballistic protection devices. The Company also manufactures virtually all of its less-than-lethal products, other than piece parts which are assembled and used in finished goods. In addition, the Company packages, mixes and distributes its portable narcotic identification kits.

      The Company's manufacturing processes and techniques are in accordance with guidelines established by various regulatory agencies, and the Company believes it is currently in compliance with all applicable material environmental regulations.

Research and Development

      The Company continually develops new armor-related products to meet the demands of the marketplace. Customer needs, including specific use requirements and cost, drive the development process. The Company's product development process involves combining state-of-the-art ballistic fibers, cover materials and unique weaves with improved design and manufacturing processes to produce competitively priced products which provide the maximum comfort at the lowest possible weight, while meeting the customer's ballistic threat requirements. During the fiscal year ended December 31, 1995, the Company had expenditures related to new product development and testing of $444,118, as compared with $263,596 during the fiscal year ended December 31, 1994.

      The Company is also committed to research and development of less-than-lethal products. The combination of end user feedback and tactical use applications enhance the development process. The Company's research combines current technology in evaluating its products as well as utilizing quality manufacturing processes that underscore product safety and reliability. During 1995, DTCoA added over 15 newly developed items to its product line. In addition, the Company is constantly looking for ways to improve its current product lines as well as manufacturing techniques. Over the last two years, DTCoA has invested over $350,000 in product development and testing.

Raw Materials, Sources and Availability

      The primary raw materials used by the Company in manufacturing ballistic resistant garments are aramid ballistic fibers and polyethylene ballistic materials, including Kevlar(R), Twaron(R) and SpectraShield(R). The Company purchases cloth woven out of aramid yarn from a number of independent weaving companies. The Company has begun to use SpectraShield(R) as a new, alternative ballistic-resistant fabric to reduce its dependence on Kevlar(R). SpectraShield(R) has been used in combination with Kevlar(R) in approximately 20% of all vests sold by the Company. SpectraShield(R) is not, however expected to become a complete substitute for Kevlar(R) in the near future due to the fabric's physical characteristics. In the opinion of management, the Company enjoys a good relationship with its suppliers and would not experience significant delays in the delivery of its products if Kevlar(R) cloth or any other raw material from any one of the mills the Company does business with were to become unavailable. Kevlar(R), the Company's most important raw material, is not a scarce resource and there are adequate supplies of Kevlar(R) to meet the Company's needs. If, however, for any reason, the Company were unable to obtain Kevlar(R), the Company would be required to utilize other fabrics, which although readily available, may require the Company to modify the specifications of its products. Until the Company selected an alternative fabric and such specifications were modified, its operations could be severely curtailed and the Company's financial condition and operations could be adversely affected.

      The raw materials used in the production of chemical agents are supplied by several sources. The raw chemicals used in the production of CS tear gas are obtained readily with the exception of Malononitrile. It is the understanding of the Company that this material is limited in sources, and until an alternate source could be located, the production of CS tear gas could be severely curtailed. The remainder of the chemicals and piece parts used by the Company for chemical agents are readily available from other suppliers.

      The Company purchases other raw materials used in the manufacture of its various products from a variety of sources. The Company believes additional sources of supply of these materials are readily available. The Company also owns several molds which are used throughout the less-than-lethal product line.

Customers

      The Company's products are sold nationally and internationally, primarily to law enforcement agencies and military and correctional services. Sales to domestic law enforcement agencies, including police departments, state correctional facilities, highway patrols and sheriffs' departments, comprise the largest portion of the Company's business. Sales to the United States federal law enforcement and military branches, including federal correctional facilities, also comprise a significant portion of the Company's business. Sales to international customers are made primarily to military and law enforcement agencies. International sales are primarily made on terms requiring the Company to receive payment in advance of shipment or payment through a letter of credit confirmed by a major United States bank. All sales are made under terms requiring payment in United States currency. During 1995, the Company had no sales to individual customers which exceeded 10% of total sales. See "Risk Factors-Concentration of Business Activities; Reliance Upon Governmental Spending-International Sales."

Marketing and Distribution

      The Company's distribution network consists of independent domestic distributors and independent international agents, who in turn resell the products to the end user. In certain rare situations, the Company sells directly to end users. The Company has many independent domestic distributor locations as well as many independent international agent representatives.

      The Company employs regional sales managers who are responsible for marketing the Company's products to domestic distributors and law enforcement agencies in the United States. These regional sales managers are responsible for calling upon the individuals within the distributor organization or agency who are responsible for making purchasing decisions in order to provide product demonstrations and information, including specifications, concerning the Company's products. These regional sales managers employed by the Company are compensated on a salary plus commission basis with commission amounts subject to review based upon the profitability of the contract. The Company also employs the services of agents in various other countries to support international sales.

      The Company's primary marketing emphasis is on the development of relationships with key distributors and agents in order to improve the quality of the distribution network. In conjunction with this effort, the Company may work on joint marketing efforts with distributors for special promotions and direct mailings. The Company's national advertising is generally targeted toward increased name recognition and new product introduction, primarily for domestic law enforcement agencies. This form of advertising consists of advertisements in law enforcement trade magazines and attendance at trade shows. During the fiscal years ended December 31, 1995 and 1994, advertising and marketing expenditures were approximately $240,000 and $200,000, respectively.

      The Company has a comprehensive Training Division to support the necessary education of its customer base in the proper use of its various product lines. The Company also contractually employs police officers for technical support and as instructors.

      The Company is involved with and supports several significant law enforcement associations, including the National Tactical Officer's Association, the International Law Enforcement Firearms Instructors, the American Society of Law Enforcement Trainers, and the International Association of Chiefs of Police.

Backlog

      The Company's backlog of orders consists of orders received but not yet manufactured. In the case of orders from new customers or international customers, such backlog includes only orders where management believes an acceptable assurance of payment has been received. Such assurance is normally in the form of a substantial prepayment prior to placing the order into production along with payment of the remaining balance prior to shipment, or a confirmed letter of credit or other acceptable form of bank guarantee of payment.

      As of December 31, 1995, the Company had an estimated backlog of $3,058,000, as compared to $1,205,000 as of December 31, 1994. As of September 28, 1996, the Company had an estimated backlog of $2,126,000. Management believes that a backlog of approximately four weeks production provides for reasonable production scheduling. The Company may reduce or increase production in the future as a result of changes in the level or mix of backlog.

Government and Industry Regulations and Standards

      The bullet, sharp instrument penetration and bomb resistant garments and accessories manufactured and sold by the Company are not currently subject to government regulations. However, law enforcement agencies and the military publish invitations for bidding which specify certain standards of performance which bidders' products must meet. The NIJ, under the auspices of the United States Department of Justice, has issued a voluntary ballistic standard (NIJ 0101.03) for bullet resistant vests. The Company regularly submits its vests to independent laboratories for ballistic testing under this voluntary ballistic standard. See "Risk Factors-Product Liability."

      The Company's products utilize different "applications" or combinations of material to produce equipment which provides protection against fragments or gunshots fired from a variety of firearms at each "Threat Level," as defined by the NIJ's Standard 0101.03 ("Threat Levels"). The NIJ conducts a series of tests designed to verify that armor used by domestic law enforcement officers meets a designated standard of protection.

      Threat Levels are defined in recognition of the trade-off between protection and wearability. The weight and bulk of body armor are generally proportioned to the protection it provides. The Threat Level protection that a police officer will desire in a vest is determined by the types of threats he will face on the streets, including the officer's own weapon, should it be used against the officer. As criminals continue to use heavier weapons, officers will require protection at a higher Threat Level. The Company believes that police department or other purchasers will seek vests that provide an adequate level of protection without being so heavy and uncomfortable that the user is discouraged from wearing it.

      The Company's management believes that it has created a competitive advantage in "wearability." Wearability tests conducted by the Company have convinced management that the Company's vests are more comfortable to wear, fit better and can be worn for longer periods of time than similar products from competitors. Management believes that the Company's products offer higher protection at lower weight and bulk. The Company also offers designs that provide greater vital-area coverage than other equipment on the market. The Company custom manufactures each vest to specific measurements of individual wearers. At least seven different body measurements are taken, after which the basic design is then further modified by weight, height and sex of the prospective wearer.

      The less-than-lethal product area of the Company operates and manufactures subject to the regulation of several regulatory agencies. Within the State of Wyoming, the Company operates under the guidelines of the Wyoming Department of Employment Workers' Safety and Compensation Division. The Company has enrolled in an Employer Voluntary Technical Assistance Program (EVTAP), which monitors the manufacturing processes to ensure that the Company is free of any adverse work conditions. Currently, the Company is in good standing within the EVTAP program. Also within the State of Wyoming, the Company adheres to the guidelines for emissions as regulated by the Wyoming Department of Environmental Quality.

      The less-than-lethal product area of the Company is also regulated by the Bureau of Alcohol, Tobacco, and Firearms because the Company manufactures Destructive Devices and because it uses ethyl alcohol in the formulation of First Defense(R). The Company also ships hazardous goods, and in doing so, is subject to the regulations of the Department of Transportation for packaging and labeling.

Patent Protection and Proprietary Information

      The Company relies on trade secrets, proprietary know-how and continuing technological innovation (collectively, "Proprietary Information") to develop and maintain its competitive position. There can be no assurance that the Company's reliance on its Proprietary Information will protect the Company from competing technology or that, insofar as it relies on trade secrets and unpatented know-how, others will not independently develop similar technology or secrecy will not be breached. See "Risk Factors-Patent Protection and Proprietary Information."

Competition

      The Company's business across its product lines is highly competitive. In the United States law enforcement, government, military and correctional markets, the Company has several competitors. The Company believes that the principal elements of competition are price and quality. The Company believes that its products are priced competitively and that the quality of its products is competitive with products manufactured by other companies having similar capabilities. In the international market, the Company's competition consists primarily of its larger American competitors as well as certain international companies and, depending upon the market, smaller local manufacturers. In certain international markets, the Company's ability to be competitive is adversely affected by import duties imposed on its products. See "Risk Factors-Competition/Technical Obsolescence."

Employees


      As of October 28, 1996 the Company had approximately 188 employees, approximately six of whom were executive officers of the Company. Of the remaining employees, approximately nine were office personnel, approximately
150 were employed in manufacturing, quality assurance, research and development, purchasing, shipping and warehousing and approximately 20 were sales personnel. As of December 31, 1995, the total number of employees of the Company was approximately 131. The increase of employees was due primarily to the acquisition of NIK Public Safety and DTCoA.



Possible Future Acquisitions and Investments

      The Company intends to diversify and expand its business operations through the possible acquisition of one or more operating companies, which may or may not be related to its current businesses, and is actively seeking to acquire additional operating companies or interests therein. In furtherance of this strategy, the Company may consider a public offering of its shares or an acquisition or merger with a company that has a public trading market for its securities. Other than the NIK Acquisition and the DTCoA Acquisition, the Company has no specific plans, arrangements, understandings or commitments with respect to any such acquisition at the present time, and it is uncertain as to when or if any acquisition will be made. See "Risk Factors-Rapid Growth Through Acquisitions."

Liquidity and Capital Resources

      The Company's principal sources of working capital during the fiscal year ended December 31, 1995 were bank borrowings from LaSalle and trade credit. As of May 1, 1996, the Company reduced its credit facility with LaSalle to a zero balance. Effective June 30, 1996, the financing agreement with LaSalle expired and was not renewed. The Company has a commitment letter dated October 3, 1996 from Barnett Bank for making available to the Company a revolving credit facility of up to $10,000,000 for working capital purposes. As of October 28, 1996, the Company is engaged in discussions with Barnett Bank regarding the terms of such loan facility. It is currently contemplated that the loan facility will be secured by the Company's and its subsidiaries' inventory and accounts receivable and guaranteed by the Company's subsidiaries.

      On April 30, 1996, the Company completed a private placement of the Notes pursuant to which $11,500,000 aggregate principal amount of Notes were sold by the Company under the

Convertible Subordinated Note Purchase Agreement. The following description of the Note offering, the Convertible Subordinated Note Purchase Agreement and the Notes is not intended to be complete and is qualified in its entirety by the complete texts of the form of Convertible Subordinated Note Purchase Agreement and the form of Note.

      The Notes bear interest at 5% per annum, mature on April 30, 2001, and are subordinated to all existing and future Senior Indebtedness of the Company, as defined and as more fully set forth in the Convertible Subordinated Note Purchase Agreement. In addition, the Notes may be convertible into shares of Common Stock of the Company at the option of the holder thereof at any time prior to the maturity date at a conversion price of $5.00 per share, subject to adjustment as set forth in the Convertible Subordinated Note Purchase Agreement. The Shares being registered hereunder include the shares underlying the Notes.

      The Company may redeem the Notes at par at any time two years after issuance, or at any time after their issuance if the closing price of the Common Stock exceeds $7.50 per share for 10 consecutive trading days and the shares of Common Stock underlying the Notes have been registered under the Securities Act. In the event the Company elects to redeem the Notes, the Holders of the Notes will have the option to convert the Notes into shares of the Company's Common Stock at a conversion price of $5.00 per share prior to such redemption, subject to adjustment as set forth in the Convertible Subordinated Note Purchase Agreement.

Personal Liability and Indemnification of Directors and Officers

      The Company's Charter includes provisions that limit the liability of the Company's directors. The Delaware General Corporation (the "DGCL") permits a Delaware corporation to include in its certificate of incorporation a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director; provided, however, that no such provision may eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for declaration of unlawful dividends or illegal redemptions or stock repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Charter includes such a provision. Under the DGCL, a director or officer may, in general, be indemnified by the corporation if he or she has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification is permitted if the person is adjudged liable to the corporation in a derivative suit unless the court determines that indemnification would be appropriate.

      The Company has obtained directors' and officers' insurance for the Company's directors and officers. In cases of large damage awards and nonexistent or inadequate insurance, the indemnification provisions contained in the Company's Charter may require the Company to make payments to its officers and directors sufficiently large to impair the Company's financial condition or a stockholder's investment and/or reduce stockholder's equity.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements and notes thereto included herein and the financial statements and management's discussion and analysis or plan of operation included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.

Results of Operations
Fresh-Start Reporting

      The Company emerged from Chapter 11 bankruptcy reorganization on September 20, 1993 as a result of the confirmation of the Company's Plan of Reorganization by the Bankruptcy Court. In connection with the confirmation of the Plan of Reorganization, the Company adopted "fresh-start reporting" in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Accordingly, since September 20, 1993, the Company's financial statements have been prepared as if it were a new reporting entity.


Nine Months Ended September 28, 1996 Compared to
Nine Months Ended September 30, 1995

      Sales for the nine months ended September 28, 1996 were $11,314,656 representing an increase of $2,908,716 (or 35%) compared to the same period in 1995. The increase results primarily from the increase in domestic sales of 32% over last year.


      The gross profit margin on sales for the nine months ended September 28, 1996 increased by $1,157,023 compared to the same period in the prior year, primarily due to the increase in gross sales.

      Selling, general and administrative expenses ("SG&A Expenses") for the first nine months of 1996 were $3,268,901 (29% of sales) compared to $2,409,202 (29% of sales) in the 1995 period. Increases in commissions paid as a result of higher sales accounted for a majority of the overall dollar increase between the periods.

      Interest expense of $154,570 for the 1996 period was approximately $46,804 lower than the prior year. The decrease is due primarily to the reduction of the Company's credit facility with LaSalle to a zero balance on May 1, 1996, offset to some degree by the interest accrued on the Notes.


      Income tax expense for the nine month period ended September 28, 1996 represents the federal and state statutory rates. The Company's operating loss carry forward at January 1, 1996 amounted to approximately $5,000,000. Due to the Company's change in control in January 1996, the allowed annual usage of this tax benefit became restricted to approximately $300,000 per year. For the first nine months of 1996, pre-tax income and net income increased to $763,772 and $453,772, respectively, from $762,338 and $465,338 for the same period in 1995. This change reflects the effect of increased sales in 1996 being partially offset by non-recurring non-operating income received in 1995 and no such income being received in 1996.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

      Net sales for the fiscal year ended December 31, 1995 ("Fiscal 1995") amounted to $11,741,367, as compared to $11,355,142 for the fiscal year ended December 31, 1994 ("Fiscal 1994"). This increase of $386,225 (3.4%) between periods results primarily from an increase in sales in the domestic market.

      The Company's gross profit amounted to $4,298,287 (37% of sales) in Fiscal 1995, as compared to $3,614,339 (32% of sales) in Fiscal 1994. The increase of $683,948 in gross profit in Fiscal 1995 is due to positive manufacturing variances (better utilization of labor and purchases of raw material). In addition, the domestic market experienced better margins and contributed a greater percentage to the overall sales figures.


      SG&A Expenses amounted to $3,421,093 (29.1% of sales) in Fiscal 1995, as compared to $2,696,117 (26.1% of sales) in Fiscal 1994. The increase in SG&A Expenses amounted to $544,454 or 22.3%. Increases in salaries for additional personnel in the sales and marketing areas of the Company and domestic commissions (due to the increase in domestic sales) comprised the majority of the overall increase in SG&A Expenses. In addition, increased domestic travel costs were incurred and certain costs associated with the acquisition by KFH of shares of the Company's capital stock are included in the Fiscal 1995 expenses.


      Increases in research and development expenses were incurred due to new vest certification and testing costs, as well as in connection with the ISO 9002 certification of the Company's quality control standards. The Company received the ISO 9002 certification in October 1995.

      Non-operating income amounted to $227,500 in Fiscal 1995. This income is non-recurring and relates to the termination of a non-compete agreement entered into in 1990 between the Company and a competitor.


      Interest expense of $280,891 in Fiscal 1995 represents an increase of $64,573 (or 30%), as compared to Fiscal 1994. This increase resulted primarily from higher borrowings under the Company's financing agreement with LaSalle. As of May 1, 1996, the Company reduced its credit facility with LaSalle to a zero balance and effective June 30, 1996, the financing agreement with LaSalle expired and was not renewed. The Company has a commitment letter dated October 3, 1996 from Barnett Bank for making available to the Company a revolving credit facility of up to $10,000,000 for working capital purposes. As of October 28, 1996, the Company is engaged in discussions with Barnett Bank regarding the terms of such loan facility. It is currently contemplated that the loan facility will be secured by the Company's and its subsidiaries' inventory and accounts receivable and guaranteed by the Company's subsidiaries.


      Income before income taxes for Fiscal 1995 amounted to $823,803, as compared to $701,904 for Fiscal 1994. This increase in pre-tax profit reflects the improved margins and non-recurring, non-operating income received in Fiscal 1995, being partially offset by the increase in SG&A Expenses.

      Effective September 20, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). In accordance with this standard, the Company recorded a deferred tax asset, representing its cumulative net operating loss carryforward and deductible temporary differences, subject to applicable limits and an asset valuation allowance. Any future benefit obtained from the realization of this asset will be applied to reduce the reorganization value in excess of amounts allocable to identifiable assets. As of December 31, 1995, the gross amount of this deferred tax asset was $2,037,000, of which the entire amount has been offset by a valuation allowance.

      The Company's backlog of orders consists of orders received but not yet manufactured. As of September 30, 1996, the Company had a backlog of orders of approximately $2,126,000. Management believes that a backlog of approximately four weeks production provides for reasonable production scheduling.

Liquidity and Capital Resources


      The Company's backlog consists of orders received but not yet manufactured. As of September 28, 1996, the Company had an estimated backlog of orders of approximately $2,126,000. As of May 1, 1996, the Company reduced its credit facility with LaSalle to a zero balance. Effective June 30, 1996 the financing agreement with LaSalle expired and was not renewed. The Company has a commitment letter dated October 3, 1996 from Barnett Bank for making available to the Company a revolving credit facility of up to $10,000,000 for working capital purposes. As of October 28, 1996, the Company is engaged in discussions with Barnett Bank regarding the terms of such loan facility. It is currently contemplated that the loan facility will be secured by the Company's and its subsidiaries inventory and accounts receivable and guaranteed by the Company's subsidiaries.




      As of September 28, 1996, the Company had working capital of $10,161,214 which reflects the $11,500,000 gross proceeds from the issuance of the Notes and the continued profitability of operations. Working capital at June 30, 1996 was $12,033,729 and at September 30, 1995 was $766,714.




      The Company anticipates that continuing operations will enable the Company to meet its liquidity, working capital requirements, and capital expenditure requirements during the next year.

Effect of Inflation and Changing Prices

      The Company is effected by changes in the cost of its raw materials, primarily fabric woven from Kevlar(R) yarn and SpectraShield(R), which costs have not increased substantially over the past year. Such increases can normally be passed on to customers in the normal course of business. The Company does not expect inflation to have a material impact on either the Company's ability to obtain raw materials or its results of operations.

                                   PROPERTIES

      The Company occupies a 50,000 square foot office, sales, manufacturing and warehouse facility in Nassau County, Florida (the "Yulee Facility"). The Yulee Facility has been utilized as the Company's primary manufacturing facility and headquarters since 1987. As a result of a sale leaseback transaction, the Company has leased this facility since July 1989. The Company's current lease is for a six year term ending April 30, 1999, at an annual base rental of $110,000 (plus annual inflationary escalations). The lease provides the Company with options to extend the lease for two additional five year terms at prevailing market rental rates; however, to the extent the Company makes certain improvements to the facility, the Company may elect to extend the lease at the present rental rate. In addition, the lease requires the Company to pay all utilities and maintenance expenses incurred in connection with the premises, as well as all real estate taxes, insurance, water and sewer charges. The Company believes that it has adequate insurance coverage for this property and its contents.

      The Company presently intends to relocate its operations to the Jacksonville, International Tradeport, located in Jacksonville, Florida, on or about April 1997. The Company plans to build a 70,000 square foot facility, with the ability to expand to 142,000 square feet. The new facility will be utilized as the Company's primary manufacturing and distribution center, as well as its corporate headquarters. The Company plans to sublease the Yulee Facility until the expiration of the current lease on April 30, 1999.

      To help defray the approximately $3,500,000 cost of construction and the purchase of new equipment, the City of Jacksonville is negotiating a $651,350 federal loan for the Company. Under such loan, the incremental tax revenues generated by the project will be used to repay the loan. The loan requires the approval of the Jacksonville International Airport Community Redevelopment Authority and the Jacksonville City Council. To qualify for the loan, the Company has pledged that 51% of the new jobs generated over a specified period of time will be held by low-to moderate-income employees.


      The Company's less-than-lethal operations currently occupy four locations in Casper, Wyoming consisting of over 60 acres and seven buildings with a combined square footage of 61,686. The Company has five buildings with 29,811 square feet of manufacturing and 25,200 square feet of storage/warehousing within two buildings. The remaining 6,675 square feet is office space. Of these four properties, two are owned by the Company. The third property occupied by the Company is encumbered by a $144,000 mortgage carrying interest at a rate of 9% on the outstanding principal amount. The Company is required to make repayments of principal and interest amortized over a period of 20 years, with a balloon payment due on May 1, 1997, at which time the balance of the unpaid principal and interest are due in full. As of October 28, 1996, principal in the amount of approximately $130,000 remained to be paid on the mortgage. The fourth property occupied by the Company consists of two buildings, of which one is owned by and the other leased by the Company. The real property upon which these two buildings are situated is also leased. The leased building and the real property carry an annual rental of $26,400. The Company holds an option to purchase the leased building and real property at this location at an exercise price of $350,000. The option must be exercised on or before December 31, 1996. The Company believes that it has adequate insurance coverage for all of its Wyoming properties.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management And Others

      The Company has historically purchased substantially all of the ballistic resistant fabric used in the manufacture of its products from Clark Schwebel, a subsidiary of Springs and a former holder of 45.7% of the Company's outstanding capital stock. KFH purchased all of the capital stock of the Company owned by Clark Schwebel on January 18, 1996. The Company's purchases from Clark Schwebel totalled approximately $5.1 million, $3.4 million and $3.2 million in fiscal years 1995, 1994 and 1993, respectively, and were made in the normal course of business at prices which the Company believes were competitive with other available sources for such materials.

      On May 15, 1996, the Company issued options to purchase 300,000 shares of the Company's Common Stock to Richmont at an exercise price of $7.50 per share, subject to adjustment (the "Richmont Options"). The Richmont Options and the underlying shares, whether vested or unvested, are callable by the Company in the event that the closing price per share of the Company's Common Stock is equal to or greater than $10 for a period of 10 consecutive trading days after December 31, 1997, upon written notice to Richmont given within 30 days of the conclusion of such ten consecutive trading days during which the closing price per share of the Company's Common Stock was equal to or greater than $10. In such event, the Company may require Richmont to exercise the Richmont Options in whole with respect to all such shares within 10 days of such notice to Richmont. In the event that Richmont does not exercise the Richmont Options, the Richmont Options will lapse and be of no further force or effect.

      Richmont is also the holder of $3,000,000 worth of Notes. Richmont may convert such Notes into 600,000 shares of Common Stock pursuant to the terms of the Convertible Subordinated Note Purchase Agreement. Taking the 100,000 Richmont Options which have fully vested and the shares into which the Notes are convertible into account, Richmont is the beneficial owner of 9.7% of the Company's outstanding Common Stock. Richard C. Bartlett, a director of the Company, is the Chairman of the Board of Directors of the Richmont Group, the parent corporation of Richmont. Mr. Bartlett disclaims beneficial ownership of any shares of Common Stock beneficially owned by Richmont. See "Risk Factors" and "Security Ownership of Certain Beneficial Owners."

      Burtt Ehrlich, a director of the Company, is the holder of $250,000 worth of Notes. Mr. Ehrlich may convert such Notes into 50,000 shares of Common Stock pursuant to the terms of the Convertible Subordinated Note Purchase Agreement.

      Thomas W. Strauss, a director of the Company, is the holder of $200,000 worth of Notes. Mr. Strauss may convert such Notes into 40,000 shares of Common Stock pursuant to the terms of the Convertible Subordinated Note Purchase Agreement.

      Other than as described above, there have not been, nor are there any currently proposed transactions, or any series of similar transactions, since the beginning of Fiscal 1995, to which the Company was or is to be a party, in which the amount involved exceeds $60,000 and in which any director, executive officer, security holder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest.

      Since the beginning of Fiscal 1995, no director or executive officer of the Company, nor any member of their immediate family or any affiliate thereof is, has become or was indebted to the Company in an amount in excess of $60,000.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      Effective March 18, 1996, the Company's Common Stock began trading on the American Stock Exchange under the symbol "ABE". The closing price of the Company's Common Stock on its first day of trading on the American Stock Exchange was $5.375. Prior to March 18, 1996, the Company's Common Stock was traded in the over-the-counter market, and was listed in the bid and ask quotes of brokers as reported by the National Quotation Bureau, Inc. (the "Bulletin Board") under the symbol "ABOA."

      The following tables set forth the range of reported high and low bid quotations for the Company's Common Stock as listed on the Bulletin Board for the last two fiscal years. Such quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The bid quotations were determined from information provided by a majority of the market makers for the Company's Common Stock to the Bulletin Board.

                                                 High        Low
                                                 ----        ---
                  Fiscal Year 1994
                  ----------------

                  Quarter Ended 3/31/94          $2.50      $0.75
                  Quarter Ended 6/30/94          $2.50      $1.00
                  Quarter Ended 9/30/94          $2.25      $1.25
                  Quarter Ended 12/31/94         $2.00      $1.00

                  Fiscal Year 1995
                  ----------------

                  Quarter Ended 3/31/95          $1.25      $0.75
                  Quarter Ended 7/1/95           $1.00      $0.625
                  Quarter Ended 9/30/95          $0.9375    $0.875
                  Quarter Ended 12/31/95         $3.25      $1.00

      The following table sets forth the range of reported high and low bid quotations for the Common Stock on the Bulletin Board for the period January 1, 1996 to March 17, 1996, and range of high and low sales prices on the American Stock Exchange for the period March 13, 1996 to March 31, 1996, and for the fiscal quarters ended June 30, 1996 and September 30, 1996.

                                                High         Low
                                                ----         ---
                  Fiscal Year 1996
                  ----------------

                  1/1/96 to 3/17/96             $5.75       $2.75
                  3/18/96 to 3/31/96            $5.50       $5.0625
                  Quarter Ended 6/30/96         $9.00       $5.125

                  Quarter Ended 9/28/96         $7.875      $6.00




      As of October 28, 1996, the number of holders of record of the Company's Common Stock was approximately 500. Holders of shares held in "nominee" or street names are included in this number.



      The Company did not declare any cash dividends on its Common Stock during the last three fiscal years, and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Any earnings in the near future will be utilized to fund the growth of the Company's business.

      In late 1995, the Company elected to convert 242,851 shares of the Company's Old Preferred Stock to Common Stock at 110% of the aggregate stated value of the Old Preferred Stock at a conversion price equal to the fair market value of the Common Stock. The fair market value of the Common Stock was determined by an independent valuation firm as of the conversion date.

      On January 19, 1996, the Board of Directors of the Company elected to require the holders of the Company's Old Preferred Stock to convert such shares to shares of the Company's Common Stock at 110% of the aggregate stated value of the Old Preferred Stock, at a conversion price of $.77 per share (fair market value, as determined by an independent valuation firm), as required by the Company's Charter. All shares of the Company's Old Preferred Stock were deemed to have been converted upon such election by the Board of Directors.

                             EXECUTIVE COMPENSATION

Compensation of Directors


      During Fiscal 1995, each non-management director (a "Non-Employee Director") was entitled to receive, pursuant to the terms of the Company's 1994 Outside Directors' Stock Plan (the "1994 Outside Directors Stock Plan"), which was implemented in 1994 following the approval of the stockholders at the 1994 annual meeting, an annual retainer of $5,000 plus $1,000 for attendance at each special meeting of the Board of Directors. Additionally, the Chairman of the Audit Committee of the Board of Directors was entitled to $1,000 for each Committee meeting. Under the terms of the 1994 Outside Directors' Stock Plan, Non-Employee Directors' fees may be paid either in cash or stock. The 1994 Outside Directors Stock Plan was discontinued, and no additional awards will be granted under said plan. At the Company's annual meeting of stockholders held on July 16, 1996, the Company's stockholders approved the 1996 Non-Employee Directors Stock Option Plan (the "1996 Directors Plan").


      Under the 1996 Directors Plan, each Non-Employee Director is automatically granted non-qualified options to acquire 75,000 shares of the Company's Common Stock upon the date of his or her initial election or appointment to the Board of Directors in consideration for service as a Director. Under the 1996 Directors Plan, the exercise price for all 75,000 options granted to each Director is the closing price on the date of the grant of the Company's Common Stock as quoted on the composite tape of American Stock Exchange, or on such exchange as the Company's Common Stock may then be trading. Of the 75,000 options granted to each Non-Employee Director, options to acquire 25,000 shares become exercisable upon each of the first three anniversary dates following the date of the grant and all 75,000 options granted to each Non-Employee Director shall expire ten years from the date of grant. There are an aggregate of 300,000 shares of Common Stock reserved for issuance under the 1996 Directors Plan.

Stock Option Plans


      The 1994 Incentive Stock Plan, which was approved by the stockholders on June 10, 1994, provides for the award of stock options and stock grants. The 1994 Incentive Stock Plan was terminated to the extent that no further stock options or stock grants will be awarded thereunder, on July 16, 1996, upon the approval by the stockholders of the 1996 Plan at the annual meeting of stockholders held on such date.



      The purpose of the 1994 Incentive Stock Plan was to enhance the ability of the Company to attract and retain key employees and to stimulate the efforts of these employees by providing an opportunity for capital appreciation and recognition of outstanding service to the Company, all of which management believes contributes to the long term growth and profitability of the Company.


      The 1994 Incentive Stock Plan is administered by the Option Committee of the Board of Directors. Members of the Option Committee are not eligible for awards. The Option Committee has full power to select, from among employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants, and to determine the specific terms of each grant, subject to the provisions of the 1994 Incentive Stock Plan. For awards made to employees other than the Chief Executive Officer, such selections were made after consideration of the recommendations of the Chief Executive Officer.

      Persons eligible to participate in the stock portion of the 1994 Incentive Stock Plan were those officers and other key employees of the Company who were responsible for, or contributed to, the management, growth or profitability of the business of the Company. All full time employees of the Company were eligible to participate in the stock grant portion of the 1994 Incentive Stock Plan.

      The per share exercise price of the Common Stock underlying the options may not be less than the fair market value of the Common Stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Stockholder") was eligible to receive any incentive stock options under the 1994 Incentive Stock Plan unless the option price was at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant.

      No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by him or by his legal guardian or legal representative. In the event of termination of employment other than by death or for cause, the optionee will have, in the case of an incentive stock option, three months after such termination during which he can exercise the option, and in the case of a non-qualified option, one year from the date of such termination during which he can exercise the option. Upon termination of employment of an optionee by reason of death, his option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination.

      No options under the 1994 Incentive Stock Plan are permitted to be granted after the tenth anniversary of the effective date of the 1994 Incentive Stock Plan. All options granted under the 1994 Incentive Stock Plan cannot be exercised more than ten years from the date of grant except that options issued to a 10% Stockholder are limited to five year terms. All options granted under the 1994 Incentive Stock Plan provide for the payment of the exercise price in cash or, with the approval of the Board of Directors of the Company, by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of those methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.


      Any unexercised option that terminated, is canceled or expires for any reason without being exercised in full may again become available for issuance under the 1994 Incentive Stock Plan.

      The Board of Directors may amend or discontinue the 1994 Incentive Stock Plan at any time, but except in accordance with certain provisions of the 1994 Incentive Stock Plan relating to certain adjustments made if there is a reclassification or change of the share structure of the Company, no change shall be made which will have a material adverse effect upon any option previously granted unless the consent of the optionee is obtained; provided, however, that the Board may not, without further approval of the Shareholders,
(a) increase the maximum number of shares for which options may be granted under the 1994 Incentive Stock Plan, or (b) change the class of persons eligible to receive options.


      At the annual meeting of stockholders held on July 16, 1996, the stockholders approved the 1996 Plan.


      The Board of Directors believes that stock options and other stock-based awards are desirable (1) as an effective incentive for participating key employees, consultants and Directors (collectively, "Participants") to use their judgment, initiative and efforts to ensure the successful conduct of the Company's business, (2) to further align such Participants' interests with those of the Company's Stockholders by providing an opportunity to increase their stock ownership and (3) to encourage such Participants to remain in the service of the Company. Pursuant to the 1996 Plan, Participants may be granted stock options ("Options"), which may be incentive stock options ("Incentive Options") or non-qualified stock options ("Non-Qualified Options").

      The total number of Options authorized under the 1996 Plan will be 1,500,000 shares (which number is subject to adjustment in the event of stock dividends, stock splits and other similar events) of the Company's Common Stock. To the extent that Options granted under the 1996 Plan expire or terminate without having been exercised, the shares of the Company's Common Stock covered by such Options will again become available for award. There are currently no outstanding Options under the 1996 Plan.

      The Option Committee of the Board of Directors has the authority to administer the 1996 Plan although, under certain conditions, the Board of Directors shall have the power to administer the 1996 Plan. The Option Committee must consist of no fewer than two members, each of whom is a "disinterested person" within the meaning of Rule 16b-3 of the Exchange Act. The Option Committee will have the authority to determine the employees to whom Options will be granted, the time when such Options shall be granted, the number of shares which shall be subject to each Option (subject to certain limitations in the case of Incentive Options), the purchase price or exercise price of each Option (no less than 100% of fair market value for Incentive Options), the period(s) during which such Options shall be exercisable (whether in whole or in part) (no more than ten years for Incentive Options) and the other terms and provisions thereof. Generally, Options may be granted only to employees employed and consultants engaged by the Company or of any subsidiary corporation or parent corporation of the Company. Directors who are also employees of the Company are also eligible to participate. Consultants are eligible to receive awards of Non-Qualified Options, but are not eligible to receive Incentive Options. No person who owns, directly or indirectly, at the time of the granting of an Incentive Option to him, 10% or more of the total combined voting power of all classes of stock of the Company will be eligible to receive any Incentive Options under the 1996 Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant.

      Common Stock purchased on the exercise of Options may be paid for in cash or by certified check, or with shares of the Company's Common Stock (if permitted by the terms of the Option and by applicable law) or by payment on such terms as the Option Committee shall determine.

      The Option Committee shall have the option at any time to suspend or terminate the 1996 Plan, provided that rights and obligations under any Option granted while the 1996 Plan was in effect may not be altered or impaired by suspension or termination of the 1996 Plan, except with the consent of the holder thereof.


      The Board of Directors or the Option Committee, as the case may be, shall have the right, from time to time, to amend the 1996 Plan, provided that no amendment shall be made without the approval of the stockholders to the extent required by Rule 16b-3 or for the exception for performance-based compensation under Section 162(m) of the Code that will: (i) increase the total number of shares reserved for Options under the 1996 Plan (other than an increase resulting from certain adjustments); (ii) reduce the exercise price of any Option granted thereunder; (iii) modify the provisions of the 1996 Plan relating to eligibility; or (iv) materially increase the benefits accruing to participants under the 1996 Plan or extend the maximum option period thereunder. The Board of Directors or the Option Committee, as the case may be, shall be authorized to amend the 1996 Plan and the Options granted thereunder to permit the Incentive Options granted thereunder to qualify as incentive stock options within the meaning of Section 422 of the Code.

      In the event of any change in the outstanding shares of the Company's Common Stock (through events such as a stock split, stock dividend, recapitalization of the Company or other like change in its capital structure), the Option Committee will make such adjustment to each outstanding Option that it, in its sole discretion, deems appropriate, subject to the provisions of Section 424(a) of the Code as to Incentive Options. It is intended that Incentive Options granted under the 1996 Plan will meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

Compensation of Executive Officers

      The following table sets forth all compensation, in excess of $100,000, paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal years 1995, 1994 and 1993. The Company paid no compensation to its executive officers under any long term compensation or retirement plans during the last three years. The incremental cost of certain incidental personal benefits does not exceed the lesser of $50,000 or 10% of compensation for any named executive officer of the Company.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------
                                                        Long Term
                                                       Compensation
                                                     ----------------
                               Annual Compensation
                                                          Awards
--------------------------------------------------------------------------------
        (a)            (b)      (c)          (d)           (g)             (i)
--------------------------------------------------------------------------------
                                                        Securities     All Other

     Name and                                           Underlying      Compen-
     Principal                 Salary       Bonus      Options/SARs      sation
     Position          Year      ($)         ($)            (#)            ($)
--------------------------------------------------------------------------------
Jonathan M. Spiller    1995   $160,000    $ 21,000        18,000      $5,775(1)
President and Chief    1994   $140,000    $ 62,000       432,000          --
Executive Officer      1993   $137,801       --             --            --
--------------------------------------------------------------------------------
Richard T. Bistrong    1995   $120,000    $105,000        50,000          --
Vice President-Sales   1994      --          --             --            --
and Marketing          1993      --          --             --            --
--------------------------------------------------------------------------------
J. Michael Elliott     1995   $100,000    $  7,000        30,000      $9,660(2)
Vice President-        1994   $ 90,010    $ 27,000       138,000          --
Operations             1993   $ 85,020       --             --            --
--------------------------------------------------------------------------------

(1) Represents the dollar value of 7,500 Common Stock grants awarded to Mr. Spiller in December 1995. They became fully vested on January 19, 1996.

(2) Represents the dollar value of 12,000 Common Stock grants awarded to Mr. Elliott pursuant to the terms of his previous employment agreement, which was executed on January 1, 1994 but which was mutually terminated by Mr. Elliott and the Company and superseded by a new employment agreement executed on January 18, 1996. 4,000 of such grants became fully vested in June 1995, and the additional 8,000 grants became fully vested on January 19, 1996.

                             OPTION/SAR GRANTS TABLE

      The following table summarizes individual grants of stock options (whether or not in tandem with stock appreciation rights ("SARs")), and freestanding SARs made during Fiscal 1995, the Company's most recently completed fiscal year, to each of the named executive officers.

                   STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                Individual Grants

================================================================================
                          Number of       % of Total
                          Securities      Options/SARs   Exercise or  Expiration
                          Underlying      Granted to     Base Price   Date
                          Options/SARs    Employees in   ($/share)
Name                      Granted (#)     Fiscal Year

--------------------------------------------------------------------------------
Jonathan M. Spiller           18,000          12.5%          $.97     3/28/2005
President and Chief
Executive Officer

--------------------------------------------------------------------------------
Richard T. Bistrong           50,000          34.8%          $.97     2/6/2005
Vice President-Sales
and Marketing
--------------------------------------------------------------------------------
J. Michael Elliott            30,000          20.9%          $.97     3/28/2005
Vice President - Operations
================================================================================

(1) Stock option grants consist of stock options granted in Fiscal 1995, pursuant to the Company's 1994 Incentive Stock Plan, all of which are fully vested but are not exercisable until the expiration of the respective named executive's employment agreement.

                            OPTION/SAR EXERCISES AND
                     FISCAL YEAR-END OPTION/SAR VALUE TABLE

      The following table summarizes information concerning each exercise of stock options (or tandem SARs) and freestanding SARs made during Fiscal 1995, the Company's most recently completed fiscal year, to each of the named executive officers, and the fiscal year-end value of unexercised options and SARs. No options were exercised in Fiscal 1995.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

============================================================================================
         (a)                  (b)               (c)               (d)              (e)
                                                          Number of
                                                          Securities          Value of
                                                          Underlying          Unexercised
                                                          Unexercised         In-the-Money
                                                          Options/SARs at     Options/SARs
                                                          FY-End (#)          at FY-End ($)

                      Shares Acquired                     Exercisable (E)/    Exercisable
Name                  on Exercise (#)  Value Realized     Unexercisable (U)   (E)/
                                            ($)                               Unexercisable
                                                                              (U)
--------------------------------------------------------------------------------------------
Jonathan M. Spiller      -0-               -0-           324,000(E)             -0-(E)
President and Chief                                      126,000(U)             -0-(U)
Executive Officer
--------------------------------------------------------------------------------------------
Richard T. Bistrong      -0-               -0-             -0-  (E)             -0-(E)
Vice President-Sales                                      50,000(U)             -0-(U)
and Marketing

--------------------------------------------------------------------------------------------
J. Michael Elliott       -0-               -0-           103,500(E)             -0-(E)
Vice President -                                          64,500(U)             -0-(U)
Operations
============================================================================================

Pension/Long-Term Compensation Arrangements

      The Company has no pension arrangements or other long-term compensation plans for its executive officers or other employees.

Employment Agreements

      Set forth below are descriptions of the Company's employment agreements with Messrs. Spiller, Elliott and Bistrong. No employment agreement has been entered into between Ms. Burke and the Company.

Jonathan M. Spiller

      Mr. Spiller's employment agreement, dated as of January 18, 1996, provides that he will serve as the President and Chief Executive Officer of the Company for an initial term expiring January 17, 1999, at a base salary of $160,000 per annum. In addition to his base salary, Mr. Spiller shall also be entitled to a yearly bonus during the term of his employment agreement. The bonus shall be based upon the Company's earnings before interest and taxes. Mr. Spiller will also be entitled, at the sole and absolute discretion of the Option Committee of the Board of Directors, to participate in the Company's incentive stock plan and other bonus plans adopted by the Company. Eligibility to participate in the Company's incentive stock plan shall be based upon, among other things, the performance of Mr. Spiller and the Company. As part of his compensation package, the Company provides Mr. Spiller with other benefits commensurate with his position, as more fully set forth in his employment agreement. Mr. Spiller's employment with the Company shall continue, unless earlier terminated by Mr. Spiller or due to Mr. Spiller's death or disability or by the Company, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr. Spiller.

Richard T. Bistrong

      Mr. Bistrong's employment agreement, dated as of January 18, 1996, provides that he will serve as Vice President-Sales and Marketing of the Company for an initial term expiring January 17, 1999, at a base salary of $120,000 per annum. Mr. Bistrong shall also be entitled to a yearly bonus during the term of his employment agreement. The bonus shall be based upon the Company's earnings before interest and taxes. In addition to his base salary and bonus, Mr. Bistrong is entitled to receive non-qualified options to purchase 21,250 shares of the Company's Common Stock and incentive stock options to purchase 28,750 shares of the Company's Common Stock, in each case at an exercise price of $.97 per share of Common Stock. These options are exercisable for a period of eight years from the date of the grant, and all of such options vest on January 18, 1999. The vesting of the options may be accelerated on a pro rata basis in the event of the occurrence of certain events. Pursuant to his employment agreement, Mr. Bistrong will also be entitled, at the sole and absolute discretion of the Option Committee of the Board of Directors, to participate in the Company's incentive stock plan and other bonus plans adopted by the Company. Eligibility to participate in the Company's incentive stock plan shall be based upon, among other things, the performance of Mr. Bistrong and the Company. As part of his compensation package, the Company provides Mr. Bistrong other benefits commensurate with his position, as more fully set forth in his employment agreement. Mr. Bistrong's employment with the Company shall continue, unless earlier terminated by Mr. Bistrong or due to Mr. Bistrong's death or disability or by the Company, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr. Bistrong.

J. Michael Elliott

      Mr. Elliott's employment agreement, dated as of January 18, 1996, provides that he will serve as Vice President-Operations of the Company for an initial term expiring January 17, 1997, at a base salary of $100,000 per annum. Mr. Elliott shall also be entitled to a yearly bonus during the term of his employment agreement. The bonus shall be based upon the Company's earnings before interest and taxes. In addition to his base salary and bonus, Mr. Elliott is entitled to receive non-qualified options to purchase 8,500 shares of the Company's Common Stock and incentive stock options to purchase 11,500 shares of the Company's Common Stock, in each case at an exercise price of $.97 per share of Common Stock. These options are exercisable for a period of eight years from the date of the grant, and all of such options vest on January 18, 1999. The vesting of the options may be accelerated on a pro rata basis in the event of the occurrence of certain events. Pursuant to his employment agreement, Mr. Elliott will also be entitled, at the sole and absolute discretion of the Option Committee of the Board of Directors, to participate in the Company's incentive stock plan and other bonus plans adopted by the Company. Eligibility to participate in the Company's incentive stock plan shall be based upon, among other things, the performance of Mr. Elliott and the Company. As part of his compensation package, the Company provides Mr. Elliott with other benefits commensurate with his position, as more fully set forth in his employment agreement. At the Company's option, Mr. Elliott's employment with the Company shall continue, unless earlier terminated by Mr. Elliott or due to Mr. Elliott's death or disability or by the Company, for one two year period, on the same terms and conditions. Following the two year renewal, the employment of Mr. Elliott shall automatically continue for successive one year periods on terms to be mutually agreed upon by the Company and Mr. Elliott.

Robert R. Schiller

      Mr. Schiller's employment agreement, dated as of July 24, 1996, provides that he will serve as Vice President-Corporate Development of the Company for an

initial term expiring July 23, 1999, at a base salary of $120,000 per annum. Mr. Schiller is also entitled to a one-time relocation bonus of $45,000. In addition to his base salary, Mr. Schiller is entitled to receive incentive stock options to purchase 150,000 shares of the Company's Common Stock, in each case at an exercise price per share equal to $6.06, the market price of the Common Stock on July 24, 1996, the date of the grant. These options vest equally over a period of three years from the date of the grant, and all of such options become exercisable on July 24, 1999. The vesting of the options may be accelerated on a pro rata basis in the event of the occurrence of certain events. Pursuant to his employment agreement, Mr. Schiller will also be entitled, at the sole and absolute discretion of the Option Committee of the Board of Directors, to participate in the Company's incentive stock plan and other bonus plans adopted by the Company. Eligibility to participate in the Company's incentive stock plan shall be based upon, among other things, the performance of Mr. Schiller and the Company. As part of his compensation package, the Company provides Mr. Schiller's other benefits commensurate with his position, as more fully set forth in his employment agreement. Mr. Schiller's employment with the Company shall continue, unless earlier terminated by Mr. Schiller or due to Mr. Schiller's death or disability or by the Company, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr. Schiller.

                                  LEGAL MATTERS

      The validity of the securities offered hereby has been passed upon for the Company by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019.

                                     EXPERTS

      The financial statements included in this prospectus related to the Company have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements included in this prospectus with respect to DTCoA for the years ended December 31, 1995 and 1994 have been audited by Macy, Mason & Schwartzkopf, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company has filed with the SEC, Washington, D.C., its Registration Statement No. 333-10307 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares offered hereby, reference is made to such Registration Statement and exhibits, which may be obtained from the SEC at its principal office in Washington, D.C., upon payment of charges prescribed by the SEC. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified all respects by such reference.

                          INDEX TO FINANCIAL STATEMENTS

Armor Holdings, Inc.
                                                                      Page
                                                                      ----

Report of Deloitte & Touche LLP.....................................  F-2
Balance Sheets......................................................  F-3
Income Statements...................................................  F-4
Statements of Stockholders' Equity..................................  F-5
Statement of Cash Flows.............................................  F-6
Notes to Financial Statements.......................................  F-7

Defense Technology Corporation of America

Independent Auditor's Report........................................  F-21
Balance Sheets - December 31, 1995 and December 31, 1994............  F-22
Statements of Income and Retained Earnings - December 31, 1995
      and December 31, 1994.........................................  F-24
Statements of Cash Flows - December 31, 1995
      and December 31, 1994.........................................  F-25
Notes to Financial Statements.......................................  F-27
Unaudited Balance Sheet - September 28, 1996........................  F-33
Unaudited Statements of Income and Retained Earnings- Nine
      months ended September 28, 1996 and September 30, 1995........  F-35
Unaudited Statements of Cash Flows - Nine months ended
      September 28, 1996 and September 30, 1995.....................  F-36
Note to Unaudited Interim Financial Statements......................  F-37

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of
  American Body Armor & Equipment, Inc.
Fernandina Beach, Florida

We have audited the accompanying balance sheets of American Body Armor & Equipment, Inc. (the "Company") as of December 31, 1995 and 1994 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
Jacksonville, Florida
February 23, 1996

AMERICAN BODY ARMOR & EQUIPMENT, INC.

BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                       September 28,
                                                                            1996             December 31,
                                                                                      -------------------------
                                                                         (Unaudited)     1995           1994
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                               $ 8,515,553   $   272,972   $   315,231
Accounts receivable, net of allowance for
doubtful accounts of $87,741 at September 28, 1996
and $100,000 in 1995 and 1994                                             2,760,551     2,319,754     1,574,990
Inventories                                                               1,486,444     1,101,935     1,042,405
Prepaid expenses and other current assets                                   759,297       287,000        90,458
                                                                        -----------   -----------   -----------
Total current assets                                                     13,521,845     3,981,661     3,023,084

PROPERTY AND EQUIPMENT, net of accumulated
depreciation of $390,669 at September 28, 1996 and
$270,450 and $122,379 in 1995 and 1994                                      514,540       474,359       502,935

REORGANIZATION VALUE IN EXCESS OF AMOUNTS
ALLOCABLE TO IDENTIFIABLE ASSETS, net                                     3,464,329     3,586,574     3,886,574

PATENTS AND TRADEMARKS                                                    1,855,000
OTHER ASSETS                                                              1,000,785       117,867        57,906
                                                                        -----------   -----------   -----------

TOTAL ASSETS                                                            $20,356,499   $ 8,160,461   $ 7,470,499
                                                                        ===========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capitalized lease obligation      $     7,613   $ 2,082,398   $ 1,681,544
Accounts payable, accrued expenses and other current liabilities          3,353,018     1,103,893     1,301,208
                                                                        -----------   -----------   -----------
Total current liabilities                                                 3,360,631     3,186,291     2,982,752
5% CONVERTIBLE SUBORDINATED NOTES:
Due to directors and affiliates                                           3,450,000
Due to others                                                             8,050,000
                                                                        -----------
Total 5% convertible subordinated notes                                  11,500,000
OTHER LONG-TERM DEBT AND CAPITALIZED LEASE
OBLIGATION, less current portion                                             21,907        27,550        60,793

                                                                        -----------   -----------   -----------
Total liabilities                                                        14,882,538     3,213,841     3,043,545
                                                                        -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES
(Notes 7, 8, 9 and 10)

STOCKHOLDERS' EQUITY:
Convertible preferred stock, $1 stated value, 1,700,000 shares
authorized, 0, 1,214,292, and 1,457,143 shares issued and outstanding                   1,214,292     1,457,143
Preferred stock $.01 par value, 5,000,000 shares authorized, 0 shares issued and outstanding (unaudited)
Common stock, $.01 par value at September 28, 1996, $.03 par value at December 31, 1995 and 1994, 50,000,000 shares authorized,
6,926,642, 5,091,133, and 4,697,255 shares issued and outstanding            69,266       152,734       140,918
Additional paid-in capital                                                3,986,245     2,592,761     2,318,890
Retained earnings                                                         1,418,450       986,833       510,003
                                                                        -----------   -----------   -----------
Total stockholders' equity                                                5,473,961     4,946,620     4,426,954
                                                                        -----------   -----------   -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $20,356,499   $ 8,160,461   $ 7,470,499
                                                                        ===========   ===========   ===========

See notes to financial statements.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

INCOME STATEMENTS
--------------------------------------------------------------------------------

                                                      Nine Months Ended
                                                ---------------------------
                                                September 28, September 30,
                                                    1996          1995       Year Ended December 31,
                                                                             -------------------------
                                                 (Unaudited)   (Unaudited)      1995          1994

NET SALES                                        $11,314,656   $ 8,405,940   $11,741,367   $11,355,142

COST AND EXPENSES:
Cost of sales                                      7,012,219     5,260,526     7,443,080     7,740,803
Selling, general and administrative expenses       3,268,901     2,409,202     3,421,093     2,696,117
Interest expense - directors and affiliates           71,875
Interest expense - other, net                         82,695       201,374       280,891       216,318
                                                 -----------   -----------   -----------   -----------

                                                  10,435,690     7,871,102    11,145,064    10,653,238
                                                 -----------   -----------   -----------   -----------

OPERATING INCOME                                     878,966       534,838       596,303       701,904

Amortization of deferred debt issue costs             76,949

Amortization of reorganization value in excess
of amounts allocable to identifiable assets           38,245

Non-operating income                                               227,500       227,500
                                                 -----------   -----------   -----------   -----------

INCOME BEFORE INCOME TAXES                           763,772       762,338       823,803       701,904

INCOME TAXES                                         310,000       297,000       303,650       278,500
                                                 -----------   -----------   -----------   -----------

NET INCOME                                       $   453,772   $   465,338   $   520,153   $   423,404
                                                 ===========   ===========   ===========   ===========
NET EARNINGS PER COMMON SHARE AND
COMMON EQUIVALENT SHARE                          $      0.06   $      0.07   $      0.08   $      0.07
                                                 ===========   ===========   ===========   ===========

See notes to financial statements.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                           Convertible
                                         Preferred Stock                 Common Stock
                                    -----------------------       -------------------------   Additional
                                                     Stated                       Par          Paid-in       Retained
                                      Shares         Value          Shares        Value        Capital       Earnings       Total

BALANCE, JANUARY 1, 1994            1,700,000    $ 1,700,000      4,415,833   $   132,475   $ 2,075,441   $   137,599   $ 4,045,515

Dividends on preferred stock                                                                                  (51,000)      (51,000)

Conversion of preferred stock        (242,857)      (242,857)       275,400         8,262       234,595

Issuance of stock in lieu of
directors' fees                                                       6,022           181          8,854                      9,035

Net income                                                                                                    423,404       423,404
                                    ---------    -----------      ---------   -----------   -----------   -----------   -----------

BALANCE, DECEMBER 31, 1994          1,457,143      1,457,143      4,697,255       140,918     2,318,890       510,003     4,426,954

Dividends on preferred stock                                                                                  (43,323)      (43,323)

Conversion of preferred stock        (242,851)      (242,851)       346,922        10,408       232,443

Issuance of stock in lieu of
directors' fees                                                      14,000           420        13,580                      14,000

Issuance of stock granted under
stock plans                                                          32,956           988        27,848                      28,836

Net income                                                                                                    520,153       520,153
                                    ---------    -----------      ---------   -----------   -----------   -----------   -----------

BALANCE, DECEMBER 31, 1995          1,214,292      1,214,292      5,091,133       152,734     2,592,761       986,833     4,946,620

Conversion of preferred
stock (unaudited)                  (1,214,292)    (1,214,292)     1,734,702        52,041     1,162,251

Dividends on preferred
stock (unaudited)                                                                                             (22,155)      (22,155)

Issuance of stock granted
under stock plans (unaudited)                                        97,948         2,939        77,775                      80,714


Issuance of stock in lieu of
directors' fees (unaudited)                                           2,859            86        14,924                      15,010

Reduction in par value of
common shares (unaudited)                                                        (138,534)      138,534

Net income (unaudited)                                                                                        453,772       453,772
                                    ---------    -----------      ---------   -----------   -----------   -----------   -----------

BALANCE, SEPTEMBER 28, 1996
(unaudited)                                -     $        -       6,926,642   $    69,266   $ 3,986,245   $ 1,418,450   $ 5,473,961
                                    =========    ===========      =========   ===========   ===========   ===========   ===========

See notes to financial statements.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                         Nine Months Ended
                                                                 -------------------------------
                                                                  September 28,   September 30,     Year Ended December 31,
                                                                                                  ----------------------------
                                                                      1996             1995              1995          1994
                                                                   (Unaudited)      (Unaudited)
OPERATING ACTIVITIES:
   Net income                                                     $    453,772    $    465,338    $    520,153    $    423,404
   Adjustments to reconcile net income to cash provided by
     (used in) operating activities:
        Depreciation and amortization                                  235,414         103,687         148,071         118,116
        Gain on disposal of property and equipment                                                        (750)
        Deferred income taxes                                           84,000         297,000         300,000         263,500
        Directors' fees                                                                                 14,000           9,035
        Increase in accounts receivable                               (440,797)       (108,409)       (744,764)       (558,509)
        Increase in inventories                                       (384,509)       (273,955)        (59,530)       (107,832)
        (Increase) decrease in prepaid expenses and other assets    (2,314,911)        (60,741)       (256,503)         95,628
        Increase (decrease) in accounts payable, accrued
          liabilities and other current liabilities                  2,249,125        (476,282)       (168,479)       (370,733)
                                                                  ------------    ------------    ------------    ------------
            Net cash used in operating activities                     (117,906)        (53,362)       (247,802)       (127,391)
                                                                  ------------    ------------    ------------    ------------

INVESTING ACTIVITIES:
  Capital expenditures                                                (160,401)        (68,527)       (128,495)       (117,897)
  Proceeds from disposal of property and equipment                                                      9,750
                                                                  ------------    ------------    ------------    ------------
            Net cash used in investing activities                     (160,401)        (68,527)       (118,745)       (117,897)
                                                                  ------------    ------------    ------------    ------------

FINANCING ACTIVITIES:
  Preferred stock dividends                                            (22,155)        (43,323)        (43,323)        (51,000)
  Exercise of stock grants and options                                  95,724
  Borrowings under capital expenditures facility                                                        52,000
  Repayments of long-term debt and capitalized lease
    obligation                                                         (29,781)                        (13,388)         (4,391)
  Net (repayments) borrowings under line of credit                  (2,050,647)       (130,129)        328,999         595,817
  Net proceeds from issuance of 5% convertible
    subordinated notes                                              10,527,747
                                                                  ------------    ------------    ------------    ------------
            Net cash provided by (used in) financing activities      8,520,888        (173,452)        324,288         540,426
                                                                  ------------    ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND

  CASH EQUIVALENTS                                                   8,242,581        (295,341)        (42,259)        295,138

CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                                            272,972         315,231         315,231          20,093
                                                                  ------------    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                          $  8,515,553    $     19,890    $    272,972    $    315,231
                                                                  ------------    ------------    ------------    ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Income taxes paid                                                                               $      3,400    $     15,000
                                                                                                  ------------    ------------

  Interest paid                                                   $     83,292    $    180,632    $    273,538    $    213,798
                                                                  ------------    ------------    ------------    ------------

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:
    Capitalized lease obligation entered into for equipment                                                       $     43,451
                                                                                                                  ------------

    Issuance of stock granted under stock plan                    $     91,876                    $     28,836
                                                                  ------------                    ------------

See notes to financial statements.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business - American Body Armor & Equipment, Inc. is a manufacturer of ballistic and stab resistant armor and bomb disposal equipment. The Company's products are sold domestically and internationally, primarily to law enforcement agencies and the military. The Company has no foreign manufacturing operations.

     Basis of Presentation - On September 20, 1993, the Company emerged from Chapter 11 bankruptcy reorganization and adopted the recommended fresh-start reporting treatment for such entities, as set forth in the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). As such, the Company's 1995 and 1994 financial statements have been prepared as if the Company were a new reporting entity and are not comparable to financial statements of previous periods.

     The Company's Plan of Reorganization under Chapter 11 bankruptcy became effective on September 20, 1993 (the "Effective Date"). The Plan of Reorganization was designed to repay secured claims in full with interest without impairment, to repay over time unsecured claims related to an FTC Replacement Vest Consent Agreement (see Note 8) via replacement of vests, and to repay general unsecured, tort and lease claims in cash or a combination of preferred and common stock.

     In connection with the adoption of fresh-start reporting, the Company was required to determine its reorganization value by consideration of several factors and reliance on various valuation methods, including discounted estimated future cash flows, market comparables and price/earnings ratios. All such valuations depended in large part upon the Company's projected future operating results and cash flows, with such projections including assumptions as to anticipated sales and margins, marketing plans, operating expense levels and capital expenditure programs.

     Cash Equivalents - The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     Concentration of Credit Risk - The Company's accounts receivable consist of amounts due from customers, including amounts due from distributors, located throughout the United States. International sales generally require cash in advance or confirmed letters of credit on U.S. banks.

     Inventories - Inventories are stated at the lower of cost or market determined on the first-in, first-out ("FIFO") basis.


     Property and Equipment - In accordance with SOP 90-7, property and equipment consisting primarily of manufacturing equipment and office furniture and fixtures were recorded at their estimated fair values upon emergence from bankruptcy. Subsequent additions of property and equipment have been recorded at cost. Property and equipment are depreciated over their estimated useful lives of 3 to 10 years on a straight-line basis.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

     Reorganization Value in Excess of Amounts Allocable to Identifiable Assets
     - Reorganization value in excess of amounts allocable to identifiable assets is amortized or otherwise reduced in amounts not less than those which would be recognized on a straight-line basis over twenty-five years.

     Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes - In connection with the adoption of fresh-start reporting, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method specified thereunder, deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred tax liabilities are offset by deferred tax assets representing the tax-effected cumulative net operating loss carryforwards and deductible temporary differences, subject to applicable limits and an asset valuation allowance. Future benefits obtained from utilization of net operating loss carryforwards or from the reduction in the income tax asset valuation allowance existing on September 20, 1993 have been and will be applied to reduce reorganization value in excess of amounts allocable to identifiable assets.

     Revenue Recognition - The Company records sales at gross amounts to be received, including amounts to be paid to agents as commissions. Non-operating income includes amounts received in settlement of a non-competition agreement.

     New Accounting Standards - Statement of Financial Accounting Standards
     (SFAS) No. 123, "Accounting for Stock-Based Compensation", establishes financial accounting and reporting requirements for stock-based employee compensation plans. The Company intends to adopt the reporting requirements of SFAS 123 in 1996 and does not expect implementation of the new standard to have a significant impact on its financial position or results of operations. The Company will also be required to adopt the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" for the year ending December 31, 1996. The impact of such adoption is not presently known.

     Interim financial information - Interim financial information as of September 28, 1996 and for the nine months ended September 28, 1996 and September 30, 1995 is unaudited. The unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods. Information for the interim periods is not necessarily indicative of results to be achieved for the full year.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

2.    INVENTORIES

     Inventories are summarized as follows:

                                                          December 31,
                                               -------------------------------
                                                  1995                 1994

           Raw materials                       $  546,707           $  651,479
           Work-in-process                        382,680              273,838
           Finished goods                         172,548              117,088
                                               ----------           ----------

                                               $1,101,935           $1,042,405
                                               ==========           ==========

3. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

      Accounts payable, accrued expenses and other current liabilities are summarized as follows:

                                                       December 31,
                                               ----------------------------
                                                  1995              1994

           Trade and other payables            $  466,441        $  524,769
           Accrued expenses:
             Payroll and related taxes            143,721           146,675

             Unresolved bankruptcy claims         188,706           279,082
             Other                                240,470            70,227
           Other current liabilities               64,555           280,455
                                               ----------        ----------

                                               $1,103,893        $1,301,208
                                               ==========        ==========

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

4. INDEBTEDNESS

                                                                  December 31,
                                                           --------------------------
Debt:                                                          1995           1994
  Line-of-credit under revolving credit and
    security agreement expiring June 30, 1996              $ 1,997,060    $ 1,668,061

  Capital expenditure facility under revolving credit
    and security agreement expiring June 30, 1996               52,000

  Mortgage loan payable in monthly installments
  of $310 including interest at 8.5 percent through
  August 1996, with a balloon installment of $23,684
  due September 1996, collateralized by a first
  mortgage on a condominium apartment                           24,886         26,301

  Other installment loan                                           839          4,524
                                                            ----------     ----------
                                                             2,074,785      1,698,886
Less current portion                                        (2,074,785)    (1,673,256)
                                                            ----------     ----------

                                                            $        -     $   25,630
                                                            ----------     ----------
Capitalized lease obligation:
  Equipment lease bearing interest at 10.88%,
    expiring November, 1999, collateralized by equipment
    with an amortized cost of approximately $35,000
    at December 31, 1995                                    $   35,163     $   43,451

Less current portion                                            (7,613)        (8,288)

                                                            ----------     ----------

                                                            $   27,550     $   35,163
                                                            ==========     ==========

     Effective with the emergence from Chapter 11 bankruptcy reorganization, the Company entered into a revolving credit facility replacing the Company's previous pre-petition and "debtor-in-possession" facility. The revolving credit facility, as renewed July 1, 1994, provides for the borrowing in the aggregate of up to $3,000,000, with maximum availability based upon 50% of eligible inventories (with a cap of $850,000) and 85% of eligible accounts receivable. Interest is payable at the Bank's Reference Rate plus 2% (10.5% at December 31, 1995). Additional borrowings of approximately $230,000 were available under the revolving credit facility at December 31, 1995. The Company also has a related capital expenditures facility which provides for borrowings up to $250,000. The facility contains certain restrictive covenants including limitations on the encumbrance and transfer of assets and the creation of indebtedness and the maintenance of certain levels of tangible net worth and working capital. In addition, the facility restricts the payment of dividends other than those dividends on preferred stock. The agreement is collateralized by substantially all of the Company's assets other than those assets collateralizing the mortgage and installment loan.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

     Aggregate principal maturities on indebtedness are as follows:


                                                           Obligation
                                                             Under
                                                           Capitalized
Year ending December 31,                        Debt         Lease

1996                                        $ 2,074,785    $  11,065
1997                                                          11,065
1998                                                          11,065
1999                                                          10,143
                                            -----------    ---------

                                            $ 2,074,785       43,338
                                            -----------
Less amount representing interest on
  obligation under capitalized lease                          (8,175)
                                                           ---------


                                                           $  35,163
                                                           =========

5. SALES INFORMATION AND SIGNIFICANT CUSTOMERS

      Information with respect to sales to principal geographic areas for the years ended December 31, 1995 and 1994 is as follows:


                                             1995               1994

Foreign                               $    1,370,003     $    1,594,831
Domestic                                  10,371,364          9,760,311
                                      --------------     --------------

                                      $   11,741,367     $   11,355,142
                                      ==============     ==============

     Approximately 32% of the Company's sales during the year ended December 31, 1994 were derived from two significant customers, the United States government, including various agencies, and the government of Puerto Rico.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

6. INCOME TAXES

     Income tax expense for the years ended December 31, 1995 and 1994 consisted of the following components:


                                                1995               1994

Current                                    $         3,650    $        15,000
Deferred                                           300,000            263,500
                                           ---------------    ---------------

Total provision for income taxes           $       303,650    $       278,500
                                           ===============    ===============

     Significant components of the Company's net deferred tax asset are as follows:

                                               1995               1994

Deferred tax assets:
  Reserves not currently deductible        $      206,000     $      217,500

  Operating loss carryforwards                  1,783,000          1,755,000
  Other                                            48,000            133,000
                                           ---------------    ---------------
                                                2,037,000          2,105,500
Deferred tax asset valuation allowance         (2,037,000)        (2,105,500)
                                           ---------------    ---------------

Net deferred tax asset                     $           -      $      -
                                           ===============    ===============

     The Company provided a valuation allowance of $2,037,000 and $2,105,500 against deferred tax assets recorded as of December 31, 1995 and 1994 in view of, among other things, historical operating losses and the expiration dates and other limitations on usage of the net operating loss carryforwards.

     The Plan of Reorganization resulted in an ownership change since a substantial portion of the new stock was issued to the creditors of the Company. However, since the ownership change occurred pursuant to Chapter 11 proceedings and because more than 50% of the new stock was issued to qualifying creditors and shareholders, the Company has taken advantage of certain favorable rules contained in Section 382(1)(5) relating to usage of net operating losses. After an ownership change, Section 382(1)(5) requires a reduction in the amount of net operating loss carryforwards and other tax attributes. As of emergence from bankruptcy, the net operating loss carryforward was estimated to have been reduced to approximately $5,200,000 as a result of the adjustments required by Section 382. As of December 31, 1995 the Company's net operating losses approximate $4,700,000 and expire in varying amounts in fiscal years 2003 to 2008. See also Note 12.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

7. OPERATING LEASES

     The Company leases its manufacturing facilities under a six year operating lease expiring in 1999, with an option to renew. The Company is also party to various other equipment and vehicle leases. Approximate total future minimum annual lease payments under all such arrangements are as follows:


        Year ending December 31

        1996                                                  $  174,000
        1997                                                     165,000
        1998                                                     141,000
        1999                                                     132,000

        2000                                                      47,000
                                                              ----------

                                                              $  659,000
                                                              ==========

     The Company incurred rent expense of approximately $161,000 and $167,000 during the years ended December 31, 1995 and 1994.

8. COMMITMENTS AND CONTINGENCIES

     Chapter 11 Proceedings - The Company has provided for payment of certain classes of bankruptcy related claims. Such amounts include amounts with respect to claims that have been allowed by the Bankruptcy Court, as well as amounts with respect to claims that are still being disputed by the Company. Among the disputed claims is one in which an unsecured creditor did not originally exercise its opportunity to elect to receive stock in satisfaction of its claim, but has since asserted that it is so entitled. While there can be no assurance that the actual amounts of any such claims that are ultimately allowed by the Bankruptcy Court will not exceed the amounts reserved, the Company does not expect that any variance between such actual and reserved amounts will have a material adverse effect on the Company's financial position.

     Employment Contracts - The Company is party to several employment contracts with its management. Such contracts are for varying periods and include restrictions on competition after termination. These agreements provide for salaries, bonuses and other benefits and also specify and delineate the granting of various stock options, as further described in Note 9.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

     Legal/Litigation Matters - In November 1989, the Federal Trade Commission ("FTC") conducted an investigation into the accuracy of the Company's claims that body armor sold by the Company between 1988 and 1990 complied with testing and certification procedures promulgated by the National Institute of Justice ("NIJ"). On November 2, 1994, the FTC issued a consent order embodying a voluntary settlement of the FTC's charges that the Company engaged in false advertising. Under the consent order, the Company admitted no violations of law but agreed to establish a Body Armor Replacement Program (the "Program") under which persons who had purchased body armor covered by the Program would be identified and offered the chance to buy new, replacement body armor at a reduced price. The consent order sets forth many detailed requirements governing the conduct of the Program, the retention of records and the avoidance of false or misleading advertising. Failure to comply with the requirements could make the Company liable for civil penalties. On January 4, 1995, the Company filed with the FTC a comprehensive Compliance Report detailing the manner in which it was performing the obligations imposed upon it by the consent order. The FTC has not asked for additional information or questioned the Company's compliance with the consent order. Management has established reserves to cover the estimated cost of the above program.

     In addition to the above, the Company, in the normal course of business, is subjected to claims and litigation in the areas of product and general liability. Management does not believe any of such claims will have a material impact on the Company's financial position.

9. STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

     Convertible Preferred Stock - The Plan of Reorganization provided for the filing by the Company of its Restated Articles of Incorporation which authorized the issuance of 15,000,000 shares of common stock, $.03 par value ("common stock") and 1,700,000 shares of $1 stated value, 3% convertible preferred stock ("preferred stock"). Pursuant to the Plan of Reorganization, the Company issued 4,415,833 shares of its new common stock and 1,700,000 shares of preferred stock.

     In 1995 and 1994, the Company elected to convert 242,851 shares of preferred stock to common stock at $.77 per share and 242,857 shares of preferred stock to common stock at $.97 per share, respectively, under conversion provisions calling for the issuance of common stock, the fair market value of which represents 110% of the aggregate stated value of the preferred stock then subject to redemption.

     Stock Options and Grants - In 1994, the Company implemented an incentive stock plan and an outside directors' stock plan, which plans collectively provide for the granting to certain key employees of options to acquire the Company's common stock as well as providing for the grant of common stock to outside directors and to all full time employees. Pursuant to such plans, 1,050,000 shares of common stock were reserved and made available for distribution. The option prices of stock which may be purchased under the incentive stock plan are not less than the fair market value of common stock on the dates of the grants. Stock granted under the plans results in the recognition of compensation expense in the Company's financial statements.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
-------------------------------------------------------------------------------

     The following is a summary of stock option activity in 1995 and 1994:



                                                                  Number of
                                                 Option Price      Shares
                                    Shares        Per Share      Exercisable

Granted                             727,500      $.79-$1.05      384,000
Forfeited                           (69,000)     $.79-$1.05
                                    -------

Outstanding at December 31, 1994    658,500                      384,000

Granted                             136,000      $.97
Forfeited                           (11,000)     $.79-$1.05
                                    -------

Outstanding at December 31, 1995    783,500                      461,667
                                    =======

     The following is a summary of employee stock grant activity in 1995 and 1994:

                                     Shares

Granted                             128,500
Forfeited                            (9,877)
                                    -------

Outstanding at December 31, 1994    118,623

Exercised                           (32,956)
Forfeited                           (14,186)
                                    -------

Outstanding at December 31, 1995     71,481
                                    -------

     Under this plan, 14,000 and 6,022 shares were issued to directors in 1995 and 1994, respectively.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

      Earnings Per Share - The following table details the number of shares used in computing primary and fully diluted earnings per share:

                                                            1995         1994


Primary:
  Weighted average common shares outstanding              4,753,999    4,625,394

  Effect of shares issuable under stock option
    and stock grant plans, based on the treasury
    stock method                                            325,290      254,498

  Effect of shares issuable under conversion of
    preferred stock                                       1,290,383      922,507
                                                          ---------    ---------

                                                          6,369,672    5,802,399
                                                          ---------    ---------

Fully diluted:
  Weighted average common shares outstanding              4,753,999    4,625,394

  Effect of shares issuable under stock option
    and stock grant plans, based on the treasury
    stock method                                            598,191      284,319

  Effect of shares issuable under conversion of
    preferred stock                                       1,290,383      922,507
                                                          ---------    ---------

                                                          6,642,573    5,832,220
                                                          ---------    ---------

Primary and fully diluted earnings per share are the same amounts.

10.   RELATED PARTY TRANSACTIONS

     The Company purchases a primary raw material for the manufacture of its products from a significant stockholder. During the years ended December 31, 1995 and 1994 approximately $5,040,000 and $3,428,000 of such materials were purchased. No amounts were payable to such stockholder as of December 31, 1995 and 1994. See also Note 12.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

11.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1995 and 1994, the Company's financial instruments consisted of cash and cash equivalents, receivables, payables and other evidences of indebtedness. Because the cash equivalents and receivables and payables have short maturities, their market value approximates their carrying value as presented in the balance sheets. Effective September 20, 1993, the Company restructured the terms of its liabilities in accordance with the Plan of Reorganization, which resulted in the issuance of indebtedness at then fair market values. The Company later renewed its bank credit facility on then market terms in June, 1994. Because the interest rates on the Company's indebtedness are generally variable and the debts are of relatively short maturities, management believes the carrying values of debt as of December 31, 1995 and 1994 approximate fair value.

12. SUPPLEMENTAL INTERIM INFORMATION (UNAUDITED)

     Change in Control - On January 18, 1996, Kanders Florida Holdings, Inc. ("KFH") purchased a majority interest in the Company by acquiring all of the Company's preferred stock and common stock owned by the Company's two largest shareholders, Clark Schwebel, Inc. and Hexcel Corporation. Upon such transaction, the Company elected to convert all outstanding preferred stock to common shares. After this conversion, KFH owned approximately 66% of the Company.

     This change in control of the Company resulted in the imposition of an annual limitation on the use of the Company's net operating loss carryforwards in future years.

     Issuance of Convertible Debt - On April 30, 1996, the Company completed a private placement of its 5% Convertible Subordinated Notes due April 30, 2001 (the "Notes") pursuant to which $11,500,000 aggregate principal amounts of Notes were sold by the Company. Of the $11,500,000 Notes, $3,450,000 are held by directors and affiliates of the Company.

     The Notes bear interest at 5% per annum, due semi-annually beginning December 31, 1996 and mature April 30, 2001. In addition, the Notes may be convertible into shares of common stock of the Company (the "Common Stock") at the option of the holder thereof at any time prior to the maturity date at a conversion price of $5.00 per share, subject to adjustment as set forth in the Convertible Subordinated Note Purchase Agreement. The Company may redeem the Notes at par at any time two years after issuance, or at any time after their issuance if the closing price of the Common Stock exceeds $7.50 per share for 10 consecutive trading days and the shares of Common Stock underlying the Notes have been registered under the Securities Act of 1933, as amended.

     On July 19, 1996 the Company filed with the Securities and Exchange Commission a registration statement on Form S-3 for the shares of Common Stock into which the Notes are convertible.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
-------------------------------------------------------------------------------


     Commitment Letter - As of May 1, 1996, the Company reduced its credit facility with LaSalle Business Credit, Inc. to a zero balance. Effective June 30, 1996, the financing agreement with LaSalle expired and was not renewed. The Company has a commitment letter dated October 3, 1996 from Barnett Bank for making available to the Company a revolving credit facility of up to $10,000,000 for working capital purposes. It is currently contemplated that the loan facility will be secured by the Company's and its subsidiaries' inventory and accounts receivable and guaranteed by the Company's subsidiaries.

     Acquisition of NIK Assets - On July 15, 1996, the Company acquired, effective as of July 1, 1996, certain assets of the NIK Public Safety Product Line from Ives-Lee Corporation (the "NIK Assets"). The purchase price of the acquisition was 310,931 shares (the "NIK Shares") of the Company's Common Stock valued at $2,400,000, plus $255,000 in costs incurred related to the purchase. The Company acquired inventory, receivables and certain intangibles. The total purchase price was allocated to the NIK Assets based upon their respective relative fair market values. Patents, trademarks and other intangibles will be amortized over their respective useful lives, which range from 5-25 years. On the closing date, the Company advanced to the seller $1,200,000 (the "Advance"). The Advance will not bear interest and must be repaid with the first $1,200,000 realized from the sales of the NIK Shares. In the event that the sum of the aggregate net proceeds from the sales of the NIK Shares and the Advance are less than $2,400,000 by December 31, 1996, the Company has agreed to pay the difference to the seller. Alternatively, if the sum of the aggregate net proceeds from the sales of the NIK Shares and the Advance are greater than $2,400,000 at any time, the seller has agreed to pay the difference to the Company.

     Acquisition of DTCoA Assets - On September 30, 1996, the Company acquired through its newly formed wholly-owned subsidiary, Defense Technology Corporation of America, a Delaware corporation ("DTC"), substantially all of the assets of Defense Technology Corporation of America, a Wyoming corporation (the "DTCoA"). The purchase price was $1,000,000 cash, 629,422 shares of the Company's common stock, having a value of $4,650,000, in the assumption of certain liabilities totaling approximately $2,300,000 and $500,000 of costs associated with completing the transaction.


     The total purchase price was allocated to the acquired assets based upon their respective relative fair market values. Patents, trademarks and other intangibles will be amortized over their respective useful lives, which range from 5-25 years.


     In order to secure the obligations of DTCoA and its seller in connection with the transaction 270,728 shares were delivered to Union Bank of Switzerland, New York Branch ("UBS"), as escrow agent pursuant to an escrow agreement dated September 30, 1996. One half of the shares held in escrow will be released March 15, 1998 and the remainder will be held in escrow until June 30, 1999.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------


     Subject to a letter agreement dated August 16, 1996 (the "Key Bank Letter Agreement") and in connection with the DTC transaction, 358,714 of the shares (the "Key Bank Shares") issued at closing, having a value of $2,650,000 (the "Amount Due"), were issued to Key Bank of Wyoming ("Key Bank") in consideration for the release by Key Bank of its security interest in substantially all of the assets of DTCoA. On the closing date, the Company advanced to Key Bank $662,500 cash (the "Initial Amount") as an advance against the Amount Due. Also on the closing date, the Company deposited $1,987,500 in an interest bearing Certificate of Deposit ("CD") account at Key Bank (the "Deposit Account"). Subsequent to closing, any amounts paid to Key Bank on account of the Amount Due, including the Initial Amount, or advances from the Deposit Account will result in a reduction of the then outstanding balance of the Amount Due by a like amount.


     Pursuant to the Key Bank Letter Agreement, Key Bank agreed that upon the registration of the Key Bank Shares, the Key Bank Shares would be sold, provided that the Company would control, in its sole discretion, the timing, manner and amount of Key Bank Shares to be sold; and in connection therewith, the Company agreed to ensure that Key Bank realizes net proceeds from such sales (the "Net Sale Proceeds"), which, together with any advances from the Deposit Account and the Initial Amount will, in the aggregate, equal the Amount Due, on or before September 30, 1997 (the "Maturity Date").


     The Company will pay to Key Bank the remaining balance of the Amount Due in accordance with the following schedule. The Company may at its option, however, elect to prepay all or a portion of the Amount Due without penalty prior to the Maturity Date:

                Date                            Payment Amount

         December 15, 1996                          $300,000
         January 31, 1997                           $300,000
         April 30, 1997                             $350,000
         July 31, 1997                              $350,000


     The Amount Due from time to time outstanding will accrue an effective annual rate of interest equal to two thirds of the sum of the CD rate plus 1%. This interest amount will be paid equally by DTCoA and the Company.


     Income Taxes - As of January 1, 1996, the Company had an income tax net operating loss carryforward ("NOL") of approximately $5 million. Effective with the change in control of the Company by Kanders Florida Holdings, Inc. on January 18, 1996, the utilization of the NOL became restricted to approximately $300,000 per year. As a result, the Company has income taxes currently payable. In previous years, the future benefits obtained by the Company from utilization of the NOL had been applied to reduce the reorganization value in excess of amounts allocable to identifiable assets. Beginning in 1996, and for future years, amortization expenses related to this intangible will be a minimum of approximately $51,000 and a maximum of approximately $160,000 per year which is non-deductible for income tax purposes.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994 (Continued)
--------------------------------------------------------------------------------

     Submission of Matters to a Vote of Security Holders - The Company held its Annual Meeting of Shareholders on July 16, 1996. Of the 6,812,490 shares of Common Stock entitled to vote at the meeting, 5,426,401 shares of Common Stock were present in person or by proxy and entitled to vote. Such number of shares represented approximately 80% of the Company's outstanding shares of Common Stock.

     At the meeting, the Company's shareholders approved: (i) an amendment to the Company's Amended and Restated Articles of Incorporation changing the name of the Company to "Armor Holdings, Inc."; (ii) the reincorporation of the Company under the laws of the State of Delaware by means of a merger of the Company with and into a newly formed wholly-owned subsidiary incorporated in the State of Delaware for such purpose; (iii) an amendment to the Company's Amended and Restated Articles of Incorporation, increasing the number of authorized shares of the Company's Common Stock from 15,000,000 shares to 50,000,000 shares; (iv) an amendment to the Company's Amended and Restated Articles of Incorporation, creating a series of preferred stock, with the right conferred upon the Board of Directors to set the dividend, voting, conversion, liquidation and other rights, as well as such redemption or sinking fund provisions and the qualifications, limitations and restrictions with respect thereto, as the Board may from time to time determine; (v) the adoption of the Company's 1996 Stock Option Plan of which 1,500,000 shares of Common Stock are reserved for issuance; and (vi) the adoption of the Company's 1996 Non-Employee Directors Stock Option Plan of which 300,000 shares of Common Stock are reserved for issuance.

                  [LETTERHEAD OF MACY, MASON & SCHWARTZKOPF]
                          CERTIFIED PUBLIC ACCOUNTANTS
                                225 SOUTH DAVID
                             CASPER, WYOMING 82601
                  TELEPHONE (307) 266-1760 FAX (307) 234-5414


                                                          August 27, 1996


                          INDEPENDENT AUDITOR'S REPORT


To the Stockholder
Defense Technology Corporation of America


We have audited the accompanying balance sheets of Defense Technology Corporation of America (an S corporation) as of December 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Defense Technology Corporation of America as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 16 to the financial statements, on August 23, 1996 the Company entered into a definitive purchase agreement to sell a substantial portion of its assets in consideration for cash, securities, and assumption of liabilities. The sale will represent a significant portion of the Company's total assets and operations.

                                                /s/ MACY, MASON & SCHWARTZKOPF

                                                MACY, MASON & SCHWARTZKOPF
                                                CERTIFIED PUBLIC ACCOUNTANTS

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                                 BALANCE SHEETS
                            DECEMBER 31, 1995 & 1994


                                        1995                          1994
                                        -------------------------     -------------------------
 ASSETS

CURRENT ASSETS
  Cash & Cash Equivalents
    (Notes 6 & 14)                                        149,089                        13,537
  Accounts Receivable - Net of
    Allowance for Doubtful Accounts
    of $75,000 in 1995 and $25,000
    in 1994 (Notes 6, 9, & 14)                          2,115,492                     1,522,498
  Available for Sale Securities
    (Note 2)                                              106,875                       200,000
  Notes Receivable (Notes 3, 6,
    & 14)                                                  13,055                        77,176
  Inventories (Notes 1 & 6)
    Raw Materials                          829,423                       615,251
    Work In Progress                       411,811                       494,524
    Finished Goods                       2,722,820                     2,293,994
    Consigned                                   --      3,964,054        103,284      3,507,053
                                        ----------                    ----------
  Other Current Assets                                    139,435                       194,398
                                                       ----------                    ----------

    TOTAL CURRENT ASSETS                                6,488,000                     5,514,662


OTHER ASSETS
  Investments                               94,785                        96,847
  Intangible Assets - Net of
    Accumulated Amortization
    (Note 1)                                64,950                        62,113
  Other Assets                              20,305        180,040             --        158,960
                                        ----------                    ----------

PROPERTY, PLANT, & EQUIPMENT
   (Notes 1, 4, 6, & 7)
      Cost                               7,060,370                     6,932,993
      Less Accumulated Depreciation        979,637      6,080,733        988,065      5,944,928
                                        ----------     ----------     ----------     ----------

                                                       12,748,773                    11,618,550
                                                       ==========                    ==========

    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                                 BALANCE SHEETS
                            DECEMBER 31, 1995 & 1994


                                         1995                             1994
                                         ----------------------------     ----------------------------

  LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Cash Overdraft                                               88,668                           87,371
  Accounts Payable                                          1,965,803                          897,330
  Accrued Taxes & Expenses                                    178,928                          195,668
  Litigation Settlement Payable
    (Note 5)                                                  410,000                               --
  Customer Deposits                                            46,415                               --
  Unearned Income                                              42,862                               --
  Notes Payable (Note 6)                                    4,562,288                        3,270,994
  Obligation Under Capital Lease
    (Note 7)                                                    5,262                           14,483
                                                          -----------                      -----------

    TOTAL CURRENT LIABILITIES                               7,300,226                        4,465,846


LONG TERM LIABILITIES
  Notes Payable (Note 6)                   4,995,410                        4,379,430
  Obligation Under Capital Lease
    (Note 7)                                      --                            5,262
  Unearned Income                            158,924        5,154,334         235,485        4,620,177
                                         -----------                      -----------


STOCKHOLDER'S EQUITY (Note 8)
  Common Stock, no par value,
    5,625 shares authorized,
    4,613 shares issued and out-
    standing at amount paid in               789,271                          789,271
  Retained Earnings (Accumulated
    Deficit)                                (273,279)                       1,886,910
  Less - Cost of 113 Shares of
    Treasury Stock                           (43,654)                         (43,654)
  Unrealized Loss on Available
    for Sale Securities (Note 2)            (178,125)         294,213        (100,000)       2,532,527
                                         -----------      -----------     -----------      -----------


                                                           12,748,773                       11,618,550
                                                          ===========                      ===========

Subsequent Events (Notes 6, 10, & 16)

Contingencies (Note 15)

    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                    STATEMENTS OF INCOME & RETAINED EARNINGS
                  FOR THE YEARS ENDED DECEMBER 31, 1995 & 1994


                                   1995                               1994
                                   -----------------------------      -----------------------------
Net Sales (Note 14)                                   10,705,899                         11,524,262

Cost of Goods Sold (Note 9)                            5,705,885                          5,451,815
                                                     -----------                        -----------

Gross Profit                              46.7%        5,000,014             52.7%        6,072,447

Selling, General, &
  Administrative Expenses
  (Notes 1, 10, & 11)                                  5,587,276                          5,059,535
                                                     -----------                        -----------

Net Operating Income (Loss)                             (587,262)                         1,012,912

OTHER INCOME (EXPENSE)
  Interest Income                        1,868                              9,127
  Interest Expense (Note 6)           (648,024)                          (479,945)
  License Agreement                     42,862                             43,111
  Loss on Disposition of
    Equipment                          (28,253)                          (166,879)
  Loss on Disposition of
    Investments                         (9,066)                                --
  Miscellaneous                          8,513                                 --
  Litigation Settlement
    (Note 5)                          (410,000)       (1,042,100)              --          (594,586)
                                   -----------       -----------      -----------       -----------

NET INCOME (LOSS) (Note 12)                           (1,629,362)                           418,326

Retained Earnings, January 1                           1,886,910                          1,986,121
                                                     -----------                        -----------

                                                         257,548                          2,404,447

Less:  Dividends Paid                                    530,827                            517,537
                                                     -----------                        -----------

RETAINED EARNINGS (ACCUMULATED
  DEFICIT), DECEMBER 31                                 (273,279)                         1,886,910
                                                      ===========                       ===========

    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED DECEMBER 31, 1995 & 1994


                                    1995                            1994
                                    --------------------------      ---------------------------

Cash Flows from Operating
Activities:
Net Income                                          (1,629,362)                        418,326

Adjustments to Reconcile Net
Income (Loss) to Net Cash
Used in Operating Activities:
  Depreciation & Amortization          713,894                         741,409
  Loss on Disposition of
    Equipment                           28,253                         166,879
  Loss on Sale of Investments            9,066                              --
  Write-Off of Notes Receivable         87,714                          35,000
  Increase in Accounts
    Receivable                        (643,624)                       (743,817)
  Increase in Inventory               (457,001)                       (788,201)
  Decrease in Other Current
    Assets                              54,963                          61,584
  Increase in Other Assets             (20,305)                             --
  Increase (Decrease) in
    Accounts Payable                 1,068,473                        (506,431)
  Increase (Decrease) in
    Accrued Taxes & Expenses            81,992                        (102,265)
  Decrease in Accrued Income
    Tax                                     --                        (197,923)
  Decrease in Accounts
    Payable - Def-Tec of Ohio               --                          (5,452)
  Increase in Customer Deposits         46,415                              --
  Decrease in Unearned Income          (33,699)                       (105,144)
  Increase in Litigation
    Settlement Payable                 410,000                              --
  Other Adjustments                         --                           6,295
                                    ----------                      ----------

  Total Adjustments                                  1,346,141                      (1,438,066)
                                                    ----------                      ----------

  Net Cash Used in Operating
    Activities                                        (283,221)                     (1,019,740)


Cash Flows from Investing
Activities:
  Proceeds from Sale of
    Investments                          5,934                              --
  Payments Received on Notes
    Receivable                          26,971                          24,655
  Note Receivable Issued                    --                          (7,907)
  Proceeds from Sale of
    Equipment                            7,577                          50,489
  Purchases of Property,
    Plant, Equipment, &
    Intangibles
      Total Cost                      (956,180)                       (566,727)
      Less Amounts Financed            140,005                         171,598
                                    ----------                      ----------

  Net Cash Used in Investing
    Activities                                        (775,693)                       (327,892)
                                                    ----------                      ----------

Subtotal                                            (1,058,914)                     (1,347,632)

                                  (CONTINUED)

    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED DECEMBER 31, 1995 & 1994

                                    1995                            1994
                                    ---------------------------     ---------------------------
Subtotal (Carried Forward)                          (1,058,914)                     (1,347,632)

Cash Flows from Financing
Activities:
  Increase in Cash Overdraft             1,297                          87,371
  Dividends Paid                      (499,835)                       (377,547)
  Borrowings Under Line of
    Credit                           3,810,000                       5,520,600
  Principal Payments on
    Line of Credit                  (2,437,000)                     (3,586,100)
  Proceeds from Issuance of
    Notes                              881,942                         262,666
  Principal Payments on
    Notes & Lease Obligation          (561,938)                       (805,420)
                                    ----------                      ----------

  Net Cash Provided by
    Financing Activities                             1,194,466                       1,101,570
                                                    ----------                      ----------

NET INCREASE (DECREASE) IN CASH                        135,552                        (246,062)

Cash & Cash Equivalents,
  January 1 (Note 1)                                    13,537                         259,599
                                                    ----------                      ----------

CASH & CASH EQUIVALENTS,
  DECEMBER 31 (Note 1)                                 149,089                          13,537
                                                    ==========                      ==========


SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
  Cash Paid During the Year
  for:
    Interest (Net of Amount
      Capitalized)                                     566,268                         449,435
    Taxes                                                   --                         197,923

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING & FINANCING ACTIVITIES:


During the years ended December 31, 1995 and 1994, the Company had the following noncash transactions:

113 shares of treasury stock were purchased in exchange for an account receivable from the stockholder in the amount of $43,654 in 1994.

Accounts receivable in the amounts of $50,630 and $93,924 were converted into notes receivable in 1995 and 1994, respectively.

In 1995, a vehicle and other assets owned by the Company were transferred to the stockholder and recorded as a dividend in the amount of $30,992. Dividends in the amount of $139,990 represent a prior year receivable from the stockholder that was declared a dividend in 1994.

The Company incurred expense of $38,950 in 1994 for a manufacturing mold which became obsolete in 1995 before it was paid for, and, therefore, the mold and the accrued expense were written off.

Accrued interest payable of $59,783 at December 31, 1995 was added to the face value of a note payable as a result of the modification of its terms.


    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The operations of Defense Technology Corporation of America (DTCOA) consist of the manufacturing and sales of nonlethal crowd control devices. The Company grants credit to its customers located throughout the United States and selected customers abroad. Credit policies with some international customers include letter of credit arrangements and prepayments, and all transactions are in United States dollars. Outlined below are the Company's significant accounting policies.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories - Inventories are stated at the lower of average cost (first-in, first-out) or market based upon a physical count. Cost of work in process inventories include related materials, labor, and applied overhead costs.


Amortization of Intangibles - Intangible assets are being amortized over their useful lives using the straight-line method.

Property, Plant, and Equipment - The cost of property, plant, and equipment is being depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes and on the accelerated and straight-line methods for income tax purposes.

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Advertising Costs - Advertising costs are expensed as incurred. Total amounts charged to expense for the years ended December 31, 1995 and 1994 were $267,504 and $173,670, respectively.


NOTE 2 - AVAILABLE FOR SALE SECURITIES

The investment is in a publicly traded stock. Realized losses are determined by using the specific identification method of valuation. The following is a summary of the investment at December 31, 1995 and 1994:

                                       1995                  1994
                                       ---------             ---------
Fair Market Value                       106,875               200,000
Historical Cost                        (285,000)             (300,000)
                                       ---------             ---------
Gross Unrealized Holding Loss          (178,125)             (100,000)
                                       =========             =========


NOTE 3 - NOTES RECEIVABLE

At December 31, 1995 and 1994, the Company had various notes receivable with varying terms. All of the notes were unsecured and were due within one year.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994


NOTE 4 - PROPERTY, PLANT, AND EQUIPMENT

A summary of property, plant, and equipment is as follows:

                                  1995          1994
                                  ---------     ---------
Computer Equipment                  213,553       227,119
Office Furniture & Fixtures         232,776       219,042
Manufacturing Equipment             672,770       642,315
Manufacturing Molds                 123,089       123,029
Vehicles                            145,435       139,960
Airplane                          4,127,389     4,702,604
Leasehold Improvements              147,543       131,503
Buildings                         1,275,357       624,963
Land                                122,458       122,458
                                  ---------     ---------
Total                             7,060,370     6,932,993
Less Accumulated Depreciation       979,637       988,065
                                  ---------     ---------
                                  6,080,733     5,944,928
                                  =========     =========


NOTE 5 - LITIGATION SETTLEMENT PAYABLE

The Company has entered into an agreement to settle a claim against the Company which requires payment of $410,000. This amount is expected to be satisfied on or prior to September 30, 1996 in connection with the transaction described in
Note 16.


NOTE 6 - NOTES PAYABLE
                                                    1995                              1994
                                                    ------------------------          -------------------------
                                                    Due Within    Due After           Due Within    Due After
                                                    One Year      One Year            One Year      One Year
                                                    -----------   ----------          -----------   -----------

City of Casper-Natrona County Economic
  Development Joint Powers Board; 5%
  interest; payable $3,300 per month,
  including interest, through April 1998
  at which time the payments increase to
  $8,546 per month, including interest;
  secured by real property, equipment,
  and personal guarantees of the
  stockholder and a corporate officer; due
  April 2003                                         15,442          474,683               --          150,000

City of Casper-Natrona County Economic
  Development Joint Powers Board, 5-1/4%
  interest, payable $1,503 per month,
  including interest, secured by
  equipment, due November 1996                       16,104               --           16,712           16,102

Raytheon Aircraft Credit Corporation,
  interest rate is the Bank of America
  prime interest rate, interest and
  principal payable monthly in payments
  of approximately $57,300, secured by
  equipment and personal guarantee of
  a corporate officer, due May 2005 (D)             246,864        4,060,454          262,524        3,939,716

Finnoff & Associates, 8% interest,
  payable $10,000 per month, including
  interest, unsecured, due October
  1998 (C)                                           99,599          200,401          265,557               --

Ford Motor Credit, various installment
  loans, varying interest rates, payable
  $4,927 per month, including interest,
  secured by equipment, due
  December 1996 through April 1999                   51,081           60,563           41,637           63,069

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994

NOTE 6 - NOTES PAYABLE (CONTINUED)
                                                    1995                              1994
                                                    ------------------------          -------------------------
                                                    Due Within    Due After           Due Within    Due After
                                                    One Year      One Year            One Year      One Year
                                                    -----------   ----------          -----------   -----------
An individual, 9.25% interest, payable
  $1,200 per month, including interest,
  secured by real property, due April
  1997                                                7,549           69,920            6,887           77,436

Rawlins National Bank, interest payable
  monthly, due June 1995 (B)                             --               --        2,627,000               --

Rawlins National Bank, 9.25% interest,
  payable $320 per month, including
  interest, secured by equipment, due
  February 1995                                          --               --              633               --

Rawlins National Bank, 1% over Norwest
  Bank prime rate, secured by certificate
  of deposit and personal guarantee of
  the stockholder, due May 1996                      70,000               --               --               --

An individual, 9% interest, payable
  $1,296 per month, including interest,
  secured by a first mortgage on real
  estate, due May 1997                                3,718          129,389            3,400          133,107

Key Bank of Wyoming, interest payable
  monthly, due May 1996 (A)                       4,000,000               --               --               --

Insurance financing contracts, various
  installment loans, various interest
  rates and payment terms which include
  interest, due September 1996                       51,931               --           46,644               --
                                                  ---------        ---------        ---------        ---------
                                                  4,562,288        4,995,410        3,270,994        4,379,430
                                                  =========        =========        =========        =========


(A) The Company had a revolving line of credit with Key Bank of Wyoming which provided a $4,000,000 open line of credit.


         In March 1996, the Company modified the terms of the line of credit with Key Bank. The modified agreement bifurcated the line of credit into two obligations; a $3,000,000 line of credit and $1,000,000 term loan. The $3,000,000 open line of credit is at 1.5% over the Key Bank of Wyoming prime rate with interest payable monthly and is secured by substantially all of the Company's assets, a second mortgage on real property of the stockholder, and the personal guarantees of the stockholder and a corporate officer. The line of credit is due September 1996. The agreement contains various restrictive covenants. The Company is not in compliance with several of those covenants.

         The term loan is at 1.5% over the Key Bank of Wyoming prime rate and is secured by real property of the stockholder and personal guarantees of the stockholder and a corporate officer. Interest is payable monthly and the loan is due September 1996. The term loan includes an option to extend the due date until March 1997 if the real property collateral has not been sold.

(B) The Company had a revolving line of credit with Rawlins National Bank which provided a $3,000,000 open line of credit at 2% over the Norwest Bank of Denver prime rate. Borrowings under this line of credit were secured by inventory, equipment, accounts, contract rights, general intangibles, fixtures, real property, and personal guarantee of the stockholder. During 1995, the Company paid off the line by refinancing with Key Bank of Wyoming.

(C) On January 4, 1996, the Company modified the terms of its note with Finnoff & Associates based on the settlement of a legal suit filed by the creditor. The note was originally due on March 4, 1994. Finnoff & Associates has agreed to accept $300,000 due in monthly installments of $10,000, including 8% interest, through October 1998.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994


NOTE 6 - NOTES PAYABLE (CONTINUED)

(D) On February 12, 1996, the terms of the note were modified to include accrued interest in the note balance. No payments have been made on this obligation in 1996 and the Company is negotiating for additional revised terms.

For the years ended December 31, 1995 and 1994, total interest expense incurred was $663,589 and $479,945, respectively. Capitalized interest for 1995 and 1994 was $15,565 and $0, respectively.


Maturities on notes payable for each of the subsequent five years ending December 31 are as follows:

                         1996            4,562,288
                         1997              711,250
                         1998              550,901
                         1999              505,670
                         2000              540,739


NOTE 7 - OBLIGATION UNDER CAPITAL LEASE

The Company leases equipment under a noncancellable agreement which requires a monthly payment of $1,352. The lease is a capital lease with the cost of the assets of $42,400 reflected in property, plant, and equipment. The assets are amortized over their estimated useful lives and that expense is included in depreciation expense.

The following is a schedule by years of future minimum lease payments under the lease together with the present value of the net minimum lease payments as of December 31, 1995:

            Year Ending December 31:
            1996                                                5,406
                                                               ------
            Total Minimum Lease Payments                        5,406
            Less: Amount Representing
              Interest                                            144
            Present Value of Net Minimum                       ------
              Lease Payments                                    5,262
                                                               ======

Present value of net minimum lease payments is reflected in the balance sheets as current and noncurrent obligations under capital leases of $5,262 and $0 for 1995 and $14,483 and $5,262 for 1994, respectively.


NOTE 8 - STOCKHOLDER'S EQUITY

The declaration of dividends is restricted to the total stockholder's equity less the cost of the treasury shares held.


NOTE 9 - RELATED PARTIES

The Company has, at various times, purchased inventory, supplies, and fixed assets; rented equipment; and made payments on behalf of Def-Tec of Ohio. At one time, both of these companies were wholly owned subsidiaries of a common parent. Def-Tec of Ohio ceased operations in November of 1994.

Following is a summary of transactions:

                                                     1995           1994
                                                     -------        ----


         Purchases & Other Acquisitions                  -          494,549
                                                      =======       =======

         Payments Made for Def-Tec of Ohio               -          500,002
                                                      =======       =======

During 1995, the Company had sales to Defense Technology GmbH, a German corporation, of $63,081. $63,857 was due from the Company at December 31, 1995. An officer of the corporation owns a 50% interest in Defense Technology GmbH.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994


NOTE 10 - RENTALS UNDER OPERATING LEASES

The Company has four buildings, three automobiles, and various equipment leased under the operating lease method with the leases expiring in various years through 2000. The following is a schedule by years of minimum future rentals on the noncancellable operating leases as of December 31, 1995:

             1996                                             147,567
             1997                                             111,589
             1998                                              97,269
             1999                                              59,045
             2000                                              23,946
                                                              -------

             Total Minimum Future Rentals                     439,416
                                                              =======

Rent expense for the years ended December 31, 1995 and 1994 was $178,608 and $161,881, respectively.

Three of the building leases provide for purchase options. The purchase options are at prices representing the expected fair value of the property at the expiration of the lease term or the date the purchase option expires, if earlier. Two of these buildings were vacated subsequent to December 31, 1995.

The fourth building lease provides for a 5% increase each year in the minimum rental payments.


NOTE 11 - PENSION PLAN

During the year ended December 31, 1995, the Company established a cash or deferral plan under Internal Revenue Code Section 401(k) that covers all employees. The Company has the option of making contributions to the plan as well as matching employee contributions. Contributions to the plan for the year ended December 31, 1995 were $2,117.


NOTE 12 - INCOME TAX MATTERS

The Company and its stockholder have elected to have the federal income tax on the corporate earnings paid directly by its stockholder as provided by Subchapter S of the Internal Revenue Code. As a result, no income tax provision has been made on the statements of income or the balance sheets, as this is a personal obligation of the stockholder. The accumulated losses at December 31, 1995 for the stockholder were $1,080,166.


NOTE 13 - FINANCIAL INSTRUMENTS

The Company's financial instruments consist of notes receivable and notes payable. The fair value of the notes receivable approximates carrying amounts as does the fair value of notes payable based on the borrowing rates currently available to the Company.


NOTE 14 - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

Financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, trade accounts receivable, and notes receivable. The Company places its cash and temporary cash investments with financial institutions. Included in cash at December 31, 1994 was $10,400 which was invested in uninsured cash reserve funds whose underlying assets are short term investments in United States government securities. At December 31, 1995, the Company had cash deposits at a foreign financial institution in the amount of $109,431. This deposit is not covered by FDIC insurance but is afforded protection under the New York banking laws.

The Company routinely assesses the financial strength of their customers and, as a consequence, believe that their trade accounts receivable credit risk exposure is limited.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994

NOTE 14 - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK (CONTINUED)

For the year ended December 31, 1995, approximately 13% of the Company's sales were derived from sales to one major customer. The balance reflected in accounts receivable at December 31, 1995 includes $790,832, or 37%, of accounts receivable from that same major customer.


In addition, international sales were approximately 25% and 21% of the total sales for the years ended December 31, 1995 and 1994, respectively. At December 31, 1995, accounts receivable included $419,012, or 20%, of accounts receivable due from foreign entities.


NOTE 15 - CONTINGENCIES

The Company provides health insurance to its employees through a self-insured plan. Under the plan, the Company has acquired stop-loss insurance to limit its exposure to $25,000 per year for each employee. In addition, there is a maximum amount the Company must pay for claims each month which is based upon an experience factor and the number of employees covered by the plan. Claims which exceed the maximum monthly payment are paid by the plan administrator. These excess amounts, if any, accumulate and in future months when actual claims are less than the maximum amount, cause the Company to have to pay an amount up to the maximum monthly amount. There were no excess amounts at December 31, 1995.

The Company is involved in legal actions arising in the ordinary course of business. Management believes the Company has adequate legal defenses or insurance coverage with respect to these actions and does not believe they will materially affect the Company's financial position and results of operations.


NOTE 16 - GOING CONCERN

These statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The accompanying financial statements show a loss from operations of $587,262 for the year ended December 31, 1995 and a total overall loss of $1,629,362. As of December 31, 1995, current liabilities exceed current assets by $812,226. Those factors, as well as uncertainties regarding the Company's ability to retain or replace existing financing, create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

On August 23, 1996, management entered into a definitive purchase agreement with Armor Holdings, Inc. for the sale of a substantial portion of its assets in consideration for cash, securities, and the assumption of liabilities. The transaction is expected to close on or prior to September 30, 1996. Management believes the completion of this transaction will provide the opportunity for the Company to continue as a going concern. Its activities then will be as a sales company including international sales of products manufactured by Armor Holdings, Inc. and its subsidiaries.


NOTE 17 - RECLASSIFICATIONS

The financial statements as of and for the year ended December 31, 1994 reflect reclassifications between accounts with no resulting effect on net income or retained earnings.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                                 BALANCE SHEET
                                    9/28/96
                                   UNAUDITED

ASSETS

CURRENT ASSETS
  Cash                                                            $   196,914
  Accounts Receivable-Net of
    Allowance for Doubtful Accounts
    of $119,420                                                     2,221,942
  Available for Sale Securities
  Notes Receivable                                                      4,290
  Inventories
    Raw Materials                                     532,639
    Work in Progress                                  274,841
    Finished Goods                                  1,879,675       2,687,155
  Prepaid Expenses and Other Current Assets                           375,429
                                                                  -----------
    TOTAL CURRENT ASSETS                                            5,485,730

OTHER ASSETS
  Investments                                          45,785
  Intangible Assets-Net of
    Accumulated Amortization of $39,690                59,443
  Receivable From Shareholder                         165,878
  Other Assets                                         64,261         338,367
                                                  -----------
PROPERTY, PLANT & EQUIPMENT
  Cost                                              6,974,873
  Less Accumulated Depreciation                     1,418,318       5,556,555
                                                  -----------     -----------
                                                                  $11,378,652
                                                                  ===========

See Note to Unaudited Interim Financial Statements

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                                 BALANCE SHEET
                                    9/28/96
                                   UNAUDITED


LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Cash Overdraft                                          $    14,678
  Accounts Payable                                            920,360
  Accrued Expenses                                            578,838
  Litigation Settlement Payable
  Customer Deposits
  Unearned Income                                              18,053
  Notes Payable                                             3,230,886
  Obligation Under Capital Lease
                                                          -----------
    TOTAL CURRENT LIABILITIES                               4,762,815

LONG TERM LIABILITIES
  Notes Payable                            5,420,973
  Unearned Income                            169,647        5,590,620
                                          ----------

STOCKHOLDER'S EQUITY
  Common Stock, no par value,
    5,625 shares authorized
    4,613 shares issued and out-
    standing at amount paid in             1,789,271
  Retained Earnings (Accumulated Deficit)   (871,400)
  Less-Cost of 113 Shares of
    Treasury Stock                           (43,654)
  Unrealized Loss on Available
    for Sale Securities                      (49,000)       1,025,217
                                          ----------      -----------
                                                          $11,378,652
                                                          ===========

See Note to Unaudited Interim Financial Statements

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
      FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1996 AND SEPTEMBER 30, 1995
                                   UNAUDITED

                                           1996                         1995
                                  -----------------------     ------------------------
Net Sales                                     $ 8,983,879                 $ 10,687,040

Cost of Goods Sold                              3,894,502                    5,245,396
                                              -----------                 ------------

Gross Profit                                    3,089,377                    5,441,644

Selling, General &
  Administrative Expenses                       2,619,821                    4,251,300
                                              -----------                 ------------

Net Operating Income                              469,556                    1,190,344

OTHER INCOME (EXPENSE)
  Interest Income                      811                       1,332
  Interest Expense                (576,500)                   (305,546)
  License Agreement                 32,139                      32,594
  Loss on Disposition of
    Equipment                     (198,208)
  Miscellaneous                   (125,831)      (867,677)    (185,130)       (546,750)
                                 ---------    -----------    ---------    ------------

NET INCOME (LOSS)                                (398,121)                     643,594

Retained Earnings (Accumulated
  Deficit), Beginning                            (273,279)                   1,887,911
                                              -----------                 ------------

RETAINED EARNINGS (ACCUMULATED
  DEFICIT), ENDING                            $  (871,400)                $  2,531,505
                                              ===========                 ============


See Note to Unaudited Interim Financial Statements

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                            STATEMENTS OF CASH FLOWS
      FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1996 AND SEPTEMBER 30, 1995
                                  (UNAUDITED)



                                                       9/28/96         9/30/95
                                                    ------------    ------------
Cash Flows From Operating Activities:

Net Income (Loss)                                   $  (398,129)    $   643,594
Adjustments to Reconcile Net Income (Loss)
to Net Cash Provided by (Used in)
Operating Activities:
  Depreciation & amortization                           507,942         552,580
  Loss on disposal of assets                            231,491         (61,338)
  Increase in accounts receivable                      (337,589)     (2,866,916)
  Decrease in inventories                             1,276,899         865,966
  Increase in prepaid expenses and
  other current assets                                 (215,419)       (152,809)
  Increase in other assets                              (34,453)        (22,477)
  Increase (decrease) in accounts payable            (1,045,443)        409,976
  Increase in accrued expenses                           10,090         243,072
  Decrease in customer deposits                         (46,415)              0
  Decrease in unearned income                           (14,083)        (28,717)
  Decrease in obligation under capital lease             (5,262)        (10,684)
                                                    -----------     -----------
  Net cash used in operating activities                 (70,371)       (427,753)
                                                    -----------     -----------

Cash Flows From Investing Activities:

  Proceeds from sale of investments                      77,935               0
  Payments received on notes receivable                   8,756          21,745
  Notes receivable issued                                     0         (46,322)
  Net proceeds from sale of equipment                    29,276          20,782
  Purchase of property, plant, equipment
    & intangibles                                       (17,951)       (831,791)
                                                    -----------     -----------
Net cash provided by (used in) investing
  activities                                             98,025        (835,586)
                                                    -----------     -----------

Cash Flows From Financing Activities:

  Decrease in cash overdraft                            (73,990)        (87,371)
  Borrowings under notes                                178,955       1,800,240
  Payments on notes & lease obligation                  (84,794)       (195,061)
                                                    -----------     -----------
Net cash provided by financing activities                20,171       1,517,908
                                                    -----------     -----------

INCREASE IN CASH & CASH EQUIVALENTS                      47,825         254,569


CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD            149,089          13,537
                                                    -----------     -----------

CASH & CASH EQUIVALENTS, END OF PERIOD              $   196,914     $   268,106
                                                    ===========     ===========


See Note to Unaudited Interim Financial Statements

DEFENSE TECHNOLOGY CORPORATION OF AMERICA


NOTE TO UNAUDITED INTERIM FINANCIAL STATEMENTS


(1)  Basis of Presentation

     The accompanying condensed financial statements of Defense Technology Corporation of America ("DTCoA") are unaudited for the interim periods, but include all adjustments, consisting only of normal recurring accruals, which management considers necessary for the fair presentation of results as of September 28, 1996 and September 30, 1995 and for the nine month periods then ended.


     Moreover, these condensed financial statements should be read in conjunction with the audited financial statements for DTCoA inlcuded herein for the years ended December 31, 1995 and 1994.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      The Company's Charter includes provisions that limit the liability of the Company's directors. The DGCL permits a Delaware corporation to include in its certificate of incorporation a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director; provided, however, that no such provision may eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for declaration of unlawful dividends or illegal redemptions or stock repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Charter includes such a provision. Under the DGCL, a director or officer may, in general, be indemnified by the corporation if he or she has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification is permitted if the person is adjudged liable to the corporation in a derivative suit unless the court determines that indemnification would be appropriate.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee............... $   2,177.31
Printing registration statement and other documents............... $   1,000.00
Fees and expenses of the Company's counsel........................ $  50,000.00
Accounting fees and expenses...................................... $  20,000.00
Blue Sky fees and expenses ....................................... $   1,500.00
Transfer agent, registrar fees and................................ $   2,500.00
Miscellaneous..................................................... $   1,000.00
                                                                   ------------

      Total....................................................... $  78,177.31
                                                                   ============

Item 26. Recent Sales Of Unregistered Securities

      The following information consists of information relating to unregistered securities sold by the Company during the past three years.

5% Convertible Subordinated Notes

      On April 30, 1996, the Company completed a private placement the of its 5% Convertible Subordinated Notes due April 30, 2001 (the "Notes") pursuant to which $11,500,000 aggregate principal amount of Notes were sold by the Company solely to accredited investors pursuant to a Convertible Subordinated Note Purchase Agreement dated as of April 30, 1996 (the "Convertible Subordinated Note Purchase Agreement"). The following description of the Note offering, the Convertible Subordinated Note Purchase Agreement and the Notes is not intended to be complete and is qualified in its entirety by the complete texts of the form of Convertible Subordinated Note Purchase Agreement and the form of Note.

      The Notes bear interest at 5% per annum, mature five years from the date of issuance, and are subordinated to all existing and future Senior Indebtedness of the Company, as defined and as more fully set forth in the Convertible Subordinated Note Purchase Agreement. In addition, the Notes may be convertible into shares of Common Stock of the Company at the option of the holder thereof at any time prior to the maturity date at a conversion price of $5.00 per share, subject to adjustment as set forth in the Convertible Subordinated Note Purchase Agreement.

      The Company may redeem the Notes at par at any time two years after issuance, or at any time after their issuance if the closing price of the Common Stock exceeds $7.50 per share for 10 consecutive trading days and the shares of Common Stock underlying the Notes have been registered under the Securities Act, as amended. In the event the Company elects to redeem the Notes, the holders of the Notes will have the option to convert the Notes into shares of the Company's Common Stock at a conversion price of $5.00 per share prior to such redemption, subject to adjustment as set forth in the Convertible Subordinated Note Purchase Agreement.

      The Company has filed with the SEC a Registration Statement on Form S-3 registering the shares of Common Stock into which the Notes are convertible.

      The Notes were sold for the Company by placement agents. The placement agents received an aggregate of $576,000 in commissions on the placement of the Notes. The Note offering was deemed to be exempt from registration pursuant to
Section 4(2) of the Securities Act.

NIK Acquisition

      Pursuant to the terms of the NIK Asset Purchase Agreement, the Company, through its subsidiary NIK, acquired certain assets of the NIK Public Safety Line of Ivers-Lee on July 15, 1996 in exchange for 310,931 unregistered shares of the Company's Common Stock. Such shares were deemed exempt from registration pursuant to Sections 4(2) and/or 4(6) of the Securities Act. Such shares are being registered pursuant to this Registration Statement. See "NIK Acquisition."

DTCoA Acquisition

      Pursuant to the terms of the DTCoA Asset Purchase Agreement, the Company, through its subsidiary DTC, acquired substantially all of the assets of DTCoA on September 30, 1996 in exchange for $1,000,000 in cash, 270,728 unregistered shares of the Company's Common Stock and the agreement by the Company to assume certain liabilities of DTCoA. Such shares, which are not being registered under this Registration Statement, were deemed exempt from registration pursuant to Sections 4(2) and/or 4(6) of the Securities Act. See "DTCoA Acquisition."

Key Bank Shares

      Pursuant to the terms of the Key Bank Letter Agreement, and in connection with the DTCoA Acquisition, the Company issued to Key Bank 358,714 unregistered shares of the Company's Common Stock and delivered $662,500 in cash in exchange for Key Bank's agreement to release its security interest in substantially all of the assets of DTCoA. Such shares were deemed exempt from registration pursuant to Sections 4(2) and/or 4(6) of the Securities Act. Such shares are being registered pursuant to this Registration Statement. See "DTCoA Acquisition."

Options Granted to Richmont Capital Partners, I, L.P.


      On May 15, 1996, the Company granted to Richmont an option to purchase 300,000 shares of the Company's Common Stock, at a price of $7.50 per share, subject to adjustment, for a term of up to ten years (the "Richmont Options"). At the present time, neither the Richmont Options nor the shares underlying the Richmont Options are registered under the Securities Act, but the Company reserves the right to register such shares at any time.



      The Richmont Options and the underlying shares, whether vested or unvested, are callable by the Company in the event that the closing price per share of the Company's Common Stock is equal to or greater than $10 for a period of ten consecutive trading days after December 31, 1997, upon written notice to Richmont given within 30 days of the conclusion of such ten consecutive trading days during which the closing price per share of the Company's Common Stock was equal to or greater than $10. In such event, the Company may require Richmont to exercise the Richmont Options in whole with respect to all such shares within ten days of such notice to Richmont. In the event that Richmont does not exercise the Richmont Options, the Richmont Options will lapse and be of no further force or effect. The foregoing sale of securities made pursuant to the sale by the Company of the Richmont Options was made in reliance upon an exemption from the registration provisions of the Securities Act set forth in
Section 4(2) thereof as a transaction by an issuer not involving any public offering.


1996 Stock Option Plan

      On July 24, 1996, pursuant to the 1996 Plan, the Company granted to Robert

R. Schiller, the Vice President-Corporate Development of the Company, an option to purchase 150,000 shares of the Company's Common Stock at an exercise price of $6.06 per share, the market price of the Common Stock on the date of the grant. These options vest equally over a period of three years from the date of the grant, and all of such options become exercisable on July 24, 1999. The vesting of the options may be accelerated on a pro rata basis in the event of the occurrence of certain events. The foregoing sale of securities made pursuant to the grant of options under the 1996 Plan were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof as a transaction by an issuer not involving any public offering and/or Section 4(6) thereof as a sale to an accredited investor not exceeding on an aggregate basis per issuance of such securities, $5,000,000.


1996 Non-Employee Directors Stock Option Plan


      The Company has granted option to purchase 75,000 shares of Common Stock to each of Messrs. Ehrlich, Sokolow and Strauss, each a director of the Company, pursuant to the Company's 1996 Non-Employee Directors Stock Option Plan (the "1996 Directors Plan"). The 1996 Directors Plan was approved by the stockholders at the annual meeting of stockholders held on July 16, 1996.


      The 1996 Directors Plan is a formula plan pursuant to which non-qualified options to acquire 75,000 shares of the Company's Common Stock will be automatically granted to each Non-Employee Director upon the date of his or her initial election or appointment to the Board of Directors in consideration for service as a Director. There are 300,000 shares of Common Stock reserved for issuance under the 1996 Directors Plan. Under the 1996 Directors Plan's formula, the exercise price for all 75,000 options granted to each Non-Employee Director under the 1996 Directors Plan will be the closing price on the date of the grant of the Company's Common Stock as quoted on the composite tape of the American Stock Exchange, or on such exchange as the Company's Common Stock may then be trading. Of the 75,000 options granted to each Non-Employee Director, options to acquire 25,000 shares become exercisable upon each of the first three anniversary dates following the date of the grant and all 75,000 options granted to each Non-Employee Director shall expire ten years from the date of grant. The exercise price must be paid in cash. If, on the day of the grant, counsel for the Company determines, in her/his sole discretion, that the Company is in possession of material, undisclosed information that would prevent it from issuing securities, then the grant of options to Non-Employee Directors will be suspended until the second day after public dissemination of the information (or the first trading day thereafter). The amount, pricing and other terms of the grant will remain as set forth in the 1996 Directors Plan, with the exercise price of the option to be determined in accordance with the formula on the date the option is finally granted.


      Upon retirement, a Non-Employee Director's options will continue to become exercisable and must be exercised by the earlier of (i) 36 months following the date of retirement or (ii) the expiration of the applicable option period, or such options shall be forfeited. Upon a Non-Employee Director's disability or death, those options held by the Non-Employee Director for at least one year prior to the date of death or the date of cessation of service following disability shall become immediately exercisable; the Non-Employee Director or his/her legal representatives or heirs must exercise such options by the earlier of (i) six months or 36 months from the date of cessation of service due to disability or death, respectively, as the case may be, or (ii) the expiration of the applicable option period, or such options shall be forfeited. Should an individual cease to serve as a Non-Employee Director for any reason other than retirement, disability, death or cause, he/she will have 90 days within which to exercise only those options which were exercisable as of the date he/she ceased to serve as a director.


      Upon their initial election to the Board of Directors on January 18, 1996, each of Messrs. Ehrlich and Sokolow, both of whom are Non-Employee Directors, were granted 75,000 stock options pursuant to the terms of the 1996 Directors Plan, subject to stockholder approval of such plan. Such options vest in three equal annual installments on January 18, 1997, 1998 and 1999, at an exercise price of $3.75 per share, the closing trading price of the Company's Common Stock on the National Association of Securities Dealers Automated Quotation System on January 18, 1996.



      Upon his initial election to the Board of Directors on May 13, 1996, Mr. Strauss, a Non- Employee Director, was granted 75,000 stock options pursuant to the terms of the 1996 Directors Plan, subject to stockholder approval of such plan. Such options vest in three equal annual installments on May 13, 1997, 1998, and 1999, at an exercise price of $7.50 per share, the closing trading price of the Company's Common Stock on American Stock Exchange on May 13, 1996.



      The sale of securities made pursuant to the grant of options under the 1996 Directors Plan were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof as transactions by an issuer not involving any public offering and/or Section 4(6) thereof as sales to accredited investors not exceeding, on an aggregate basis per issuance of such securities, $5,000,000.



Other Stock Option Grants


      Since August 1993, the Company has issued options to purchase 102,500 shares of Common Stock outside of the 1994 Incentive Stock Plan and the 1996 Plan and exclusive of the Richmont Options and those options granted under the 1996 Directors Plan. Such options were awarded at exercise prices ranging from $0.79 to $1.05 per share. The shares of Common Stock underlying the options are restricted from further sale, transfer or disposition unless registered or an exemption is available from the registration requirements of the Securities Act. See "Executive Compensation-Stock Option Plans."



        The foregoing sales of securities and were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in
Section 4(2) thereof as transactions by an issuer not involving any public offering and/or Section 4(6) thereof as sales to accredited investors not exceeding, on an aggregate basis per issuance of such securities, $5,000,000. The Company has reason to believe that all the foregoing purchasers were familiar with or have access to information concerning the operations and financial condition of the Company.

Item 27. Exhibits.

        The following table lists all exhibits to the Registration Statement as amended hereby. Substantially all such exhibits are incorporated herein by reference to registration statements, reports, and amendments thereof previously filed by the Registrant, as more fully set forth below. Documents filed herewith, if any, are marked with an asterisk (*). Documents incorporated by reference are marked with two asterisks (**). Documents previously filed in connection with this Registration Statement, if any, are marked with three asterisks (***).

Exhibit
  No.       Description
-------     -----------


  2.1** Order confirming Debtor's Third Amended and Restated Plan of Reorganization with the Third Amended and Restated Plan of Reorganization attached thereto (filed as Exhibit 2 to Form 8-K, Current Report of the Company, dated October 1, 1993 and incorporated herein by reference).



  2.2** Agreement and Plan of Merger, dated July 23, 1996, by and between ABA and the Company (filed as Exhibit 2.1 to Form 8-K, Current Report of the Company, dated September 3, 1996 and incorporated herein by reference).

  2.3** Asset Purchase Agreement, dated as of July 2, 1996, by and among the Company, NIK Public Safety, Ivers-Lee and LFC No. 46 Corp. (filed as
            Exhibit 2.1 to Form 8-K, Current Report of the Company, dated July 30, 1996 and incorporated herein by reference).

  2.4** Asset Purchase Agreement, dated as of August 23, 1996 by and among the Company, DTC, Robert Oliver, Sandra Oliver and DTCoA (filed as
            Exhibit 2.1 to Form 8-K, Current Report of the Company, dated October 9, 1996 and incorporated herein by reference).

  3.1** Certificate of Incorporation of the Company (filed as Exhibit 3.3 to Form 8-K, Current Report of the Company, dated September 3, 1996 and incorporated herein by reference).

  3.2** Certificate of Merger of ABA and the Company (filed as Exhibit 3.2 to Form 8-K, Current Report of the Company, dated September 3, 1996 and incorporated herein by reference).

  3.3** Bylaws of the Company; (filed as Exhibit 3.3 to Form 8-K, Current Report of the Company, dated September 3, 1996 and incorporated herein by reference).

  5.1*      Opinion of Kane Kessler, P.C., including consent.

 10.1***    Letter Agreement, dated July 12, 1996, by and among Ivers-Lee and
            UBS.

 10.2*** Irrevocable Power of Attorney, dated July 12, 1996, granted by Ivers-Lee in favor of Jonathan M. Spiller.

 10.3** Letter Agreement, dated August 16, 1996, by and among the Company, Key Bank, DTCoA, Robert Oliver and Sandra Oliver (filed as Exhibit
            10.6 to Form 8-K, Current Report of the Company, dated October 9, 1996 and incorporated herein by reference).

 10.4** Letter Agreement, dated September 30, 1996, by and among Key Bank and UBS (filed as Exhibit 10.2 to Form 8-K, Current Report of the Company, dated October 9, 1996 and incorporated herein by reference).

 10.5** Irrevocable Power of Attorney, dated September 30, 1996, granted by Key Bank in favor of Jonathan M. Spiller (filed as Exhibit 10.3 to Form 8-K, Current Report of the Company, dated October 9, 1996 and incorporated herein by reference).


 10.6** Escrow Agreement, dated September 30, 1996, by and among the Company, DTC, Robert Oliver, Sandra Oliver, DTCoA and UBS (filed as
            Exhibit 10.4 to Form 8-K, Current Report of the Company, dated October 9, 1996 and incorporated herein by reference).

 10.7** Guaranty Agreement, dated August 26, 1996, by Robert Oliver and Sandra Oliver to the Company (filed as Exhibit 10.5 to Form 8-K, Current Report of the Company, dated October 9, 1996 and incorporated herein by reference).

 10.8** Lock-Up Agreement, dated August 23, 1996, by DTCoA to the Company (filed as Exhibit 10.6 to Form 8-K, Current Report of the Company, dated October 9, 1996 and incorporated herein by reference).

 10.9** Authorized Distributor Agreement, dated September 30, 1996, by and among DTC, XM Corporation, a Wyoming corporation, and Robert Oliver (filed as Exhibit 10.7 to Form 8-K, Current Report of the Company, dated October 9, 1996 and incorporated herein by reference).

 11.1***    Statement regarding computation of per share earnings.

 20.1** 1996 Definitive Proxy Statement with respect to the Company's 1996 Annual Meeting of Stockholders, held July 16, 1996, (as filed with the SEC on July 1, 1996 and incorporated herein by reference).

 21.1*      Subsidiaries of the Company.

 23.1*      Consent of Kane Kessler, P.C. (included in Exhibit 5.1).

 23.2*      Consent of Deloitte & Touche LLP.

 23.3*      Consent of Macy, Mason & Schwartzkopf

 24.1***    Power of Attorney.

 27.1***    Financial Data Schedule.

            *    Filed herewith.
            **   Incorporated herein by reference.
            ***  Previously filed.

Item 28. Undertakings

      The Company hereby undertakes as follows:

      1. The Company shall file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

      (a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (b) Reflect in the prospectus any facts or events which individually or together, represent fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

      (c) Include any additional or changed material information on the plan of distribution.

      2. The Company shall, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      3. The Company shall file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yulee, State of Florida on the 31st day of October, 1996.


                                        ARMOR HOLDINGS, INC.


                                        By:/s/ Jonathan M. Spiller
                                           -----------------------
                                           Jonathan M. Spiller
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                        Date
---------                        -----                        ----



             *                   Chairman of the Board        October 31, 1996
---------------------------      of Directors
Warren B. Kanders





/s/ Jonathan M. Spiller          President, Chief             October 31, 1996
---------------------------      Executive Officer
Jonathan M. Spiller              and Director  (Principal
                                 Executive Officer)





             *                   Vice President, Finance and  October 31, 1996
---------------------------

Carol T. Burke                   Secretary
                                 (Principal Accounting
                                 Officer)




             *                   Director                     October 31, 1996
---------------------------
Burtt R. Ehrlich





             *                   Director                     October 31, 1996
---------------------------
Nicolas Sokolow





             *                   Director                     October 31, 1996
---------------------------
Thomas W. Strauss





             *                   Director                     October 31, 1996
---------------------------
Richard Bartlett




* By:/s/ Jonathan M. Spiller                                  October 31, 1996
     ----------------------------
      Jonathan M. Spiller
      As attorney-in-fact for
      each of the persons
      indicated

                                  EXHIBIT INDEX

      The following Exhibits are filed herewith:


          Exhibit No.      Description                               Page
          -----------      -----------                               ----

           5.1 Opinion of Kane Kessler, P.C., including consent.

          21.1             Subsidiaries of the Company.

          23.1             Consent of Kane Kessler, P.C. (included in
                           Exhibit 5.1).

          23.2             Consent of Deloitte & Touche LLP.



          23.3             Consent of Macy, Mason & Schwartzkopf